Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

Archrock, Inc.,
a Delaware corporation,

AROC NGCSE Merger Sub LLC,
a Delaware limited liability company,

Archrock NGCSE Merger Sub, Inc.,
a Delaware corporation,

NGCSE, Inc.,
a Michigan corporation

and

Wolverine Securityholders’ Representative, LLC,
as the Securityholders’ Representative

Dated as of March 10, 2025

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

TABLE OF CONTENTS

1. Description of Transaction		2

1.1	Merger of Merger Sub into the Company	2
1.2	Effect of the Integrated Mergers	2
1.3	Closing; Effective Time	2
1.4	Articles of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Shares	3
1.6	Equitable Adjustments	4
1.7	Pre-Closing Statement; Payment Spreadsheet	4
1.8	Closing Payments	5
1.9	Post-Closing Merger Consideration Adjustment	6
1.10	Exchange of Certificates; Letters of Transmittal	8
1.11	Intended Tax Treatment	10
1.12	Post-Closing Merger	10

2. Representations and Warranties of the Company		11

2.1	Organization and Good Standing	11
2.2	Authority Relative to this Agreement	11
2.3	Capitalization; Subsidiaries	12
2.4	Non-contravention	12
2.5	Financial Statements	13
2.6	Undisclosed Liabilities	14
2.7	Absence of Certain Changes	14
2.8	Litigation; Compliance with Laws; Permits	16
2.9	Tax Matters	17
2.10	Tangible Properties and Assets	19
2.11	Intellectual Property	19
2.12	Contracts	21
2.13	Labor and Employment Matters	23
2.14	Employee Benefit Plan Matters	23
2.15	Environmental Matters	23
2.16	Insurance	24
2.17	Certain Business Relationships	24
2.18	Books and Records	25
2.19	Anti-Bribery and Anti-Corruption	25
2.20	Export Control; Sanctions	25
2.21	Material Suppliers	25
2.22	Material Customers	26
2.23	Bank Accounts	26
2.24	Brokers’ Fees	26
2.25	Product and Service Warranties and Liabilities	26
2.26	Disclaimer of Other Representations and Warranties	27
2.27	No Reliance	27

3. Representations and Warranties of Parent, LLC Sub and Merger Sub		27

3.1	Organization and Good Standing	27
3.2	Authority Relative to this Agreement	28

i

3.3	Non-Contravention	28
3.4	Capitalization; Merger Sub	28
3.5	Financing	29
3.6	No Stockholder Approval	29
3.7	CFIUS Matters	29
3.8	Brokers’ Fees	29
3.9	SEC Documents; Financial Statements; No Undisclosed Liabilities	30
3.10	Internal Controls; NYSE Listing Matters	30
3.11	Form S-3	31
3.12	No Stockholder Approval	32
3.13	Investment Intent; Due Diligence Review	32
3.14	Disclaimer of Other Representations and Warranties	32
3.15	No Reliance	32

4. Certain Covenants and Agreements		33

4.1	Conduct of the Business; Conduct of Parent, LLC Sub and Merger Sub	33
4.2	Access	34
4.3	Contact with Customer, Suppliers and Other Business Relations	35
4.4	Shareholder Written Consent	35
4.5	Appropriate Action; Consents; Filings	36
4.6	Confidentiality; Public Announcements	37
4.7	[Reserved]	37
4.8	Tax Matters	37
4.9	Directors and Officers Insurance and Indemnification; Tail Policies	39
4.10	Release	40
4.11	R&W Insurance	41
4.12	Merger Sub Stockholder Consent	41
4.13	Delivery of Financial Statements	41
4.14	Termination of Related Party Contracts	41
4.15	[Reserved]	41
4.16	[Reserved]	41
4.17	Certain NYSE Matters	41
4.18	Legends	41
4.19	Form S-3	42

5. Conditions to Obligations to Close		42

5.1	Conditions to the Obligations of Each Party under this Agreement	42
5.2	Additional Conditions to the Obligations of Parent, LLC Sub and Merger Sub	42
5.3	Additional Conditions to Obligation of the Company	44

6. Termination		45

6.1	Termination of Agreement	45
6.2	Effect of Termination; Termination Fees	47

7. Limited Indemnification		49

7.1	Indemnification	49
7.2	Indemnity Actions	49

7.3	Limitation on Actions	51
7.4	Indemnity Escrow	52
7.5	Effect of Knowledge or Waiver of Condition	53
7.6	No Contribution	53
7.7	Rights under Other Transaction Documents	53
7.8	Tax Consequences of Payments	54

8. Miscellaneous Provisions		54

8.1	Fees and Expenses	54
8.2	Remedies	54
8.3	No Third-Party Beneficiaries	55
8.4	Entire Agreement	55
8.5	Succession and Assignment	55
8.6	Counterparts; Electronic Delivery	55
8.7	Headings	55
8.8	Notices	55
8.9	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	57
8.10	Amendments and Waivers	57
8.11	Severability	58
8.12	Disclosure Schedule	58
8.13	Consent to Representation	58
8.14	Interpretation	60
8.15	Further Assurances	60
8.16	Securityholders’ Representative	60
8.17	No Survival of Representations, Warranties and Covenants	62

Exhibits and Schedules

Exhibit A	Certain Definitions
Exhibit B-1	Form of MBCA Certificate of Merger
Exhibit B-2	Form of DGCL Certificate of Merger
Exhibit C	Form of Support Agreement
Exhibit D	Letter of Transmittal
Exhibit E	Payment Spreadsheet
Exhibit F	Form of Registration Rights and Lock-Up Agreement
Exhibit G	Sample Closing Statement
Exhibit H	Shareholder Written Consent
Exhibit I	Form of Escrow Agreement
Exhibit J	Form of LLC Sub Merger Agreement

Schedule A	Accounting Principles

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 10, 2025, by and among Archrock, Inc., a Delaware corporation (“Parent”), AROC NGCSE Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent (“LLC Sub”), Archrock NGCSE Merger Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Sub”), NGCSE, Inc., a Michigan corporation (the “Company”) and Wolverine Securityholders’ Representative, LLC, a Michigan limited liability company, in its capacity as the initial securityholders’ representative (the “Securityholders’ Representative”). Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Exhibit A.

Recitals

A.	As of the date of this Agreement, NGCSE Holdings, LLC, a Michigan limited liability company (“Company Shareholder”), owns 100% of the outstanding Company Common Stock.

B.	Parent, LLC Sub, Merger Sub and the Company desire to effect the merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Michigan Business Corporation Act (the “MBCA”) and the Delaware General Corporate Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a direct wholly owned subsidiary of LLC Sub.

C.	Immediately after the effective time of the Merger, Parent, LLC Sub and the Company desire to effect the merger of the Company with and into LLC Sub (the “Second Merger”) in accordance with this Agreement, pursuant to a merger agreement substantially in the form attached hereto as Exhibit J (the “LLC Sub Merger Agreement”), the MBCA and the DGCL. Upon consummation of the Second Merger, the Company will cease to exist, and LLC Sub will continue as the surviving entity in the Second Merger as a direct wholly owned subsidiary of Parent.

D.	For U.S. federal income tax purposes, it is intended that (i) the Merger and the Second Merger (together, the “Integrated Mergers”), taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and (ii) this Agreement and the LLC Sub Merger Agreement, taken together, constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a). Each of the board of directors of Parent, the board of directors of Merger Sub and the board of managers of LLC Sub has (i) determined that it is in the best interests of each such entity and its respective equityholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

E.	The board of directors of the Company has (i) determined that it is fair to and in the best interests of the Company and the Company Shareholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Company Shareholder adopt this Agreement and approve the Integrated Mergers.

F.	To induce Parent, LLC Sub and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company Shareholder is entering into a Support Agreement in favor of Parent, substantially in the form of Exhibit C (collectively, the “Support Agreement”). Pursuant to the Support Agreement, the Company Shareholder has agreed, among other things, to execute and deliver a written consent adopting and approving this Agreement and the Transactions, including the Integrated Mergers.

G.	Immediately following the execution and delivery of this Agreement, the Company Shareholder will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, the Shareholder Written Consent constituting the Requisite Shareholder Approval.

H.	Concurrently with the execution of this Agreement, Natural Gas Compression Systems, Inc. (“NGCSI”), Parent and one or more Affiliates of Parent are entering into an agreement and plan of merger (the “NGCSI Merger Agreement”), pursuant to which a newly formed indirect subsidiary of Parent will merge with and into NGCSI, with NGCSI surviving such merger as a wholly owned indirect subsidiary of Parent.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	Description of Transaction

1.1            Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the MBCA and the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2            Effect of the Integrated Mergers. The Integrated Mergers will have the effects set forth in this Agreement and in the applicable provisions of the MBCA and the DGCL. No dissenters’ or appraisal rights will be available with respect to the Transactions, including any remedy under Sections 762 et seq. of the MBCA.

1.3            Closing; Effective Time.

(a)            The consummation of the Transactions (the “Closing”) will take place by means of a virtual closing through electronic exchange of signatures and other deliverables at 9:00 a.m. (Central time) on a Business Day designated by Parent, which will be no later than the third (3rd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time, date and place as Parent and the Company may mutually agree in writing; provided, that notwithstanding the foregoing, in no event shall the Closing occur prior to May 1, 2025. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)            Contemporaneously with or as promptly as practicable after the Closing, the Company and Merger Sub shall cause (i) a certificate of merger substantially in the form attached hereto as Exhibit B-1 to be filed with the Department of Licensing and Regulatory Affairs of the State of Michigan (“LARA”) (the “MBCA Certificate of Merger”) and (ii) a certificate of merger substantially in the form attached hereto as Exhibit B-2 to be filed with the Secretary of State of the State of Delaware (the “DGCL Certificate of Merger”, and together with the MBCA Certificate of Merger, the “Certificates of Mergers”), in each case, in accordance with the applicable provisions of the MBCA and the DGCL, as applicable, and shall make other filings required under the MBCA and the DGCL, as applicable. The Merger will become effective as of the later of: (A) the time that the MBCA Certificate of Merger is filed and accepted by LARA, (B) the time that the DGCL Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware and (C) such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificates of Merger (the effective time of the Merger is referred to as the “Effective Time”).

1.4            Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time, and without any further action on the part of the Company and Merger Sub:

(a)            the articles of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time in a form acceptable to Parent;

(b)            the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub will be changed to the name of the Surviving Corporation; and

(c)            the directors and officers of the Surviving Corporation immediately after the Effective Time will be those Persons designated by Parent in its sole discretion.

1.5            Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Shareholder:

(i)            each issued and outstanding share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any Subsidiary of the Company, in each case, immediately prior to the Effective Time (each, a “Disregarded Share”), if any, will be automatically canceled without payment of any consideration with respect thereto and will cease to exist;

(ii)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Disregarded Shares, will be converted automatically into the right to receive, in accordance with the terms of this Agreement, (A) the Per Share Cash Consideration, subject to Section 1.5(c) with respect to the right to receive cash in lieu of fractional shares of Parent Common Stock, if any, into which such share of Company Common Stock have been converted pursuant to this Section 1.5(a)(ii) (the “Fractional Share Consideration”), and (B) the Per Share Stock Consideration; and

(iii)          each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding share of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)            No interest will be paid or accrued, and Company Shareholder will not be entitled to receive, any interest upon surrender of any Company Common Stock.

(c)            No fractional shares of Parent Common Stock or certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the conversion of Company Common Stock pursuant to Section 1.5(a)(ii) and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, if Company Shareholder would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by Company Shareholder), it will in lieu thereof, upon delivery of a properly completed Letter of Transmittal, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to (x) such fractional amount, multiplied by (y) the Parent Share Value.

1.6            Equitable Adjustments. If, at any time on or after the date hereof and prior to the Closing, (x) Parent effects (or a record date occurs with respect thereto) (A) any dividend or distribution on the Parent Common Stock in form other than cash, (B) subdivision (by split, recapitalization or otherwise) of Parent Common Stock, (C) combination or reclassification of Parent Common Stock into a different number of shares of Parent Common Stock or (D) issuance of any securities by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination) or (y) any merger, consolidation, combination, reorganization or other transaction is consummated pursuant to which Parent Common Stock is converted to, or otherwise entitled to receive, cash, securities and/or other property or assets, then the number of shares of Parent Common Stock to be issued to the Company Shareholder pursuant to this Agreement will be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(A), (x)(D) and (y) to provide for the receipt by the Company Shareholder, in lieu of or in addition to (as the case may be) any shares of Parent Common Stock constituting the Per Share Stock Consideration, the same number or amount of cash, securities and/or other property or assets as would have been received if each share of Parent Common Stock constituting the Per Share Stock Consideration under this Agreement had been outstanding at the time of such transaction described in clauses (x)(A), (x)(D) and (y) hereof. An adjustment made pursuant to the foregoing sentence will become effective immediately after the record date in the case of a dividend and will become effective immediately after the effective date in the case of a subdivision, split, combination, reorganization, reclassification or other transaction.

1.7            Pre-Closing Statement; Payment Spreadsheet.

(a)            At least four (4) Business Days prior to the Closing Date and in no event earlier than ten (10) Business Days prior to the Closing Date, the Company will deliver to Parent:

(i)            a written statement (the “Pre-Closing Statement”) in a manner consistent with the Sample Closing Statement setting forth in reasonable detail and with reasonable supporting documentation the Company’s good faith estimates of: (i) the Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”) and the Estimated Closing Date Net Working Capital Adjustment; (ii) the Closing Date Cash (“Estimated Closing Date Cash”); (iii) the Closing Date Company Debt (“Estimated Closing Date Company Debt”), including an estimate of the Funded Indebtedness included in Estimated Closing Date Company Debt; (iv) the Closing Date Company Transaction Expenses (“Estimated Closing Date Company Transaction Expenses”); (v) the Closing Date Unfunded CapEx (“Estimated Closing Date Unfunded CapEx”); and (vi) the resulting Estimated Total Merger Cash Consideration and the Estimated Total Merger Consideration derived from the foregoing. If Parent objects to the Pre-Closing Statement or any of the calculations thereof, Parent may during the period after receipt of the Pre-Closing Statement and, no later than one (1) Business Day prior to the Closing Date, deliver to the Company a written notice containing the changes that Parent proposes to be made to the Pre-Closing Statement, together with a reasonably detailed explanation of such changes, and upon receipt of such written notice from Parent, Parent and the Company will attempt to resolve their differences (during which the Company will consider in good faith any changes that Parent may have in respect of the items and calculations contained in the Pre-Closing Statement) and may agree upon an updated Pre-Closing Statement; provided, that the Company shall revise the Pre-Closing Statement to correct any manifest error identified by Parent to the extent the Company, acting in good faith, agrees with such error; provided, further, that, if Parent and the Company are unable to reach such agreement, the Company’s calculations as reflected on its Pre-Closing Statement originally delivered to Parent pursuant to the first sentence of this clause (i) of Section 1.7(a) will control for purposes of determining the payments to be made upon the Closing, but not, for the avoidance of doubt, any other purpose of this Agreement; and

(ii)            a spreadsheet setting forth the information set forth on Exhibit E (the “Payment Spreadsheet”), together with payoff letters and other documentation in support of the calculation of the amounts set forth on the Payment Spreadsheet.

(b)            Between the period starting from when the Company delivers the Pre-Closing Statement to Parent until the Closing, the Company will provide to Parent during normal business hours, and in such a manner as not to unreasonably interfere with the normal business operations of the Company, reasonable access to (i) all documents and information used in preparing the Pre-Closing Statement, and all other documents and information reasonably requested by Parent to verify or recalculate the items set forth on the Pre-Closing Statement, and (ii) the Company’s officers, employees, agents and other personnel (including outside accountants and other advisors but subject to the execution of customary work paper access letters if requested), in each case, who is responsible for and knowledgeable about the information used in the preparation of the Pre-Closing Statement, as is reasonably requested by Parent to assist Parent in its review of the Pre-Closing Statement and the determinations to be contained therein.

1.8            Closing Payments. At the Closing, Parent will:

(a)            pay or cause to be paid the Funded Indebtedness to the applicable recipients and designated accounts set forth on the Payment Spreadsheet;

(b)            deposit or cause to be deposited with the Securityholders’ Representative an aggregate amount of (i) the Estimated Total Merger Cash Consideration, (ii) the Fractional Share Consideration together with any dividends or distributions with respect thereto pursuant to Section 1.10(j) and (iii) the Estimated Total Merger Stock Consideration. The sum of the foregoing (i), (ii) and (iii) shall equal to the Estimated Total Merger Consideration;

(c)            deposit or cause to be deposited into segregated accounts with the applicable Escrow Agent (i) an amount equal to the Indemnity Escrow Amount (the account into which the Indemnity Escrow Amount is deposited, the “Indemnity Escrow Account”) and (ii) an amount equal to the Expense Fund, each account to be administered and distributed in accordance with the terms of the applicable Escrow Agreement and this Agreement (for avoidance of doubt, the Expense Fund is for the sole benefit of the Company Shareholder in accordance with Section 8.16, and neither Parent, the Surviving Corporation nor any of their respective Affiliates will have or assert any interest in or rights to the Expense Fund). Each of Parent and the Securityholders’ Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the funds from Indemnity Escrow Account, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement; and

(d)            pay or cause to be paid the Estimated Closing Date Company Transaction Expenses to the applicable recipients and designated accounts set forth on the Payment Spreadsheet.

1.9            Post-Closing Merger Consideration Adjustment.

(a)            Preliminary Closing Statement. Within 120 days following the Closing Date, Parent will deliver or cause to be delivered to the Securityholders’ Representative a written statement in a manner consistent with the Sample Closing Statement (the “Preliminary Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of: (i) the Closing Date Net Working Capital and the resulting Closing Date Net Working Capital Adjustment; (ii) the Closing Date Cash; (iii) the Closing Date Company Debt; (iv) the Closing Date Company Transaction Expenses; (v) the Closing Date Unfunded CapEx; (vi) the resulting proposed Total Merger Cash Consideration and Per Share Cash Consideration derived from the foregoing clauses (i) through (v); and (vii) the Total Merger Consideration. The Preliminary Closing Statement will not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions, including the Merger, or arising from any act, decision or event occurring after the Closing. The parties agree that in determining the components of Closing Date Net Working Capital, the parties will not permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those used in the calculation of the Target Amount without the written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). The Securityholders’ Representative will have the opportunity to review the Preliminary Closing Statement until 11:59 p.m. on the date that is 45 days following the Securityholders’ Representative’s receipt thereof (the “Review Period”). During the Review Period, upon the Securityholders’ Representative’s reasonable request, Parent will provide, during normal business hours and in such a manner as not to unreasonably interfere with the normal business operations of Parent, reasonable access to the Securityholders’ Representative and its representatives to (i) all documents and information used in preparing the Preliminary Closing Statement, and all other documents and information reasonably requested by the Securityholders’ Representative to verify or recalculate the items set forth on the Preliminary Closing Statement, and (ii) members of its accounting and financial staff and outside accountants (subject to the execution of customary work paper access letters if requested) who worked on the Preliminary Closing Statement. Any information shared with the Securityholders’ Representative will be subject to the provisions of the Confidentiality Agreement, and neither Parent nor the Company shall have any obligation to provide information or access to information, materials or persons if doing so could reasonably be expected to (x) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (y) violate any Law or the terms of any applicable contract to which the Company or any of its Affiliates is party. The Preliminary Closing Statement will become final, conclusive and binding on the parties unless, prior to the end of the Review Period, the Securityholders’ Representative notifies Parent in writing of any objections thereto (an “Objection Notice”), identifying in reasonable detail the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the basic facts underlying such objections; provided, that any such objections will only be made on the basis that the amounts set forth in the Preliminary Closing Statement resulted from manifest, mathematical or clerical error or were not determined in accordance with the definitions of Closing Date Cash, Closing Date Company Debt, Closing Date Net Working Capital, Closing Date Unfunded CapEx and Closing Date Company Transaction Expenses set forth in this Agreement. If the Securityholders’ Representative timely delivers an Objection Notice to Parent, Parent and the Securityholders’ Representative will negotiate in good faith for a period of thirty (30) days (or such longer period as they may agree) in an effort to resolve such objections. If Parent and the Securityholders’ Representative resolve some or all of such objections within that time period, they will document their resolution in writing, and such resolution will be final, conclusive and binding on the parties solely with respect to the resolved matters. If Parent and the Securityholders’ Representative are unable to resolve all objections within the allowed time period, either Parent or the Securityholders’ Representative may refer the matters still in dispute for resolution as provided in Section 1.9(b).

(b)           Disputes. Any unresolved dispute concerning the Preliminary Closing Statement under Section 1.9(a) will be referred for resolution to BDO USA, P.C (“BDO”), who may be retained by Parent or the Securityholders’ Representative. If the parties are unable to engage BDO for any reason, then Parent and the Securityholders’ Representative will each designate a nationally or regionally recognized independent accounting firm with whom it and its Affiliates have no current professional relationship, and the accounting firm to resolve the dispute will be chosen by lot (BDO or any other chosen accounting firm is referred to in this Agreement as the “Accounting Firm”). Parent and the Securityholders’ Representative will promptly execute any agreement reasonably required by the Accounting Firm for its engagement hereunder. Within ten (10) days following the agreement of the Accounting Firm to serve hereunder, each of Parent and the Securityholders’ Representative shall deliver to the other party and the Accounting Firm (i) the Pre-Closing Statement, the Preliminary Closing Statement, the Objection Notice and such work papers, invoices and other reports and information relating to the unresolved objections as the Accounting Firm may request and (ii) Parent’s or the Securityholders’ Representative’s, as applicable, proposed resolution of each objection and any materials it wishes to present to justify the resolution it so presents (the foregoing items (i) and (ii) together forming Parent’s or Securityholders’ Representative’s, as applicable, “Submission”). The Accounting Firm will act as an expert and not an arbitrator and will resolve only the disputed items that have been referred to it pursuant to this Section 1.9(b) and only in accordance with the procedures and terms set forth in this Agreement, without regard to principles of equity. The Accounting Firm shall agree that prior to its engagement, Parent and the Securityholders’ Representative may have exchanged certain proposals relating to the Objection Notices that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or dispute resolution process, including with respect to the Accounting Firm’s engagement in such dispute. The Accounting Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the Objection Notices, and Federal Rules of Evidence Rule 408 shall apply to any subsequent dispute arising from this Section 1.9(b). The Accounting Firm will have no authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The Accounting Firm must resolve each disputed item within the range of differences between Parent’s and the Securityholders’ Representative’s positions. The Accounting Firm shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Accounting Firm. No party or any Affiliate or representative of a party will meet or discuss any substantive matters with the Accounting Firm without Parent and the Securityholders’ Representative and their respective representatives present or having the opportunity following at least three (3) Business Days’ prior written notice to be present, either in person or by telephone. The Accounting Firm may also require a party to answer questions that it deems relevant to the resolution of the dispute. All materials and information (including answers to questions) submitted to the Accounting Firm must be concurrently delivered to each other party. All disputes with respect to the application of Accounting Principles or the mathematical calculation of components of the Preliminary Closing Statement will be resolved exclusively by the Accounting Firm. Parent and the Securityholders’ Representative shall use their respective commercially reasonable efforts to cause the Accounting Firm to make a determination with respect to matters referred to it pursuant to this Section 1.9(b) as soon as practicable and shall direct the Accounting Firm to deliver a written report containing its final determination of the disputed items submitted to it hereunder in any event within thirty (30) days after receipt of the Submissions, which determination, absent fraud or manifest error, will be final, conclusive and binding upon the parties hereto. The Accounting Firm may not award interest, damages or penalties. Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, Closing Date Cash, Closing Date Company Debt, Closing Date Company Transaction Expenses, Closing Date Unfunded CapEx and the resulting Total Merger Consideration and the Per Share Stock Consideration derived therefrom will be used in calculating the Underpayment Amount or Overpayment Amount pursuant to Section 1.9(c). The Accounting Firm will determine the allocation of its fees and expenses between Parent and the Securityholders’ Representative based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. For example, if the total amount of the disputed items as originally submitted to the Accounting Firm equal $1,000 and the Accounting Firm awards $600 in favor of Securityholders’ Representative’s position, 60% of the fees and expenses of the Accounting Firm would be borne by Parent and 40% of the fees and expenses of the Accounting Firm would be borne by the Securityholders’ Representative.

(c)            Purchase Price Adjustment Payments.

(i)             If the Total Merger Cash Consideration is greater than the Estimated Total Merger Cash Consideration (such excess amount, the “Underpayment Amount”), then within three (3) Business Days following the determination of the Total Merger Cash Consideration pursuant to this Section 1.9, Parent will pay or cause to be paid the Underpayment Amount by wire transfer of immediately available funds to the account designated by the Securityholders’ Representative for further distribution to the Company Shareholder in accordance with the Payment Spreadsheet, subject to applicable withholding Tax and deductions.

(ii)            If the Total Merger Cash Consideration is less than the Estimated Total Merger Cash Consideration (such shortfall amount, the “Overpayment Amount”), then within three (3) Business Days following the determination of the Total Merger Cash Consideration pursuant to this Section 1.9, the Securityholders’ Representative will pay or cause to be paid the Overpayment Amount by wire transfer of immediately available funds to the account designated by the Parent subject to a cap not to exceed $500,000.

(iii)           Any payment made pursuant to this Section 1.9 will be treated as an adjustment to the Merger Consideration for all Tax purposes, unless otherwise required by applicable Tax Law.

(d)            No Double Counting. For the avoidance of doubt, and notwithstanding anything else contained in this Agreement to the contrary, no items included in the calculation of Closing Date Cash, Closing Date Net Working Capital, Closing Date Company Debt, Closing Date Unfunded CapEx or Closing Date Company Transaction Expenses (or any components thereof) may be double counted.

1.10          Exchange of Certificates; Letters of Transmittal.

(a)            Payments; Closing Date Deposits. Parent will, at the Closing, deposit or cause to be deposited with the Securityholders’ Representative (i) an amount in cash sufficient to pay the Per Share Cash Consideration payable to Company Shareholder pursuant to Section 1.5(a)(ii), as adjusted in accordance with Section 1.9, (ii) certificates or evidence of shares in book-entry form representing shares of Parent Common Stock comprising the aggregate Per Share Stock Consideration to be issued to Company Shareholder pursuant to Section 1.5(a)(ii) and (iii) cash sufficient to pay any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 1.10(j), for further distribution to each such Person.

(b)            Letter of Transmittal. Promptly following the Effective Time, Parent will instruct the Securityholders’ Representative to electronically transmit to Company Shareholder: (i) a letter of transmittal in substantially the form of Exhibit D or in such other form as may be mutually agreed between Parent and the Securityholders’ Representative (a “Letter of Transmittal”) and (ii) instructions to effect the exchange of certificates for shares of Company Common Stock (“Company Stock Certificates”) for the portion of the Merger Consideration payable with respect to such Company Common Stock. From and after the Effective Time, upon the surrender to the Securityholders’ Representative of a Company Stock Certificate (or an affidavit of lost stock certificate as described in Section 1.10(f)), together with a duly executed Letter of Transmittal, the Company Shareholder will be entitled to receive in exchange therefor cash and a number of shares of Parent Common Stock equal to the portion of the Merger Consideration that Company Shareholder has the right to receive pursuant to Section 1.5(a)(ii) (together with distributions in respect of Parent Common Stock to which Company Shareholder is entitled in accordance with Section 1.10(j)), and each Company Stock Certificate so surrendered will forthwith be cancelled. From and after the Effective Time and until surrendered as contemplated by this Section 1.10(b): (1) each Company Stock Certificate that prior to the Effective Time represented shares of Company Common Stock will be deemed to represent only the right to receive the portion of the Merger Consideration payable with respect to such shares; and (2) Company Shareholder will cease to have any rights with respect to the shares of Company Common Stock formerly represented thereby. No interest will accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.

(c)            [Reserved].

(d)            Payments to Others. If payment of Merger Consideration in respect of any shares of Company Common Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it will be a condition to such payment that: (i) the Company Stock Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer; and (ii) the Person requesting such payment has paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or has established to the satisfaction of Parent that such Tax is not payable.

(e)            Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and no transfer of shares of Company Common Stock will thereafter be made. From and after the Effective Time, Company Shareholder shall cease to have any rights as a shareholder of the Company.

(f)            Lost Certificates. In the event any Company Stock Certificate representing shares of Company Common Stock has been lost, stolen or destroyed, Parent will cause the Securityholders’ Representative to deliver and/or pay, in exchange for such lost, stolen or destroyed certificate(s), the portion of the Merger Consideration payable with respect to the shares of Company Common Stock represented thereby; provided that, as a condition thereto, Parent or the Securityholders’ Representative may require the execution and delivery of an affidavit containing an indemnity from Company Shareholder against any claim that may be made with respect to such lost Company Stock Certificate, but no other security therefor.

(g)            Undistributed Funds. Any portion of the Merger Consideration that remains undistributed to Company Shareholder as of the date that is twelve (12) months after the Closing Date will be delivered to Parent upon demand, and Company Shareholder (to the extent it has not theretofore complied with the provisions of this Section 1.10) will thereafter look only to Parent for satisfaction of its claims for the Merger Consideration and other amounts payable with respect to the shares of Company Common Stock previously represented by such Company Stock Certificates, without interest.

(h)            Escheat. None of Parent, the Surviving Corporation, LLC Sub nor any other Person will be liable to any Company Shareholder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Law. Any Merger Consideration or other amounts remaining unclaimed by Company Shareholder three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) will, to the extent permitted by applicable Law, become the property of Parent free and clear of any Lien.

(i)            Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of the Parent, the Surviving Corporation, LLC Sub and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such Tax amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding the foregoing, Parent will notify the applicable payee(s) of the Parent’s, Surviving Corporation’s, LLC Sub’s or their respective Affiliates’ intention to make such deduction or withholding as soon as practicable (and, in any event, will use commercially reasonable efforts to provide such notification not less than three (3) Business Days before any such deduction of withholding is to be made) and will cooperate in good faith with the applicable payee(s) to mitigate or eliminate any such deduction or withholding.

(j)            Distributions with respect to Unexchanged Securities. No dividends or other distributions with respect to shares of Parent Common Stock issuable with respect to shares of Company Common Stock pursuant to this Agreement will be paid to Company Shareholder, and no cash payment in respect of fractional shares will be paid to any such holder, in each case, until such Company Shareholder has delivered a Letter of Transmittal in compliance with the provisions of Section 1.10(b). Upon Company Shareholder’s compliance with the provisions of Section 1.10(b), the Securityholders’ Representative will deliver and/or pay to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, at the time of delivery of such Company Shareholder’s Letter of Transmittal, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the Closing Date and a payment date on or prior to the date of such delivery and not previously paid.

(k)            Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Securityholders’ Representative to be reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, the Securityholders’ Representative and the directors and officers of the Surviving Corporation and Parent will be fully authorized (in the name of the Company or otherwise) to take such action.

1.11          Intended Tax Treatment. The parties intend that for U.S. Federal and applicable state income Tax purposes (i) the Integrated Mergers, taken together, shall be treated for U.S. federal and applicable state income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and as described in Revenue Ruling 2001-46, 2001-42 I.R.B. 321, and (ii) the closing payments described in Sections 1.8(a) and 1.8(d) to Persons other than the Company Shareholder shall not be treated as deemed payments to the Company Shareholder (the “Intended Tax Treatment”). Absent a final determination to the contrary within the meaning of Section 1313(a) of the Code or any analogous provision of state or local Law, the parties will report consistently with the Intended Tax Treatment for applicable Tax purposes, provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment. This Agreement and the LLC Sub Merger Agreement, taken together, are hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

1.12          Post-Closing Merger. Immediately following the Effective Time, the Second Merger shall be consummated, with LLC Sub continuing as the surviving entity in such merger as a wholly owned subsidiary of Parent, pursuant to the LLC Sub Merger Agreement. At the time of and immediately after the Second Merger, Parent shall own all of the membership interests and other equity, if any, in LLC Sub and shall be the sole member of LLC Sub, and LLC Sub shall be treated as an entity disregarded as separate from Parent for U.S. federal income Tax purposes.

2.	Representations and Warranties of the Company

Except as expressly set forth in the Disclosure Schedule (as interpreted in accordance with Section 8.12), the Company represents and warrants to Parent, LLC Sub and Merger Sub as of the date of this Agreement and the Closing Date as follows (except for the representations and warranties that refer to a specific date, which are made as of such date):

2.1            Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The copies of the Organizational Documents previously made available by the Company to Parent are true, correct and complete. The Company has all requisite corporate power and authority to own, lease and license its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties or assets owned, leased or licensed by it or the nature of its business makes such qualification or license necessary (and each such jurisdiction is set forth Section 2.1 of the Disclosure Schedule), except where the Company’s failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be material to the Company.

2.2            Authority Relative to this Agreement.

(a)            The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and, subject to receipt of the Requisite Shareholder Approval, to consummate the Merger and the other Transactions to which the Company is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and, upon receipt of the Requisite Shareholder Approval following the execution of this Agreement, the consummation of the Merger and the other Transactions to which the Company is a party have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

(b)            The board of directors of the Company (the “Company Board”), by resolutions duly and unanimously adopted and approved (and not thereafter modified or rescinded), has (i) adopted and approved (as applicable) this Agreement, the Merger and the other Transaction Documents and Transactions to which the Company is a party, and determined that this Agreement, the Merger and such other Transaction Documents and Transactions, upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of the Company and the holders of Company Common Stock and in accordance with the provisions of applicable Law and the Organizational Documents of the Company, (ii) has submitted this Agreement to Company Shareholder for the purpose of adoption and approval hereof and (iii) unanimously recommends that Company Shareholder adopt and approve this Agreement, the Merger and the other Transaction Documents and Transactions to which the Company is a party.

(c)            Except for the Requisite Shareholder Approval, no other vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to adopt or approve this Agreement, the Merger, the other Transaction Documents and Transactions to which the Company is a party. No current or former holder of Company Common Stock is entitled to appraisal, quasi-appraisal, dissenter or similar rights under the MBCA, and the Board of Directors of the Company has not adopted any resolution or taken any other action that could entitle any current or former holder of Company Common Stock to any appraisal, quasi-appraisal or similar rights following the Closing.

2.3            Capitalization; Subsidiaries.

(a)            Section 2.3 of the Disclosure Schedule sets forth a true, correct and complete list of the number of authorized, issued and outstanding shares of Company Common Stock (and any other Equity Interests or voting interests of the Company), the names of the record owners thereof, and the number, type, class and series of Equity Interests or voting interests held by each such owner. Except as set forth on Section 2.3 of the Disclosure Schedule, all of the issued and outstanding shares of Company Common Stock have been (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens (other than transfer restrictions under the Securities Act and applicable state securities Laws). Except as set forth on Section 2.3 of the Disclosure Schedule, there are no outstanding or authorized Equity Interests, voting interests, options, warrants, restricted shares, stock units, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for (or obligation the Company to effect) the issuance, allotment, disposition or acquisition of any Equity Interests. There are no commitments or agreements to provide any equity-based or equity-linked compensation that has not been granted. Except as set forth on Section 2.3 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profits interests or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any claim or rights against the Company or any other holder of Equity Interests of the Company (in their capacity as such) that remains unresolved. The Company does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock. (A) There are no voting trusts, proxies or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or by which the Company is bound and (B) there are no agreements or understandings relating to the registration, sale, voting or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Common Stock, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, governance, board observation, visitation or information or operational covenants (the items described in the foregoing clauses (A) and (B), collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements (if any) will have been terminated and of no further force or effect. The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance or allotment of any of the Company Common Stock.

(b)            The Company does not have any Subsidiaries or hold any Equity Interests in any other Person. The Company does not own, of record or beneficially, or control, directly or indirectly, any Equity Interests or other ownership, capital, voting or participation interest, or any right (contingent or otherwise) to acquire the same, in any Person. The Company has neither agreed nor is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

2.4            Non-contravention.

(a)            Assuming that all consents, approvals, authorizations and permits described on Section 2.4(a) of the Disclosure Schedule have been obtained and all filings and notifications described in Section 2.4(b) have been made, neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, nor the consummation of the Transactions (including the Merger), will: (i) result in the creation or imposition of any Lien, other than Permitted Liens, on any of the properties or assets of the Company or any Lien on the shares of Company Common Stock, (ii) conflict with, or result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or automatic loss of any benefit under, (A) any provision of the Organizational Documents of the Company or any resolution adopted by the Company Shareholder or the Company Board, (B) any Material Contract of the Company, or (C) any applicable Law.

(b)            Except for the filing of the MBCA Certificate of Merger, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents to which the Company is a party or the consummation of the Transactions to which the Company is a party (including the Merger). The execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party does not, and the consummation of the Transactions (including the Merger) by the Company will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business or to any of the properties or assets owned or used by the Company.

2.5            Financial Statements.

(a)            The Company has delivered to Parent (i) the reviewed balance sheet of the Company as of December 31, 2023, and the related statements of income and cash flows for the twelve (12)-month period then ended (the “Reviewed Financial Statements”), and (ii) the unaudited balance sheet of the Company as of December 31, 2024 (the “Company Balance Sheet,” and such date the “Company Balance Sheet Date”), and the related statement of income and cash flows for the twelve (12)-month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements collectively, the “Company Financial Statements”). The Company Financial Statements (A) are derived from and are in accordance with the books and records of the Company, (B) except as set forth on Section 2.5(a) of the Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (C) present fairly in all material respects the financial condition and results of operation of the Company as of the dates therein indicated and the results of operations and cash flows for the periods therein specified (subject, in the case of the Interim Financial Statements, to the absence of notes, other presentation items and normal year-end adjustments which are not material, individually or in the aggregate, to the Company Financial Statements), and (D) are true and correct in all material respects. Upon delivery to Parent following the date of this Agreement in accordance with Section 4.14, the Monthly Financial Statements will (1) be derived from and in accordance with the books and records of the Company, (2) except as set forth on Section 2.5(a) of the Disclosure Schedule, be prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (3) present fairly in all material respects the financial condition and results of the operation of the Company as of the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject to the absence of notes, other presentation items and normal year-end adjustments which are not material, individually or in the aggregate, to the Company). Except as set forth on Section 2.5(a) of the Disclosure Schedule, the Accounting Principles applied consistently in the Reviewed Financial Statements were, in all material respects, consistently applied to the Interim Financial Statements for all interim periods and will be consistently applied to the Monthly Financial Statements in all material respects, subject, in each case, to the absence of notes, other presentation items and normal year-end adjustments which are not material, individually or in the aggregate, to the Company Financial Statements.

(b)            Section 2.5(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Debt outstanding as of the close of business on the Business Day immediately preceding the date of this Agreement, including, for each item of Company Debt, the operative agreements governing such Company Debt, true, correct and complete copies of which have been provided to Parent. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

(c)            The Company does not have Inventory.

(d)            Each of the currently outstanding Accounts Receivables (if any) arose from bona fide transactions in the Ordinary Course and represents the valid obligation of the account debtor (subject only to the Enforceability Exceptions) and no material contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice or permitted pursuant to the applicable Contract) has been asserted or, to the Company’s Knowledge, is threatened by any of the account debtors of such Accounts Receivables. Any reserve for bad debts shown on the Company Financial Statements or, with respect to Accounts Receivable arising after the Company Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP consistently applied. All existing Accounts Receivables, net of reserves, are fully collectible within ninety (90) days following their respective due dates. The Company has good and valid title to the Accounts Receivables free and clear of all Liens, except for Permitted Liens, and no written agreement for deduction, free services or goods, discounts or other deferred price or quantity adjustments has been made with respect to such Accounts Receivables other than in the Ordinary Course. The Company has not written off any of such Accounts Receivables as uncollectible, except for normal cash discounts accrued in the Ordinary Course.

(e)            All accounts payables of the Company (i) reflected in the Company Financial Statements arose from bona fide transactions in the Ordinary Course and (ii) arising after the Company Balance Sheet Date are the result of bona fide transactions in the Ordinary Course. Section 2.5(e) of the Disclosure Schedule sets forth an aging of all accounts payables of the Company as of January 31, 2025.

2.6            Undisclosed Liabilities. Except as set forth on Section 2.6 of the Disclosure Schedule, the Company does not have any Liabilities of any nature that would be required to be included in or reserved against on a balance sheet prepared in accordance with GAAP other than (i) Liabilities set forth in the Company Balance Sheet, (ii) Liabilities incurred since the Company Balance Sheet Date in the Ordinary Course and that do not result from any breach of Contract, warranty, infringement, tort or violation of or liability under applicable Law, (iii) Liabilities under Contracts entered into in the Ordinary Course that do not arise from any breach by the Company of any such Contracts, (iv) Liabilities under this Agreement and the other Transaction Documents or incurred in connection with the Transactions (including the Merger), or (v) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Business.

2.7            Absence of Certain Changes. Since the Company Balance Sheet Date, except as set forth on Section 2.7 of the Disclosure Schedule:

(a)            the Company has conducted the Business in the Ordinary Course;

(b)            there has not been any event, occurrence or development which has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(c)            the Company has not suffered any loss or destruction of any property or assets (whether or not covered by insurance) in excess of $2,500,000 in the aggregate;

(d)            the Company has conducted its cash management activities (including the timing of invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) in the Ordinary Course;

(e)            the Company has not sold, leased, pledged, transferred, disposed of, abandoned or assigned any of its Permits or assets that are material to the Business as currently conducted, and the Company has not mortgaged, pledged or subjected any asset to a Lien that will survive Closing (other than a Permitted Lien);

(f)             there has not been any change in or amendments to the Organizational Documents of the Company, except to the extent expressly required under Article 1 of this Agreement;

(g)            there has not been any split, subdivision, combination or reclassification of any Company Common Stock or other Equity Interests of the Company;

(h)            the Company has not issued, pledged, transferred, delivered, redeemed, sold or otherwise disposed of any of the Company Common Stock or other Equity Interests, or granted or pledged any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company Common Stock or other Equity Interests;

(i)             except for cash dividends paid in full at or prior to Closing (including those contemplated by Section 4.1), the Company has not declared, set aside or paid any dividend or made any distribution with respect to its Company Common Stock or other Equity Interests;

(j)             the Company has not made a change to its accounting methods, principles or practices, except as required by a change in applicable Law or GAAP;

(k)            other than in the Ordinary Course, (i) the Company has not entered into any Contract that would constitute a Material Contract and (ii) the Company has not amended, modified, extended, renewed, accelerated, waived any material right under or terminated any Material Contract (other than automatic extensions, renewals or terminations in the Ordinary Course);

(l)             the Company has not made any capital investment in, or loan to, any other Person (excluding extensions of trade credit in the Ordinary Course) in excess of $250,000;

(m)           the Company has not incurred, assumed or guaranteed any Company Debt in an aggregate amount exceeding $2,500,000, other than as a result of borrowings on existing bank facilities;

(n)            the Company has not engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(o)            [reserved];

(p)            the Company has not canceled or terminated any Insurance Policy without obtaining comparable substitute insurance coverage or otherwise failed to take commercially reasonable efforts to maintain any such Insurance Policy;

(q)            the Company has not (i) sold, transferred, licensed, sublicensed, abandoned, allowed to expire or otherwise disposed of any material Company Intellectual Property, other than non-exclusive licenses granted to customers or suppliers in the Ordinary Course, or (ii) amended or modified in any material respect any existing Contract or rights with respect to any material Company Intellectual Property, other than in the Ordinary Course;

(r)             the Company has not acquired (directly or indirectly, including by merger, consolidation, acquisition of Equity Interests or assets, or otherwise) any Person or any Equity Interests, assets (other than the purchase of equipment, Inventory or other assets in the Ordinary Course), business or division thereof;

(s)             the Company has not commenced or settled any Proceeding, in either case, by or against the Company, (i) that would impose any restrictions or limitations (or otherwise impose any behavioral or non-monetary remedy upon the operation of the Business or the Company) or (ii) having an amount at issue in excess of $1,000,000;

(t)             the Company has not delayed or postponed the repair or maintenance of any compressor equipment, compressor units, compressor fleets, Inventory, fabrication equipment or facilities, vehicles or other material assets or properties of the Company other than inactive compressors that are not currently in use or leased to customers;

(u)            the Company has not (i) made any settlement of or compromised any Tax liability, (ii) except in the Ordinary Course, changed any material Tax election or made any new material Tax election, (iii) changed any Tax method of accounting or adopted any new Tax method of accounting, (iv) surrendered any right to claim a refund of Taxes, (v) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or (vi) taken any other action outside of the Ordinary Course that would reasonably be expected to materially increase the Tax liability of the Company for any period after the Closing Date;

(v)            the Company has not canceled any indebtedness owed to the Company or waived any claims or rights of material value; and

(w)           the Company has not made any Capital Expenditures in excess of $100,000 individually or $500,000 in the aggregate (in each case excluding the purchase of seven new compressor units from the fabricator thereof); and

(x)             the Company has not authorized, resolved, undertaken, committed or agreed to do any of the foregoing.

2.8            Litigation; Compliance with Laws; Permits.

(a)            Except as set forth on Section 2.8(a) of the Disclosure Schedule, there are no, and in the last three (3) years (or longer if unresolved) there have been no, Proceedings pending, threatened in writing, or to the Company’s Knowledge, threatened orally against or involving the Company or any of its properties or assets (or, to the Company’s Knowledge, any of its directors or officers, in each case, in their capacities as such). The Company is not subject to any outstanding Order (other than Orders of general applicability affecting companies operating in the same industry) with respect to the Company or the Business and, to the Company’s Knowledge, no such Order is threatened to be imposed by any Governmental Authority with respect to the Company or the Business.

(b)            Except as set forth in Section 2.8(b) of the Disclosure Schedule, in the last three (3) years, the Company has complied in all material respects with, is not in violation in any material respect of, and has not received notice of any material violation with respect to, any applicable Law or Order.

(c)            The Company possesses, maintains and is in compliance in all material respects with the terms and conditions of all licenses, approvals, permits, certificates, registrations, waivers, exemptions and other authorizations of any Governmental Authority required to use, own and operate the Business as currently conducted (collectively “Permits”). The Company is not in default or violation in any material respect under any such Permits, and no event, circumstances or state of facts has occurred or, to the Company’s Knowledge, is threatened which, with notice or the lapse of time, or both, would constitute a default or violation in any material respect under any of the Permits. There are no Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation, termination or modification of any of the Company’s Permits. The Permits held by the Company are listed on Section 2.8(c) of the Disclosure Schedule.

2.9            Tax Matters. Except as set forth in Section 2.9 of the Disclosure Schedule:

(a)            The Company has properly completed and timely filed all income and other material Tax Returns required to be filed by it on or before the Closing Date (after giving effect to any valid extensions of time in which to make such filings that were properly granted by the applicable Governmental Authority) and has timely paid all income and other material Taxes (whether or not shown on a Tax Return) required to be paid by it on or before the Closing Date. All income and other material Tax Returns that have been filed by the Company have been prepared in accordance with applicable Tax Law and are accurate and complete (or will be accurate and complete when filed) in all material respects. There are no Liens for Taxes against any of the properties or assets of the Company other than Permitted Liens.

(b)            The Company has delivered or made available to Parent true, correct and complete copies of all income and other material Tax Returns for the last three (3) Tax years. Section 2.9(b) of the Disclosure Schedule lists each income Tax Return filed by or on behalf of the Company for the last three (3) Tax years.

(c)            There is (i) no examination, audit, dispute or claim pending, threatened in writing or, to the Company’s Knowledge, otherwise threatened with respect to any material Tax Return or material Taxes of the Company, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes on appeal or pending with any Governmental Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company that is currently in effect and (iv) no agreement to any extension of time for filing any material Tax Return that has not been filed (other than extensions automatically granted in the Ordinary Course). No adjustment relating to any Tax Return filed by the Company has been proposed in writing, asserted or assessed to the Company or any of its Representatives. In the last three (3) years, no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company does not file a particular Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(d)            The Company has not been and will not be required to include any material adjustment of Taxable income for any Pre-Closing Tax Period (or portion thereof) pursuant to Section 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e)            The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation Contract (excluding Contracts entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes).

(f)            The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that would reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Tax Law.

(g)           The Company has not participated in, and is not currently participating in, any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Tax Law.

(h)           The Company has never (i) been a member of a consolidated, combined, unitary or aggregate group, (ii) had any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract (other than any commercial Contract entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes), by operation of Law or otherwise or (iii) been a party to any joint venture, partnership or other agreement that would reasonably be treated as a partnership for Tax purposes.

(i)            The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a voluntary or required change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date or (vi) material prepaid amount or deferred revenue received on or prior to the Closing Date.

(j)            The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k)           The Company has (i) withheld (within the time and in the manner prescribed by applicable Tax Law) in connection with any amounts paid or owing to any customer, creditor, shareholder or other Person, and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all material Taxes required to be so withheld and paid over under all applicable Tax Law, and (ii) timely filed all material withholding Tax Returns for all periods through and including the Closing Date.

(l)            [Reserved].

(m)          The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto). Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course or otherwise inconsistent with past custom and practice.

(n)            None of the assets of the Company were transferred to the Company as part of a plan that included the transactions contemplated by this Agreement.

(o)            The Company is not, and has not been at any time during the last five (5) years, a “United States real property holding corporation” (as defined in Section 897 of the Code) for U.S. federal income tax purposes.

2.10         Tangible Properties and Assets.

(a)            The Company does not own or lease, and has never owned or leased, real property.

(b)            The Company does not own or lease, and has never owned or leased, any motor vehicles.

(c)            The Company has good and marketable title to, or a valid leasehold or subleasehold interest in (or other valid right to use), as applicable, all of the tangible properties and assets shown to be owned, operated or leased by the Company on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except personal properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course), or that are otherwise used by the Company in the operation of its business, in each case, free and clear of all Liens, except Permitted Liens.

(d)            Except as set forth on Section 2.10(d) of the Disclosure Schedule, the machinery, equipment and other tangible personal property and assets owned, operated or leased by the Company that are, individually or in the aggregate, material to the Company or the Business are (i) in good operating condition in all material respects and adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as used, operated or maintained in the last twelve (12) months in the Ordinary Course, taking into account the age and history of use (normal wear and tear and preventive maintenance excepted); (ii) structurally sound with no material defects, (iii) not in need of material repairs except for ordinary and/or routine maintenance, (iv) have been maintained in all material respects consistent with the maintenance of a prudent operator (subject to normal wear and tear taking into account use and age), and (v) have not had any material maintenance deferred.

2.11         Intellectual Property.

Section 2.11(a) of the Disclosure Schedule contains a list as of the date of this Agreement of all: (i) Patents owned by the Company, registered and material unregistered Trademarks owned by the Company, domain name registrations owned by the Company and registered and material unregistered Copyrights owned by the Company, and all applications for the registration or issuance of any of the foregoing (collectively, the “Registered Company Intellectual Property”); (ii) does not license or sublicense, and is not a party to other Contracts under which the Company is granted rights by others in, Other Intellectual Property that is material to the operation of the Business as currently conducted, other than licenses for Off-the-Shelf Software (and any software-as-a-service offerings relating thereto); (iii) licenses, sublicenses or other Contracts under which the Company has granted rights to others in any Company Intellectual Property that is material to the operation of the Business as currently conducted; and (iv) Contracts otherwise relating to the acquisition, development or transfer of any Company Intellectual Property that is material to the operation of the Business (the licenses, sublicenses or other Contracts described in clauses (ii), (iii) and (iv), collectively, the “Intellectual Property Licenses”). The Company exclusively owns all right, title and interest in and to all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and has the right to use all Company Intellectual Property without the payment of any royalties or other amounts to any other Person. The Company has the contractual right to use all Other Intellectual Property pursuant to a valid and subsisting license, sublicense or other Contract. The Company Intellectual Property and the Other Intellectual Property licensed pursuant to such a written Contract together constitute all the Intellectual Property used or held for use in the Business as currently conducted.

(a)            Except as set forth on Section 2.11(b) of the Disclosure Schedule: (i) all rights to Registered Company Intellectual Property are in full force and effect, are held of record in the name of the Company, have not been abandoned or cancelled and are not the subject of any Proceeding challenging ownership, scope, effect or validity and are currently in compliance with formal legal requirements which have come due as of the Closing Date (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications); (ii) neither the Company nor the Company’s use of Company Intellectual Property is infringing, misappropriating, diluting or otherwise violating, or has in the last three (3) years infringed, misappropriated, diluted or otherwise violated, any Intellectual Property that is owned or alleged to be owned by another Person; (iii) the Company has not received any written notice with respect to any alleged infringement, misappropriation, dilution, violation or unlawful or improper use of any Intellectual Property owned or alleged to be owned by another Person within the last three (3) years; (iv) to the Company’s Knowledge, no reasonable basis exists upon which a claim may be asserted against the Company for infringement, misappropriation, dilution, violation or unlawful or improper use of any Intellectual Property owned or alleged to be owned by another Person; (v) the Company has not made any written claim or sent any written notice that a Person is infringing, misappropriating, diluting or otherwise violating Company Intellectual Property within the last three (3) years; (vi) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating Company Intellectual Property; (vii) no Order is outstanding and no Contract exists that would limit the use or enjoyment of any right in Company Intellectual Property; and (viii) the Company is not party to any Order or to any settlements, covenants not to sue or similar obligations that restrict the rights of the Company to use or otherwise exploit any Intellectual Property that is material to the Business as currently conducted or restrict the operation of the Business in any material respect in order to accommodate any other Person’s Intellectual Property. Each Person who is or was involved in the creation or development of any material Intellectual Property purported to be owned by the Company has executed a written agreement assigning to the Company all of such Person’s right, title and interest in and to such Intellectual Property.

(b)            Neither the execution and delivery of this Agreement, nor the consummation of the Transactions (including the Merger), will result in the loss, termination or impairment of any rights of the Company in any material Intellectual Property.

(c)            No source code for any Company proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company, and the Company has no duty or obligation to deliver, license or make available such source code to any escrow agent or other Person.

(d)            The Company is in material compliance with all licenses for Open Source Software used by the Company. The Company has not embedded, linked, used or distributed any Open Source Software in, to or with any Company proprietary Software in a manner that would (i) require such proprietary software be disclosed or distributed in source code form; (ii) require the Company to grant third parties the right to make derivative works of such proprietary software; or (iii) restrict or limit the Company’s rights to charge consideration to licensees or users of any such proprietary software.

(e)            The Company has taken commercially reasonable precautions to preserve the confidentiality of the Trade Secrets of the Company and of third parties to which the Company owes a duty or obligation of confidentiality. Each Person with access to such Trade Secrets has signed an agreement with reasonable confidentiality obligations and use restrictions or is under a duty of confidentiality by operation of applicable Law with respect to the same. To the Company’s Knowledge, there has been no unauthorized use or disclosure of any such Trade Secrets.

(f)            The Company has taken commercially reasonable steps to safeguard, maintain, monitor, preserve and protect the confidentiality, availability, security and integrity of all Company Data and all information technology assets, software and systems (including third-party provided systems) (“IT Systems”) owned, used or relied upon by the Company (“Company IT Systems”) and all data and information (including Trade Secrets) processed and stored thereon. any IT Systems. To the Company’s Knowledge, there has been no unauthorized access, use, encryption, disclosure, deletion, corruption, manipulation, intrusion or other breach of the security of Company Data or the Company IT Systems in the last three (3) years. The Company IT Systems operate as required by the Company, have not materially malfunctioned or failed in the last three (3) years, and constitute all the IT Systems used or held for use in the conduct of the Business as currently conducted.

(g)            The Company and the Business comply and have during the last three (3) years complied, in each case in all material respects, with all Laws, privacy policies and notices issued by the Company and contractual obligations, in each case, relating to privacy, data protection or data security, including direct marketing or the initiation, transmission, monitoring, interception, recording or receipt of communications, and the Company has not received any written notice alleging any material violation of the foregoing in the last three (3) years.

2.12         Contracts.

(a)            Section 2.12(a) of the Disclosure Schedule lists each of the following Contracts (other than purchase orders issued or received by the Company, as applicable, in the Ordinary Course and any related terms and conditions) to which the Company is a party or by which it or any of its properties or assets are bound and that are in effect as of the date hereof (together with the Intellectual Property Licenses, collectively, the “Material Contracts” and each, a “Material Contract”):

(i)            any Contract providing for (or reasonably expected to result in) payments by or to the Company in an aggregate amount of $100,000 or more on an annualized basis that (A) is not terminable by the Company without penalty on notice of 60 days or less, or (B) even if so terminable, that contains premium or penalty payment obligations or other liability (including post-termination payment obligations, buy-back or similar obligations). For the avoidance of doubt, the Parties agree that to avoid burdensome scheduling, only Contracts involving an aggregate amount of $500,000 or more on an annualized basis are required to be listed on Schedule 2.12(a);

(ii)            any dealer, distributor, reseller or similar Contract;

(iii)           (A) any joint venture Contract, (B) any Contract involving any strategic alliance, strategic partnership or other similar arrangement, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person, and (D) any Contract that involves the payment of royalties to any other Person (other than Intellectual Property Licenses);

(iv)          Contracts constituting a purchase order or other Contract relating to the sale, purchase, lease or provision by the Company of goods or services in excess of $100,000 in any consecutive 12-month period (other than master services agreements and compression contracts for individual units entered into in the Ordinary Course and purchase orders or service Contracts issued thereunder or in connection therewith);

(v)            Contracts (A) providing for the grant by a third party of any right to use material Intellectual Property (other than non-exclusive end-user licenses of uncustomized, commercially available software with one-time or annual replacement costs of $100,000 or less), (B) providing for the grant to a third party of any right to use any material Intellectual Property owned by the Company (other than Intellectual Property licensed to customers on a non-exclusive basis in the Ordinary Course) or (C) otherwise relating to the acquisition, development or transfer of any material Intellectual Property of the Company;

(vi)           Contracts requiring the Company to guaranty, provide surety or indemnify or hold harmless any Person whereby the Company is responsible for indemnification obligations in excess of $100,000 (with respect to indemnification, other than Contracts entered into in the Ordinary Course that contain customary indemnification provisions);

(vii)          Contracts providing for the deferred payment of any material purchase price, including any “earn out” or other contingent fee arrangement;

(viii)         Contracts providing for (A) the purchase or sale of real property or (B) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $100,000 annually;

(ix)            Contracts granting any put, call, right of first refusal, right of first offer or similar right with respect to any material asset, right or property of the Business or the Company;

(x)             Contracts involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(xi)            any Contract with any of the Company’s directors or officers;

(xii)           any Contract (A) containing a non-competition covenant binding against the Company, (B) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to engage or participate, or compete with any other Person, in any line of business, market or geographic area, (C) that imposes any minimum sales or other requirements on the Company or otherwise permits the counterparty to claw back amounts previously paid to the Company, or (D) that otherwise prohibits, limits or otherwise restricts in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;

(xiii)          any Contract or plan relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company;

(xiv)         any Collective Bargaining Agreement;

(xv)          any Contract (A) evidencing Company Debt, (B) for Capital Expenditures in excess of $100,000 during the 12-month period following the date of this Agreement, or (C) requiring the Company to post or provide any credit support or security of any variety (including bonds or letters of credit);

(xvi)         any Contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than $50,000 in any annual period;

(xvii)        any Contract pursuant to which the Company is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than $50,000 in any annual period;

(xviii)       any Contract pursuant to which the Company has in the last three (3) years (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, (B) any material ownership interest in any other Person, or (C) granted to any Person any preferential rights to purchase any properties or assets of the Company;

(xix)          any Contract (other than a Permit) with any Governmental Authority (each a “Government Contract”);

(xx)           any Contract with any Material Supplier or Material Customer

(xxi)          Contracts that constitute Related Party Contracts; and

(xxii)         any Contract which provides the counterparty with a power of attorney to bind the Company.

(b)            The Company has (and, to the Company’s Knowledge, each other party thereto has) performed in all material respects the obligations required to be performed by it under, and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, a Material Contract. Each Material Contract is in full force and effect, subject only to the Enforceability Exceptions. Except as set forth on Section 2.12(b) of the Disclosure Schedule, the Company has not received any written, or to the Company’s Knowledge other, notice regarding any actual or alleged violation or breach of, default under, or intention to cancel or modify any Material Contract that has not been resolved. The Company has made available to Parent true, correct and complete copies of each Material Contract.

2.13         Labor and Employment Matters.

(a)            The Company does not have, and has never had, any employees.

(b)            The Company does not engage, and has never engaged, individual independent contractors engaged to provide services to the Company or the Business (including those providing services through a sole proprietorship, an entity wholly owned and operated by them or another conduit, but excluding any contractor that is a separately organized business that employs two or more natural persons). NGCSI provides certain services to the Company as an independent contractor.

2.14         Employee Benefit Plan Matters. The Company does not, and has never, sponsor, contribute to or provide benefits under or through an Employee Plan, and does not have, and has never had, any obligation to contribute to or provide benefits under or through an Employee Plan.

2.15         Environmental Matters. Except as set forth on Section 2.15 of the Disclosure Schedule:

(a)            The Company is, and for the past three (3) years has been, in compliance in all material respects with all Environmental Laws and in the past three (3) years (or longer if unresolved) the Company has not received any written, or to the Company’s Knowledge other, notice from a Governmental Authority alleging that it is in violation of any Environmental Law or written request for information pursuant to any Environmental Law, in each case, which if determined adversely to the Company would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, or is the source of ongoing material obligations or requirements as of or following the Closing.

(b)            The Company possesses and is, and in the past three (3) years has been, in compliance in all material respects with, all Permits required to be held under Environmental Laws for it to own, lease, operate and use its assets and to conduct the Business as currently owned and conducted, and all such Permits are in full force and effect.

(c)            No Release to the Environment by the Company has occurred at, on, under or from any location, in a manner, quantity or concentration that has resulted or would reasonably be expected to result in any material Environmental Liability or other material obligation (including any material investigatory or corrective action obligation) to the Company. There is no Proceeding or Order against or involving the Company, any of its properties or assets, or the Business that is pending or, to the Company’s Knowledge, threatened by any Governmental Authority pursuant to any Environmental Law. The Company is not subject to any outstanding Order or agreement under any Environmental Law that imposes material obligations for compliance or for cleanup of Hazardous Substances. Neither the Company nor, to the Company’s Knowledge, any other Person has generated, manufactured, distributed, emitted, transported, stored, treated or disposed of, arranged for or permitted the disposal of, Released or handled any Hazardous Substance in violation in any material respect of any Environmental Law or in a manner, quantity or concentration that would reasonably be expected to result in any claim under Environmental Laws or any material Environmental Liability to the Company. No current or, to the Company’s Knowledge, former property of the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list and, the Company has not, to the Company’s Knowledge, arranged for the disposal, treatment or transportation of Hazardous Substances at or to any site that has been included on any such list.

(d)            The Company has made available to Parent true, correct and complete copies of all material Environmental Documents relating to the Company’s former and current facilities, operations and properties in its possession and control.

2.16         Insurance. Section 2.16 of the Disclosure Schedule contains a true and complete list of each insurance policy currently owned or maintained by or on behalf of the Company (the “Insurance Policies”). The Insurance Policies (i) collectively provide adequate insurance coverage for the assets and operations of the Company, (ii) collectively are sufficient for compliance with all requirements under applicable Law and all Contracts to which the Business is bound or the Company is a party or is otherwise bound, (iii) are issued by an insurer that, to the Company’s Knowledge, is financially sound and reputable and (iv) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All of such Insurance Policies are in full force and effect, and the Company is not in default with respect to any of its obligations under any of such Insurance Policies. All premiums due and payable under all such policies have been timely paid and the Company is otherwise in material compliance with the terms of such policies and bonds. Except as set forth on Section 2.16 of the Disclosure Schedule, to the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any outstanding Insurance Policy.

2.17         Certain Business Relationships. Except as set forth on Section 2.17 of the Disclosure Schedule (collectively, the “Related Party Contracts”), none of the directors or officers of the Company, none of the Company Shareholder and none of the immediate family members or Affiliates of any of the foregoing, (a) has, or in the last three (3) years has had, any direct or indirect ownership, participation, royalty or other interest in, or is a director, officer, employee of or consultant or contractor for any Person that, directly or indirectly, competes with, or does business with, or has any contractual arrangement with, the Company or any of its Affiliates (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded), (b) is party to, or has a pecuniary interest in, any Contract to which the Company is or was a party or by which the Company or any of its properties or assets is or was bound, (c) has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in the Business, except for the rights of Company Shareholder under applicable Law and Contract, (d) has asserted, or, to the Company’s Knowledge, threatened any Proceeding against the Company or (e) has any indebtedness owing to the Company or is owed any indebtedness by the Company.

2.18          Books and Records. The Company has made available to Parent true, correct and complete copies of the Company’s books and records requested by Parent or indicated in this Article 2 as having been “delivered” or “made available” to Parent (other than any such document that does not exist or is not in the Company’s possession or subject to its control).

2.19          Anti-Bribery and Anti-Corruption. None of the Company, its directors or officers, or to the Company’s Knowledge, any Representative or any other Person acting for or on behalf of the Company has, in the last three (3) years, directly or indirectly through its Representatives or any Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), (a) violated any Anti-Corruption Law or (b) offered, given, promised to give or authorized the giving of money or anything of value to any Government Official, or taken any action in furtherance thereof: (i) for the purpose of (A) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (B) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (C) securing any improper advantage or (D) inducing any Government Official to use his or her respective influence with a Governmental Authority to affect any act or decision of such Governmental Authority in order to, in each case of clauses (A) through (D), assist the Company in obtaining or retaining business for or with, or directing business to, any Person, or (ii) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any advantage. Neither the Company nor, to the Company’s Knowledge, any of its directors (acting in their capacities as such) has (x) received or otherwise been involved in, directly or indirectly, any allegation, whistleblower complaint or internal investigation involving the Company related to actual or alleged noncompliance with any fraud, money laundering or Anti-Corruption Law; (y) been charged with or been convicted of violating any Anti-Corruption Law or (z) been subjected to any investigation or proceeding by any Governmental Authority for potential corruption, fraud, money laundering or violation of any Anti-Corruption Law.

2.20          Export Control; Sanctions. The Company is and for the last three (3) years has been in compliance in all material respects with applicable Ex-Im Laws and the Company has obtained, reasonably satisfied the requirements of, or is otherwise qualified to rely on all necessary export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”). Neither the Company nor any of its directors, managers, officers or other Persons acting on their behalf is or has since April 24, 2019, been (x) a Sanctioned Person, (y) engaged in any transactions, dealings or activities that would reasonably be expected to cause such Person to become a Sanctioned Person or (z) engaged in any dealings or transactions, directly or indirectly with, involving or for the benefit of any Sanctioned Person or in any Sanctioned Country. There are no material pending or, to the Company’s Knowledge, threatened claims against the Company with respect to Ex-Im Laws or Sanctions Laws.

2.21          Material Suppliers. Section 2.21 of the Disclosure Schedule sets forth the two (2) suppliers of the Company other than professional service providers such as legal, accounting and tax providers (by dollar volume, based on amounts paid or payable) in the fiscal year ended December 31, 2024 (each, a “Material Supplier”) (including the dollar volume in respect of each Material Supplier for each period). The Company has no outstanding material disputes concerning any Material Supplier and, to the Company’s Knowledge, there is no present, material dissatisfaction on the part of any Material Supplier. The Company has not received any written notice or other communication from any Material Supplier that such supplier intends to terminate or materially reduce its relationship as a supplier of the Company whether after the Closing or otherwise, or that such Material Supplier intends to terminate or materially adversely modify existing Contracts with the Company (or the Surviving Corporation or Parent). No representation or warranty is provided with respect to adverse developments with any Material Supplier arising due to the identity of Archrock or Parent as the acquiror of the Company.

2.22          Material Customers. Section 2.22 of the Disclosure Schedule sets forth the one (1) customer of the Company in the fiscal year ended December 31, 2024 (the “Material Customer”) (including the dollar volume in respect of the Material Customer for each period). Except as set forth on Section 2.22 of the Disclosure Schedule, the Company has no outstanding material disputes concerning the Material Customer and, to the Company’s Knowledge, there is no present, material dissatisfaction on the part of the Material Customer. The Company has not received any written notice or, to the Company’s Knowledge, any other communication from the Material Customer that such customer intends to terminate or materially reduce its relationship as a customer of the Company whether after the Closing or otherwise, or that such Material Customer intends to terminate or materially adversely modify existing Contracts with the Company (or the Surviving Corporation or Parent). No representation or warranty is provided with respect to adverse developments with the Material Customer arising due to the identity of Archrock or Parent as the acquiror of the Company.

2.23          Bank Accounts. Section 2.23 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (a) the name and address of each bank, financial or other institution in which the Company has borrowing or investment agreements, deposit or checking accounts or safe deposit boxes, cash collection accounts or lock boxes, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number (last 4 digits) for each such account.

2.24          Brokers’ Fees. Other than the fees owed to Intrepid Partners, LLC or its Affiliates, which will be fully accounted for in Company Transaction Expenses, none of the Company, any Company Shareholder or any of their respective Affiliates or Representatives has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions (including the Merger).

2.25          Product and Service Warranties and Liabilities.

(a)            Section 2.25 of the Disclosure Schedule sets forth a complete and accurate list and descriptions of all product or service guarantees, warranties or other indemnities made, issued or given by the Company, as a result of which the Company has incurred costs in excess of $100,000 and at any time during the past three (3) year period other than routine claims in the Ordinary Course that are reflected in the Company Financial Statements or set forth in the Company’s Contracts with its customers. In the past three (3) years, the Company has not committed any act or failed to commit any act which would reasonably be likely to result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered, distributed, sold or provided by or on behalf of the Company, in each case to the extent that such liability would be material to the Business and has not been resolved in the Ordinary Course.

(b)            Each service provided or rendered, or product manufactured, sold, leased or delivered, by the Company in relation to the Business, in each case, has been in material conformity with all service or product specifications and all applicable Laws. None of the services provided or rendered, or products manufactured, sold, leased or delivered, by the Company pursuant to any Material Contract, in each case, is subject to any warranty beyond the applicable standard published product warranties and terms and conditions contained in such Material Contract, if applicable, which true, complete and accurate copies of such warranties and terms and conditions have been made available to Parent.

2.26          Disclaimer of Other Representations and Warranties. Other than the representations and warranties expressly made by the Company in this Article 2 or in the certificate delivered by the Company under Section 5.2(d) (such representations and warranties collectively, the “Express Representations”), neither the Company nor any other Person has made, and will not be deemed to have made, any other representation or warranty, express or implied, and in Law or in equity, in connection with this Agreement, the other Transaction Documents or the Transactions (including the Merger). In particular and without limiting the generality of the foregoing, (a) except as expressly set forth in the Express Representations, neither the Company nor any other Person has made any representation or warranty to Parent, LLC Sub, Merger Sub or any of their Affiliates or their respective Representatives with respect to any information, whether distributed by or on behalf of the Company or any of its Representatives, or any other Person, including with respect to any information contained in any confidential information memoranda or in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (b) no representation or warranty has been or is made concerning any projections, estimates or budgets, written or oral, with respect to future revenues, expenses, expenditures, future results of operations or otherwise. The Company expressly disclaims any representation or warranty other than the Express Representations in connection with this Agreement or the Transactions (including the Merger).

2.27          No Reliance. Except for the representations and warranties expressly made by the Parent and Merger Sub in Article 3 or in the certificate delivered by Parent under Section 5.3(c), the Company specifically disclaims that it or any other Person is relying upon or has relied upon or has been induced by any representation or warranty or other statements (including any statement by omission) of any kind whatsoever, whether oral or written, expressed or implied, statutory, at law, in equity or otherwise, in respect of this Agreement, the Transactions, Parent, LLC Sub or Merger Sub. Without limiting the foregoing, the Company acknowledges and accepts the limitations with respect to the representations and warranties of the Parent, LLC Sub and Merger Sub set forth in Section 3.14, including the disclaimer of all representations and warranties other than the representations and warranties expressly made by the Parent, LLC Sub and Merger Sub in Article 3 or in the certificate delivered by Parent under Section 5.3(c).

3.	Representations and Warranties of Parent, LLC Sub and Merger Sub

Except as disclosed in the SEC Documents filed with or furnished to the SEC by Parent since January 1, 2024 and available on EDGAR prior to the date hereof (other than any disclosures set forth in any risk factor section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and any other disclosures included therein to the extent they are forward-looking in nature) (the “Filed SEC Documents”), Parent, LLC Sub and Merger Sub, jointly and not severally, represent and warrant to the Company as of the date of this Agreement and the Closing Date (except for the representations and warranties that refer to a specific date, which are made as of such date):

3.1            Organization and Good Standing. Parent is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its properties and assets in the manner in which its properties and assets are currently owned and used. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LLC Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2            Authority Relative to this Agreement. Each of Parent, LLC Sub and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Parent, LLC Sub and/or Merger Sub are a party and the performance by Parent and Merger Sub of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, LLC Sub or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other Transactions to which Parent, LLC Sub or Merger Sub are a party, other than the filing and recordation of the DGCL Certificate of Merger. This Agreement and the other Transaction Documents to which Parent, LLC Sub and/or Merger Sub are a party constitute the valid and legally binding obligations of Parent, LLC Sub and/or Merger Sub, enforceable against them in accordance with their terms and conditions, subject to the Enforceability Exceptions.

3.3            Non-Contravention.

(a)            Neither the execution and delivery of this Agreement, nor the consummation of the Transactions (including the Merger), will (i) result in the creation of any Lien on the shares of Parent Common Stock comprising part of the Merger Consideration (other than restrictions on transfer under applicable securities Laws) or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (A) any provision of the Organizational Documents of the Parent, LLC Sub or Merger Sub or any resolution adopted by shareholders of Parent, LLC Sub Merger Sub, the board of directors of Parent or Merger Sub or the board of managers of LLC Sub, (B) any Contract material to the business of Parent, LLC Sub or Merger Sub, or (C) any applicable Law.

(b)            Except for the filing of the DGCL Certificate of Merger, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent, LLC Sub or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions (including the Merger). The execution and delivery of this Agreement by Parent, LLC Sub and Merger Sub does not, and the consummation of the Transactions (including the Merger) by Parent, LLC Sub and Merger Sub will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by Parent, Merger Sub or any of their respective Affiliates or that otherwise relates to their respective businesses or to any of the properties or assets owned or used by Parent, Merger Sub or their respective Affiliates.

3.4            Capitalization; Merger Sub.

(a)            As of the close of business on March 7, 2025, the authorized capital of Parent consisted solely of (i) 250,000,000 shares of Parent Common Stock, of which 175,518,226 shares of Parent Common Stock were issued and outstanding, and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.

(b)            All of the issued and outstanding shares of Parent Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of Parent and will, in the hands of the Company Shareholder, be free of any Lien, other than restrictions on transfer pursuant to applicable securities Laws.

(c)            Parent is not now, and immediately after the issuance and sale of the Parent Common Stock comprising part of the Merger Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

(d)            Parent wholly owns, directly or indirectly, all capital stock (or other Equity Interests) of Merger Sub. There are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent or Merger Sub to issue or sell any Equity Interests of Parent or Merger Sub or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in Parent or Merger Sub, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(e)            Parent does not have any outstanding bonds, debentures, notes, debt securities or other obligations the holders of which have the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter.

3.5            Financing. At the Effective Time, Parent and Merger Sub will have sufficient currently available funds on hand to consummate the Merger and the other Transactions, including to pay any amounts that Parent and Merger Sub are obligated to pay pursuant to the terms of this Agreement and provide for the working capital needs of the Surviving Corporation following the Merger. No transfer of property is being made and no obligation is being incurred in connection with the Transactions (including the Merger) with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or the Surviving Corporation. Parent further acknowledges that its obligation to fund and pay the Merger Consideration is not conditioned on receipt of any financing.

3.6            No Stockholder Approval. The Transactions do not require any vote of the stockholders of Parent under applicable Law, the rules and regulations of the NYSE or the Organizational Documents of Parent.

3.7            CFIUS Matters. Parent is not a “foreign person” within the meaning of 31 C.F.R. § 800.216.

3.8            Brokers’ Fees. Other than the fees and expenses owed to Citibank, N.A., none of Parent, Merger Sub or any of their respective Affiliates or Representatives has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Parent, Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions (including the Merger).

3.9            SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a)            Parent has timely filed or furnished (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2024 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all documents and information incorporated therein by reference, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements filed therewith and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Since January 1, 2023, Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b)            There are no Liabilities of Parent of any nature that would be required to be included in or reserved against on a consolidated balance sheet of Parent in accordance with GAAP except for (i) Liabilities set forth in the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2024 (including the notes thereto) included in the Parent Financial Statements, (ii) Liabilities incurred in the ordinary course of business since December 31, 2024, (iii) Liabilities under this Agreement and the other Transaction Documents or incurred in connection with the Transactions (including the Merger) or (iv) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

3.10          Internal Controls; NYSE Listing Matters.

(a)            Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in the reports it files or submits to the SEC under the Exchange Act is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Filed SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and such certifications as required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(b)            Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act), which Parent has concluded is in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with GAAP. Since December 31, 2023, to Parent’s knowledge, there have not been any (i) material weaknesses in Parent’s internal control over financial reporting which would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(c)            Since January 1, 2024, (i) neither Parent nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or other Representative of Parent or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable or improper accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(d)            As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Filed SEC Documents. To the knowledge of Parent, none of the Filed SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e)            Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Filed SEC Documents.

(f)            Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Parent.

(g)           The Parent Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Parent has not received any notice of deregistration or delisting from the SEC or NYSE, as applicable. No judgment, Order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority, any other Governmental Authority or of the NYSE preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

3.11          Form S-3. As of the date of this Agreement, Parent is eligible to register the resale of the Parent Common Stock comprising part of the Total Merger Stock Consideration by the Company Shareholder under Form S-3 promulgated under the Securities Act.

3.12          No Stockholder Approval. The transactions contemplated hereby do not require any vote of the stockholders of Parent under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Parent Common Stock is then listed) or the Organizational Documents of Parent.

3.13          Investment Intent; Due Diligence Review. Parent is acquiring the Company Common Stock solely for its own account for investment and not with a view to or for sale or distribution of said units or any part thereof in violation of any applicable securities Laws. Parent understands that the Company Common Stock has not been registered under the Securities Act. Parent realizes that the basis for an exemption may not be present if, notwithstanding its representations, Parent has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. Parent has no such present intention. Parent is an Accredited Investor. Parent acknowledges and agrees that it has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Company and has been furnished with or given adequate access to such information about the Company as it has requested. Parent acknowledges that it has such knowledge and experience in financial and business matters and that Parent is capable of evaluating the rights, merits and risks of the purchase of the Company Common Stock.

3.14          Disclaimer of Other Representations and Warranties. Other than the representations and warranties expressly made by Parent, LLC Sub and Merger Sub in this in Article 3 or in the certificate delivered by Parent under Section 5.3(c), neither Parent, LLC Sub, Merger Sub nor any other Person has made, and will not be deemed to have made, any representation or warranty, express or implied, and in Law or in equity, in connection with this Agreement, the other Transaction Documents or the Transactions (including the Merger). Parent, LLC Sub and Merger Sub expressly disclaim any representation or warranty other than the representations and warranties expressly made by Parent, LLC Sub and Merger Sub in this in Article 3 or in the certificate delivered by Parent under Section 5.3(c) in connection with the Transactions.

3.15          No Reliance. Except for the Express Representations, Parent, LLC Sub and Merger Sub specifically disclaim that they or any other Person are relying upon or have been induced by any representation or warranty or other statements (including any statement by omission) of any kind whatsoever, whether oral or written, expressed or implied, statutory, at law, in equity or otherwise, in respect of this Agreement, the Transactions, the Company or the Company’s business, assets, liabilities, operations or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Company, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to Parent, LLC Sub, Merger Sub or their employees or other Representatives or made available to (or otherwise acquired by) Parent, LLC Sub, Merger Sub, their employees or any of their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever. Parent, LLC Sub and Merger Sub acknowledge and agree that no director, officer, agent, Affiliate, advisor or any other Representative of the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in the Express Representations, and neither Parent, LLC Sub, Merger Sub or any other Person has relied upon or been induced by any such statement (including any statement of omission) made or purported to be made by any such Person. Without limiting the foregoing, Parent, LLC Sub and Merger Sub agree to and accept the limitations with respect to the representations and warranties of the Company set forth in Section 2.26, including the disclaimer of all representations and warranties other than the Express Representations.

4.	Certain Covenants and Agreements

4.1            Conduct of the Business; Conduct of Parent, LLC Sub and Merger Sub.

(a)            Conduct of the Business.

(i)            From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, except (i) as required by the express terms of this Agreement, (ii) with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law, or (iv) as set forth on Section 4.1(a) of the Disclosure Schedule, the Company will use commercially reasonable efforts to (A) conduct the Business in the Ordinary Course and in compliance with applicable Laws, (B) maintain and preserve intact the Business organization, personnel (subject to personnel changes in the Ordinary Course), customer and supplier relationships and goodwill, (C) maintain in full force and effect all insurance policies that are material to the Company as in effect on the date of this Agreement, (D) maintain in full force and effect all material Permits of the Business and (E) make maintenance expenditures in the Ordinary Course in all material respects. For the avoidance of doubt, and notwithstanding anything to the contrary in the foregoing, nothing in this Agreement prohibits, restricts or limits the Company from terminating the employment of any employee for cause, as determined in the Company’s sole and good faith discretion.

(ii)            Without limiting the generality of Section 4.1(a), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company will not, directly or indirectly, without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), take any action within its control that would have required disclosure on Section 2.7 of the Disclosure Schedule had such action occurred prior to the execution and delivery of this Agreement, except for actions: (i) required by the express terms of this Agreement, (ii) taken with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) required to be taken by applicable Law, or (iv) set forth on Section 4.1(a) of the Disclosure Schedule.

(iii)            Prior to Closing on the Closing Date, the Company may distribute all or a portion of the Closing Date Cash to the Company Shareholder. The Company shall notify Parent in writing no later than four (4) Business Days prior to the Closing Date, whether the Company will distribute all Closing Date Cash.

(b)            Conduct of Parent, LLC Sub and Merger Sub. Except (i) as contemplated or expressly permitted by this Agreement, (ii) with the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law, or (iv) as set forth on Section 4.1(b) of the Disclosure Schedule, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article 6, Parent, LLC Sub and Merger Sub will use their respective commercially reasonable efforts to (A) conduct their operations in the ordinary course of business and in compliance with applicable Laws, (B) not amend the Organizational Documents of the Parent, LLC Sub or Merger Sub (other than amendments that would not adversely affect the Merger Consideration or otherwise adversely impact the Transactions (including the Merger)), (C) not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other Equity Interests, except for (x) cash dividends by Parent on the shares of Parent Common Stock, and (y) dividends by a wholly owned Subsidiary of Parent to such Subsidiary’s parent entity, (D) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby (x) any Person or group acquires more than a majority of the outstanding Equity Interests of Parent, LLC Sub or Merger Sub or (y) sells, transfers or disposes of all or substantially all of Parent’s, LLC Sub’s or Merger Sub’s assets to another Person and (E) not enter into an agreement or commitment with respect to any of the foregoing.

4.2            Access.

(a)            Subject to the immediately following sentence, from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company will (i) provide Parent and its Representatives reasonable access to the assets, financial information, officers, books and records, Contracts, documents and other information of or regarding the Company and the Business; (ii) furnish Parent and its employees and other Representatives with such other information regarding the Company or the Business as Parent may reasonably request; and (iii) reasonably cooperate, and cause the officers of the Company to reasonably cooperate with Parent and its Representatives, in each case, as Parent may reasonably request and which is (A) reasonably necessary to assist Parent in its investigation of the Company, the Business and the Equity Interests of the Company and (B) not inconsistent with applicable Law; provided, that any such investigation will be conducted during normal business hours upon reasonable advance prior written notice to the Company (e-mail being sufficient), under the supervision of the Company’s CEO or his designees and in such a manner that does not unreasonably interfere with the Business or the safe commercial operations of the Company, and maintains the confidentiality of the Transactions (including the Merger). Nothing in this Agreement will require or be construed to require the Company to provide any access or otherwise make available any information that in the reasonable judgment of the Company would (a) result in the disclosure of any Trade Secrets of any third Person or violate the terms of any confidentiality agreement to which the Company is bound, (b) result in a violation of any applicable Law, (c) contravene any Contract in existence prior to the date of this Agreement, (d) result in a waiver of the protection of, or otherwise jeopardize, any attorney-client or other legal privilege or work-product protection doctrines, (e) result in the disclosure of sensitive or personal information that would expose the Company to the risk of Liability, (f) cause significant competitive harm to the Company or the Business if the Transactions are not consummated or (g) reveal any bid received from any third party prior to the date hereof in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids; provided, however, that the Company shall inform Parent as to the general nature of, and the basis for, what is being withheld pursuant to the above and the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of such impediments, which may include measures to permit the disclosure of such information in a manner to remove the basis for the objection, use of appropriate clean room procedures, redaction of certain information or entry into a customary joint defense agreement with respect to any information to be so provided. All information furnished to or obtained by Parent or any of its Affiliates or their respective employees or other Representatives pursuant to this Section 4.2 will be treated as confidential information pursuant to the terms of the Confidentiality Agreement and the Clean Team Agreement, the provisions of which are incorporated herein by reference.

(b)            In connection with the rights granted to Parent under this Section 4.2, (i) PARENT AND MERGER SUB WAIVE AND RELEASE ALL CLAIMS AGAINST THE COMPANY, THE SECURITYHOLDERS, THEIR RESPECTIVE AFFILIATES AND ANY OF THEIR RESPECTIVE REPRESENTATIVES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PARENT HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE COMPANY, THE SECURITYHOLDERS, THEIR RESPECTIVE AFFILIATES AND ANY OF THEIR RESPECTIVE REPRESENTATIVES FROM AND AGAINST ANY AND ALL LOSSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, PHYSICAL PROPERTY DAMAGE OR VIOLATION OF LAW OR THE COMPANY’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY SITE OR FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PARENT, MERGER SUB, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO THE COMPANY, THE BUSINESS, THE PROPERTIES OR ASSETS OF THE COMPANY OR THE EQUITY INTERESTS OF THE COMPANY, EXCEPT WHERE ANY SUCH CLAIM OR LOSS ARISES FROM OR RELATES TO THE WILLFUL MISCONDUCT OF THE COMPANY, THE SECURITYHOLDERS, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

(c)            Upon completion of Parent’s and Merger Sub’s due diligence, Parent will, at its sole cost and expense and without any cost or expense to the Company, the Company Shareholder or its respective Affiliates (i) repair all damage done to the properties or assets of the Company in connection with such due diligence investigation, (ii) restore the properties and assets of the Company to the same or better condition in existence prior to commencement of such due diligence investigation and (iii) remove all equipment, tools or other property brought onto the properties or assets of the Company in connection with such due diligence investigation. Any disturbance to the properties or assets of the Company resulting from Parent’s and Merger Sub’s due diligence will be promptly corrected by Parent.

(d)            Prior to entering or accessing the properties or assets of the Company, at the reasonable request of the Company, Parent will provide, or will cause its Representatives to provide, to the Company a summary of its insurance coverages (e.g., employer’s liability and comprehensive general liability) that will cover the activities of Parent or its Representative. Each such insurance policy will (i) be primary insurance, (ii) list the Company and the D&O Indemnified Persons as additional insureds, (iii) waive subrogation against the Company and the D&O Indemnified Persons and (iv) provide for five (5) days’ prior written notice to the Company in the event of cancellation or modification of such policy or reduction in the coverage of such policy.

4.3            Contact with Customer, Suppliers and Other Business Relations. From the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Parent nor Merger Sub will (and neither will permit its respective Representatives to) contact or communicate with any customer, supplier and other Person who, to Parent’s or Merger Sub’s knowledge, has a material business relation with the Company, in connection with, or relating in any way to, the Transactions (including the Merger), without the prior written consent of the Company; provided that, nothing in this Agreement, including this Section 4.3, will prevent Parent or Merger Sub or any of their respective Representatives from contacting such Persons in the Ordinary Course and unrelated to the Company, the Business or the Transactions (including the Merger). The Company will have the right to have a Representative present for any communication between Parent or Merger Sub or any of their respective Representatives, on the one hand, and officers, customers or suppliers of the Company or its Affiliates, on the other hand.

4.4            Shareholder Written Consent. Promptly following the execution and delivery of this Agreement (and in any event within one (1) Business Day of the execution of this Agreement), the Company shall (i) duly take all lawful action to obtain the written consent of Company Shareholder adopting this Agreement and approving the Merger in accordance with the MBCA and the Company’s Organizational Documents in the form attached hereto as Exhibit H (“Shareholder Written Consent”) and (ii) promptly following receipt of such Shareholder Written Consent, deliver to Parent a copy of the Shareholder Written Consent.

4.5            Appropriate Action; Consents; Filings.

(a)            Subject to the terms and conditions of this Agreement, the parties will reasonably cooperate with each other and use their respective commercially reasonable efforts to consummate the Transactions (including the Merger) prior to the Outside Date and to cause the conditions to the Merger set forth in Article 5 to be satisfied as promptly as reasonably practicable but in any event prior to the Outside Date, including using commercially reasonable efforts to accomplish the following as promptly as reasonably practicable but in any event prior to the Outside Date: (i) obtaining consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority that are required in connection with the consummation of the Transactions, including the Merger (the “Regulatory Approvals”); (ii) preparing and making all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents with Governmental Authorities that are required and (iii) taking commercially reasonable steps to obtain any required approvals from, or to avoid a Proceeding by, any Governmental Authority relating to the consummation of the Merger. Each of Parent and the Company will, in consultation and cooperation with the other and as promptly as reasonably practicable, make all filings and submissions required under applicable Law with respect to the Transactions, as promptly as practicable, but in no event later than as required by Law.

(b)            Without limiting the efforts required in Section 4.5(a), each of the parties will (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents regarding the Transactions; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Transactions, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority or private party, in each case, regarding the Transactions, including informing the other parties as soon as practicable of any such investigation, inquiry or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority regarding the Transactions or, in connection with any Proceeding regarding the Transactions by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority or other Person, and to the extent reasonably practicable, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority or such other Person in respect of the Transactions without the other party (as between Parent and the Company), and in the event either Parent or the Company is prohibited from, or unable to participate, attend or engage in any such meeting, conference or communication, keep such party apprised with respect thereto. Each party will furnish to the other parties copies of all filings, submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the Transactions. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.

(c)            The parties will consult with each other with respect to obtaining any permits and consents necessary to consummate the Transactions, including the Merger.

(d)            The parties shall not take any action not required by applicable Law that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority investigating or entering into an Order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.

(e)            Neither Parent nor its Affiliates will make or enter into any understandings, undertakings or agreements (oral or written) with any Governmental Authority in connection with the Transactions without the prior consultation with the Company and will give the Company the opportunity to attend and participate at any meetings with respect thereto.

4.6            Confidentiality; Public Announcements.

(a)            Each party hereto will not, and will cause its Affiliates and direct its Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior written consent of the other party (or the Securityholders’ Representative, after Closing), as applicable, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that (i) a party may, without the prior written consent of the other applicable party, issue or cause publication of any such press release or public announcement (A) that contains information that has previously been made public in accordance with this Section 4.6, or (B) to the extent that such party reasonably determines such action may be required by applicable Law, filings with the SEC or pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service, in which event such party will use commercially reasonable efforts to allow the other applicable party and its Representatives reasonable time to comment on such press release or public announcement in advance of its issuance and will consider such comments in good faith.

(b)            Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement.

4.7            [Reserved].

4.8            Tax Matters.

(a)            The parties agree that the taxable period of the Company will end at the end of the day on the Closing Date for U.S. federal income Tax purposes and, to the extent permissible under applicable Tax Law, state, local and foreign income Tax purposes.

(b)            In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, withholding, sales, receipts, or payroll of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the end of the day on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(c)            Parent will prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Company that are filed after the Closing Date with respect to Pre-Closing Tax Periods; provided that, except as otherwise required by applicable Tax Law, all such Tax Returns with respect to, attributable to, or that include Specified Tax Matters will be prepared in a manner consistent with past practice of the Company, and Parent will use commercially reasonable efforts to cause such Tax Returns to be prepared by the Persons responsible for preparing such Tax Returns prior to the Closing Date; provided, that if such Persons become unavailable or Parent is otherwise unable to cause such Persons to prepare such Tax Returns, Parent will provide prompt notice to the Securityholders’ Representative and permit the Securityholders’ Representative to review, reasonably comment and consent (not to be unreasonably withheld, conditioned, or delayed) to such Tax Returns prior to filing.

(d)            All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne by Parent. Parent shall prepare and file when due all necessary documentation and Tax Returns with respect to Transfer Taxes. Parent and the Securityholders’ Representative shall reasonably cooperate in good faith to file such Tax Returns and minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

(e)            Without the consent of the Securityholders’ Representative (which consent will not be unreasonably withheld, delayed or conditioned), Parent will not, and will not cause or permit the Surviving Corporation or any other Affiliate to take any of the following actions (i) with respect to Specified Tax Matters, prior to the later of April 1, 2029 or such time as the Indemnity Escrow Account has been exhausted, and (ii) with respect to any other Tax matter, prior to the date that the Total Merger Consideration is finally determined in accordance with Section 1.9: (1) amend any Tax Returns of the Company with respect to any Pre-Closing Tax Period, (2) make any Tax election that has retroactive effect to any Pre-Closing Tax Period of the Company, (3) voluntarily approach any Tax authority, begin (or enter) into any voluntary disclosure agreement (or similar process) with respect to any Taxes and/or Tax Returns of the Company for Pre-Closing Tax Periods, or (4) agree to waive or extend the statute of limitations relating to any Specified Tax Matters except as provided for in Section 4.8(g). Parent will not make any election under Section 338 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of the Company.

(f)            Each of the parties hereto shall use commercially reasonable efforts to cause the Integrated Mergers to qualify as a reorganization under Section 368(a) of the Code and no party shall knowingly take any action, or allow any Affiliate to knowingly take any action, that would reasonably be expected to prevent the Integrated Mergers from so qualifying.

(g)           Notwithstanding anything to the contrary in this Agreement, after the Closing Date, Parent shall control all Tax audits or administrative or judicial proceedings relating to Taxes of the Company (a “Tax Contest”). If, after the Closing Date, Parent receives notice of any Tax Contest with respect to any Specified Tax Matter (a “Specified Tax Contest”), Parent shall promptly notify the Securityholders’ Representative of such notice and the contents thereof. Parent will control any Specified Tax Contest and will (i) defend any Specified Tax Contest diligently and reasonably, (ii) at the request of a Governmental Authority, be entitled to agree to waive or extend the statute of limitations relating to any Specified Tax Matter that is the subject of a Specified Tax Contest, (iii)  keep the Securityholders’ Representative reasonably informed of the progress of any Specified Tax Contest (including any waiver or extension of any applicable statute of limitations), and (iv) not settle, compromise and/or concede any portion of such Specified Tax Contest for which the Company Shareholder would reasonably be expected to have an indemnification obligation hereunder without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned, or delayed; provided, however, that Parent will not be required to disclose to the Company Shareholder or the Securityholders’ Representative any Tax Return or other information that Parent determines in good faith to be unrelated to Specified Tax Matters.

(h)           To the extent the Indemnified Parties have not suffered any unreimbursed Losses with respect to Specified Tax Matters, any Tax refunds or amounts credited against Tax that are received by the Parent or the Company that are attributable to a Specified Tax Matter and amounts paid or economically borne by the Company Shareholder shall be for the account of the Company Shareholder. Any such Tax refund or credit, net of any reasonable costs or expenses incurred by Parent or its Affiliates in procuring such refund, shall be promptly paid over to the Securityholders’ Representative after receipt or realization thereof.

(i)            Any and all Tax sharing agreements or similar agreements between the Company and its Affiliates (for the avoidance of doubt, excluding Contracts entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes) shall be terminated as of the Closing Date and, after the Closing Date, none of Parent or the Company shall be bound thereby or have any liability thereunder.

4.9            Directors and Officers Insurance and Indemnification; Tail Policies.

(a)            Prior to the Closing Date, the Company will obtain a prepaid “tail” policy insuring the current and former directors, advisory directors and officers of the Company (the “D&O Indemnified Persons”) under the current program of directors’ and officers’ liability insurance maintained by the Company which will be effective commencing on the Closing Date and ending six (6) years thereafter and which will afford coverage for acts or omissions occurring at or prior to the Closing (the “D&O Tail Insurance”). To the extent the annual premium for the D&O Tail Insurance is fully paid by the Company prior to Closing, Parent will reimburse such amount at or prior to the Closing or such amount will be included as Closing Date Cash; provided, however, that in the event the annual premiums for the D&O Tail Insurance exceed, in the aggregate, three hundred percent (300%) of the aggregate annual premiums currently payable by the Company with respect to such current policy (the “Maximum Premium”), the Company Shareholder will pay one hundred percent (100%) of the excess of the cost of the D&O Tail Insurance over the Maximum Premium as a Company Transaction Expense. Parent will cause the Surviving Corporation to enforce the D&O Tail Insurance upon the reasonable request of the D&O Indemnified Persons and will not allow the Surviving Corporation to cancel the D&O Tail Insurance during its term. In addition, for a period of six (6) years following the Closing Date, Parent and the Surviving Corporation agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each D&O Indemnified Person as provided in (a) the Organizational Documents of the Company, in each case, as in effect on the date of this Agreement, or (b) pursuant to any other Contracts, in each case as in effect on the date of this Agreement and set forth on Section 4.10 of the Disclosure Schedule, will be assumed by the Surviving Corporation, without further action, and will remain in full force and effect in accordance with their respective terms other than in connection with any amendment, replacement or modification that would not materially and adversely affect the rights of the D&O Indemnified Persons thereunder or an amendment, replacement or modification which is required by applicable Law, and, in the event that any proceeding is pending or asserted or any claim made during such six (6)-year period, until the final disposition of such proceeding or claim. The provisions of this Section 4.9 will be enforceable by each D&O Indemnified Person and the Surviving Corporation will, and Parent will cause the Surviving Corporation or its successors to, pay actual, reasonable and documented costs and expenses (including actual, reasonable and documented attorneys’ fees) incurred by any D&O Indemnified Person (or his or her heirs, personal representatives, permitted successors or permitted assigns) in any successful legal action brought by such Person to enforce the obligations or its successors under this Section 4.9. The obligations of Parent and the Surviving Corporation and its successors under this Section 4.9 will not be terminated, amended or otherwise modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns, as applicable).

(b)            [Reserved.]

4.10          Release.

(a)            Effective upon the Closing, Parent and its Affiliates (including the Surviving Corporation and excluding, for avoidance of doubt, the Company Shareholder) on behalf of themselves and their respective directors, officers, employees, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges each director, advisory director and officer of the Company and their respective heirs, executors, administrators and personal representatives, from any and all rights, claims, expenses, debts, Liabilities, causes of action and obligations of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to the Closing. Further, Parent and its Affiliates (including the Surviving Corporation and excluding, for avoidance of doubt, the Company Shareholder) on behalf of themselves and their respective directors, officers, employees, successors and assigns, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim released hereby, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Person released hereby based on any released claim; provided, nothing in this Agreement, including the foregoing, shall diminish or alter the obligations of any such released Person under any Transaction Document to which such Person is a party, including with respect to (i) any claims, rights or other actions arising out of or relating, directly or indirectly, to this Agreement, including under Article 7, or the other Transaction Documents; (ii) the Merger; (iii) any right or claims that may arise as a result of an action or event occurring after the Closing; (iv) claims for Fraud; (v) claims for Willful Breach or criminal misconduct committed by any party hereto in connection with the consummation of the Transactions; or (vi) the enforcement of a party’s right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 8.2. The release under this Section 4.10(a) will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

(b)            Effective upon the Closing, the Securityholders’ Representative, on behalf of itself and its Affiliates and its and their respective directors, officers, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges Parent and its Affiliates, including the Surviving Corporation, officers, directors, members, trustees, stockholders, representatives, employees, principals, agents, subsidiaries, predecessors, successors and assigns and their respective heirs, executors, administrators and representatives from any and all rights, claims, expenses, debts, Liabilities, causes of action and obligations of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to the Closing. The Securityholders’ Representative, on behalf of itself and its and their Affiliates and its and their respective directors, officers, employees, successors and assigns, further irrevocably covenants to refrain from, directly or indirectly, asserting any claim released hereby, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Person released hereby based on any released claim; provided, nothing in this Agreement, including the foregoing, shall diminish or alter the obligations of any such released Person under any Transaction Document to which such Person is a party, including with respect to (i) any claims, rights or other actions arising out of or relating, directly or indirectly, to this Agreement, including under Article 7, or the other Transaction Documents; (ii) the Merger; (iii) any right or claims that may arise as a result of an action or event occurring after the Closing; (iv) claims for Fraud; (v) claims for Willful Breach or criminal misconduct committed by any party hereto in connection with the consummation of the Transactions; or (vi) the enforcement of a party’s right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 8.2. The release under this Section 4.10(b) will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

4.11          R&W Insurance. Parent or a Subsidiary of Parent will conditionally bind the R&W Insurance Binder substantially concurrently with the execution and delivery of this Agreement and deliver a copy of the R&W Insurance Binder within two (2) Business Days following the date of this Agreement. Parent or such Subsidiary will use commercially reasonable efforts to ensure the R&W Insurance Policy is issued promptly following the Closing (in accordance with the terms of the R&W Insurance Binder) and once the R&W Insurance Policy is issued to Parent or such Subsidiary, promptly deliver a true and complete copy of the issued R&W Insurance Policy to the Securityholders’ Representative. Parent or such Subsidiary of Parent and NGCSI will each be responsible for and pay fifty percent (50%) of the R&W Insurance Policy costs (including the premium, broker commission, underwriting fee, and taxes and stamp fees) to bind the R&W Insurance Policy in accordance with the terms of the NGCSI Merger Agreement. Neither Parent nor its Affiliates will amend the R&W Insurance Policy to remove or modify the insurer’s waiver of subrogation or contribution against any Company Shareholder except for Fraud, or corresponding third-party beneficiary rights of any Company Shareholder with respect to such waiver, without the prior written consent of the Securityholders’ Representative.

4.12          Merger Sub Stockholder Consent. Promptly following the execution and delivery of this Agreement (and in any event within one (1) Business Day of the execution of this Agreement), LLC Sub will execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

4.13          Delivery of Financial Statements. From the date of this Agreement until the earlier of one (1) Business Day prior to the Closing Date and a valid termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within ten (10) Business Days from the end of each month) deliver to Parent monthly financial statements of the Company, including an unaudited balance sheet and income statement for each full month through the Closing Date (the “Monthly Financial Statements”).

4.14          Termination of Related Party Contracts. On or prior to the Closing, (a) the Company shall, and shall cause its Affiliates, as applicable, to terminate all Related Party Contracts, other than those Related Party Contracts set forth on Section 4.14 of the Disclosure Schedule, and (b) the Company shall provide documentation reasonably acceptable to Parent evidencing each termination.

4.15          [Reserved].

4.16          [Reserved].

4.17          Certain NYSE Matters. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock comprising part of the Merger Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

4.18          Legends. The Parent Common Stock constituting Merger Consideration will, so long as the restrictions described in the legend are applicable and subject to the provisions of the Registration Rights and Lock-Up Agreement regarding legend removal, bear a legend identical or similar in effect to the following legend on any certificate or book-entry notation evidencing such Parent Common Stock:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

The foregoing legend is referred to herein as the “1933 Act Legend”.

4.19          Form S-3. Prior to the Closing, Parent will use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form thereof).

5.	Conditions to Obligations to Close

5.1            Conditions to the Obligations of Each Party under this Agreement. The respective obligation of each party hereto to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing signed by each of the Company, Parent and Merger Sub, in whole or in part, to the extent permitted by applicable Law:

(a)            Shareholder Approval. The Requisite Shareholder Approval must have been obtained in accordance with the MBCA and the Organizational Documents of the Company. A true and correct copy of the duly executed Shareholder Written Consent, constituting the Requisite Shareholder Approval, must have been delivered to Parent;

(b)            No Order. There must not be any Law enacted after the date of this Agreement or Order in effect restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions, declaring unlawful any of the Transactions or causing any of such Transactions to be rescinded; and

(c)            Closing of NGCSI Merger. All conditions to Closing (as defined in the NGCSI Merger Agreement) under Article 5 of the NGCSI Merger Agreement shall have been satisfied or waived to the extent permitted by applicable Law (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

5.2            Additional Conditions to the Obligations of Parent, LLC Sub and Merger Sub. The obligations of Parent, LLC Sub and Merger Sub to consummate the Closing are subject to satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in a writing signed by each of Parent and Merger Sub, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties. (i) Without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the representations and warranties set forth in Article 2 (other than the Company Fundamental Representations) must be true and correct on and as of the Closing Date as if made again on and as of the Closing Date, except: (A) for any representation or warranty made as of a specific date or for a particular period, which must be accurate as of such specific date or for such particular period, and (B) as would not reasonably be expected to have, individually or collectively, a Material Adverse Effect on the Company; (ii) without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the representations and warranties of the Company set forth in Section 2.3(a) (Capitalization) must be true and correct in all respects on and as of the Closing Date as if made again on and as of the Closing Date except for inaccuracies that, individually or in the aggregate, are de minimis relative to the Fully Diluted Company Share Number; and (iii) without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the Company Fundamental Representations (other than the representations and warranties set forth in Section 2.3(a) (Capitalization)) must be true and correct in all material respects on and as of the Closing Date as if made again on and as of the Closing Date;

(b)            Covenants. The Company must have performed and complied in all material respects with all of the covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date;

(c)            Material Adverse Effect. Since the date of this Agreement, there must not have occurred any Material Adverse Effect that is continuing;

(d)            Closing Certificate. The Company must have delivered to Parent a certificate executed by an authorized officer of the Company certifying on behalf of the Company that each of the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied;

(e)            Officer’s Certificate. The Company must have delivered to Parent a certificate of an officer of the Company, properly executed by such Person, certifying on behalf of the Company as to the Organizational Documents of the Company and (i) resolutions of the Company Board and the Shareholder Written Consent adopting and approving this Agreement and the Transactions to which the Company is a party, including the Merger and (ii) the names and signatures of the officers of the Company authorized to sign the relevant Transaction Documents and the other documents to be delivered thereunder;

(f)            Certificate of Good Standing. The Company must have delivered to Parent a certificate of good standing from LARA, dated as of a date not earlier than five (5) Business Days prior to the Closing;

(g)            Payoff Letters. At least four (4) Business Days prior to the Closing Date, the Company will deliver or cause to be delivered to Parent customary payoff letters in form and substance reasonably acceptable to Parent (the “Payoff Letters”), together with such other releases, instruments of discharge (including, without limitation, UCC-3 termination statements, intellectual property security agreement releases, collateral access agreement terminations and deposit account control agreement terminations) and other documentation reasonably required from each lender or holder of Funded Indebtedness identified on the Payment Spreadsheet, which Payoff Letters will (x) set forth the amounts required to repay in full all such Funded Indebtedness owed to such holder and the wire transfer instructions for such repayment and (y) provide that all Liens and guarantees in respect of such Funded Indebtedness have been terminated and released or that they will be so terminated and released upon repayment of such Funded Indebtedness;

(h)            Company Transaction Expenses. At least four (4) Business Days prior to the Closing Date, the Company will deliver or cause to be delivered to Parent final invoices with respect to all expenses payable by the Company listed in clause (a) of the definition of Company Transaction Expenses incurred prior to or upon Closing (the “Company Transaction Expense Invoices”), which Company Transaction Expense Invoices will include the amount of Company Transaction Expenses due to such payee and wire instructions; and

(i)            Additional Closing Deliverables. The Company must have delivered or caused to be delivered:

(i)            a counterpart to the Certificate of Merger, duly executed by the Company;

(ii)           the written resignation of each (i) director of the Company and (ii) officer of the Company designated by Parent at least three (3) Business Days prior to the Closing Date;

(iii)          counterparts to the Support Agreement, duly executed by the Company and the Company Shareholder;

(iv)          counterparts to the Registration Rights and Lock-Up Agreement, duly executed by the Company and the Company Shareholder;

(v)           certification by the Company and a notice to the IRS meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Parent; and

(vi)          an IRS Form W-9 from the Company, properly completed and duly executed by the Company.

If the Closing occurs, all closing conditions set forth in this Section 5.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub for the purposes of this Section 5.2.

5.3            Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing signed by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties. (i) The representations and warranties set forth in Article 3 (other than the Parent Fundamental Representations) must be true and correct on and as of the Closing Date as if made again on and as the Closing Date, except for: (A) any representation or warranty made as of a specific date or for a particular period, which must be accurate as of such specific date or for such particular period, and (B) as would not be reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent’s, LLC Sub’s or Merger Sub’s ability, on a timely basis, to consummate the Transactions; (ii) without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the representations and warranties set forth in Section 3.4 (Capitalization; Merger Sub) must be true and correct in all respects on and as of the Closing Date as if made again on and as of the Closing Date except for inaccuracies that, individually or in the aggregate, are de minimis relative to the total capital of Parent; and (iii) without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the Parent Fundamental Representations (other than the representations and warranties set forth in Section 3.4 (Capitalization; Merger Sub)) must be true and correct in all material respects on and as of the Closing Date as if made again on and as of the Closing Date;

(b)            Covenants. Parent and Merger Sub must have performed and complied in all material respects with all of their covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date;

(c)            Closing Certificate. Parent must have delivered to the Company a certificate executed by an authorized officer of Parent and Merger Sub certifying on behalf of Parent and Merger Sub that each of the conditions specified in Section 5.2(a) and Section 5.2(b) have been satisfied;

(d)            Officer’s Certificate. Parent must have delivered to the Company a certificate of an officer of Parent and Merger Sub certifying on behalf of Parent and Merger Sub as to each entity’s certificate of incorporation and bylaws and (i) resolutions of the board of directors and, in the case of Merger Sub, sole stockholder of Merger Sub adopting and approving this Agreement and the Transactions to which Parent or Merger Sub are a party, including the Merger, and (ii) the names and signatures of the officers of Parent and Merger Sub authorized to sign the relevant Transaction Documents and other documents to be delivered hereunder;

(e)            NYSE Listing Approval. The shares of Parent Common Stock comprising part of the Merger Consideration will have been authorized for listing on the NYSE, subject to official notice of issuance;

(f)            Additional Closing Deliverables. Parent or Merger Sub, as applicable, must have delivered or caused to be delivered:

(i)             the shares of Parent Common Stock comprising part of the Merger Consideration, which shares will bear the 1933 Act Legend, to the Securityholders’ Representative free and clear of all Liens and restrictions other than as set forth above and restrictions imposed by applicable securities Laws;

(ii)            a counterpart to each Certificate of Merger, duly executed by Merger Sub;

(iii)           a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by Parent; and

(iv)           evidence of satisfaction of the closing payment and deposit obligations set forth in Section 1.8.

If the Closing occurs, all closing conditions set forth in this Section 5.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company for the purposes of this Section 5.3.

6.	Termination

6.1            Termination of Agreement. This Agreement may be terminated and the Transactions (including the Merger) abandoned at any time prior to the Closing only as follows:

(a)            Parent and the Company may terminate this Agreement by mutual written consent;

(b)            Parent or the Company may terminate this Agreement by giving written notice to the other party if the Closing has not occurred on or before 5:00 p.m. Eastern Time on May 31, 2025, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that no termination may be made under this Section 6.1(b) if the failure to close is caused by the Willful Breach of this Agreement by the party seeking to terminate this Agreement or such party’s Affiliates;

(c)            Parent may terminate this Agreement by giving written notice to the Company if the Shareholder Written Consent executed by Company Shareholder representing the Requisite Shareholder Approval has not been delivered to Parent within one (1) Business Day following the date of this Agreement;

(d)            Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) (A) the Company has breached any representation, warranty, covenant, agreement or obligation contained herein and such breach would result in the failure of any of the conditions set forth in Section 5.2 to be satisfied and (B) such breach has not been cured (I) within fifteen (15) Business Days after receipt by the Company of written notice of such breach or (II) by the Outside Date, whichever date is earlier (provided, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured) or (ii) a Material Adverse Effect on the Company has occurred; provided, however, that the right to terminate this Agreement under clause (i) of this Section 6.1(d) will not be available to Parent if Parent is at that time in material breach of this Agreement;

(e)            the Company may terminate this Agreement by giving written notice to Parent if (i) Parent or Merger Sub has breached any representation, warranty, covenant, agreement or obligation contained herein and such breach would result in the failure of any of the conditions set forth in Section 5.3 to be satisfied and (ii) such breach has not been cured (A) within fifteen (15) Business Days after receipt by Parent of written notice of such breach or (B) by the Outside Date, whichever date is earlier (provided, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured); provided, however, that the right to terminate this Agreement under this Section 6.1(e) will not be available to the Company if the Company is at that time in material breach of this Agreement;

(f)            by Parent or the Company, by written notice to the other, if any Law is enacted after the date of this Agreement, or any Order is entered after the date of this Agreement, which Order has become final and non-appealable, preventing, enjoining or making illegal the consummation of the Merger; provided, that the right to terminate this Agreement under this Section 6.1(f) will not be available to any party whose breach of this Agreement was a principal cause of or primarily resulted in the entry of such Order or that failed to use the required efforts to remove such Order in connection with its obligations set forth in Section 4.2 of this Agreement (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing proviso); or

(g)            The Company may terminate this Agreement by giving written notice to Parent if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or have been waived in accordance with this Agreement, (ii) Parent fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.3(a), (iii) the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions set forth in Section 5.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and which are, at the time of such written confirmation, capable of being satisfied if the Closing were to occur at such time) have been and continue to be satisfied or have been waived in accordance with this Agreement and (B) the Company is ready, willing and able to consummate the Transactions (including the Merger) on the date such notice is received by Parent and at all times during the three (3) Business Day period immediately thereafter and (iii) Parent and Merger Sub fail to consummate the Transactions (including the Merger) within such three (3) Business Day period following the date on which such notice is received by Parent.

6.2           Effect of Termination; Termination Fees.

(a)            In the event of the valid termination of this Agreement pursuant to, and in accordance with the terms of, Section 6.1, this Agreement will forthwith become void and there will be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers, shareholders or Affiliates, provided, that (a) the last sentence of Section 4.2(a), Section 4.6, this Section 6.2 and Article 8 and any related definitions or provisions in this Agreement and the Confidentiality Agreement will remain in full force and effect and survive any termination of this Agreement and (b) nothing herein will relieve any party from liability in connection with (i) any Willful Breach of this Agreement prior to the date of such termination or (ii) Fraud.

(b)            Company Breach. If Parent is entitled to terminate this Agreement pursuant to Section 6.1(b) (at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 6.1(c) or Section 6.1(d)), Section 6.1(c) or Section 6.1(d):

(i)            the Company is in Willful Breach of this Agreement, then, in any such event, Parent shall be entitled to elect, at Parent’s sole discretion, one of the following two options: (A) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 8.2; or (B) terminate this Agreement pursuant to Section 6.1(b) (at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 6.1(c) or Section 6.1(d)), Section 6.1(c) or Section 6.1(d), in which case the Company shall pay, or cause to be paid, to Parent, no later than three (3) Business Days after termination of this Agreement, an aggregate amount equal to the sum of (x) $5,000,000, plus (y) all reasonable out-of-pocket costs and expenses incurred by Parent in connection with any proceedings to enforce its rights pursuant to this Section 6.2(b), plus (z) any interest accrued thereon, at the rate of ten percent (10%) per annum, from and after the date that is three (3) Business Days after the date of termination until such amount is paid in full (such sum, the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (it being understood and agreed that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the parties acknowledge and agree that, to the extent Parent elects in writing to terminate this Agreement and receive the Termination Fee under clause (B), such payment or right to receive such payment or payments (in the manner set forth in this Section 6.2(b)) shall be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against the Company or any other Person for any and all losses or damages suffered by Parent or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the Transactions (including the Merger) to be consummated and, for the avoidance of doubt, in no event will the Company be required to consummate the Closing and also pay the Termination Fee; or

(ii)            the Company is not in Willful Breach, then, in any such event, Parent shall be entitled to elect, at Parent’s sole discretion, one of the following two options: (A) seek a decree or order of specific performance in lieu of a termination of this Agreement, pursuant to the terms of Section 8.2; or (B) terminate this Agreement pursuant to Section 6.1(b), Section 6.1(c) or Section 6.1(d).

(c)            Parent or Merger Sub Breach. If the Company is entitled to terminate this Agreement pursuant to Section 6.1(b) (at a time when the Company could have terminated this Agreement pursuant to Section 6.1(e) or Section 6.1(g)), Section 6.1(e) or Section 6.1(g), in each case where:

(i)            Parent or Merger Sub is in Willful Breach of this Agreement, then, in such event, the Company will be entitled to elect, at the Company’s sole discretion, one of the following two options: (A) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 8.2; or (B) terminate this Agreement pursuant to Section 6.1(b) (at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(e) or Section 6.1(g)), Section 6.1(e) or Section 6.1(g), in which case Parent shall pay, or cause to be paid, to the Company, no later than three (3) Business Days after termination of this Agreement, an aggregate amount equal to the sum of (x) $5,000,000, plus (y) all reasonable out-of-pocket costs and expenses incurred by the Company in connection with any proceedings to enforce its rights pursuant to this Section 6.2(c), plus (z) any interest accrued thereon, at the rate of ten percent (10%) per annum, from and after the date that is three Business Days after the date of termination until such amount is paid in full (such sum, the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company (it being understood and agreed that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the parties acknowledge and agree that, to the extent the Company elects in writing to terminate this Agreement and receive the Reverse Termination Fee under clause (B), such payment or right to receive such payment or payments (in the manner set forth in this Section 6.2(c)) will be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against Parent, Merger Sub or any other Person for any and all losses or damages suffered by the Company or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the Transactions (including the Merger) to be consummated and, for the avoidance of doubt, in no event will Parent be required to consummate the Closing and also pay the Reverse Termination Fee; or

(ii)            Parent is, as a result of Parent’s failure to have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund and pay the Merger Consideration and any other amounts to be paid to or on behalf of the Company Shareholder hereunder or under the other Transaction Documents, (A) in breach of the representations and warranties made under Section 3.5 and (B) is unable to consummate the Transactions (including the Merger) (such case, a “Financing Failure”), then, in such event, the Company will be entitled to elect, at the Company’s sole discretion, one of the following two options: (1) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 8.2; or (2) terminate this Agreement pursuant to Section 6.1(b) (at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(e) or Section 6.1(g)), Section 6.1(e) or Section 6.1(g), in which case Parent shall promptly pay, or cause to be paid, no later than three (3) Business Days after termination of this Agreement, the Reverse Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company (it being understood and agreed that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the parties acknowledge and agree that, to the extent the Company elects in writing to terminate this Agreement and receive the Reverse Termination Fee under clause (2), such payment or right to receive such payment or payments (in the manner set forth in this Section 6.2(c)) will be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against Parent, Merger Sub or any other Person for any and all losses or damages suffered by the Company or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the Transactions (including the Merger) to be consummated and, for the avoidance of doubt, in no event will Parent be required to consummate the Closing and also pay the Reverse Termination Fee; or

(iii)          (A) Parent or Merger Sub is not in Willful Breach and (B) a Financing Failure has not occurred, then, in either such event, the Company shall be entitled to elect, at the Company’s sole option, one of the following two options: (1) seek a decree or order of specific performance in lieu of a termination of this Agreement pursuant to the terms of Section 8.2; or (2) terminate this Agreement pursuant to Section 6.1(b), Section 6.1(e) or Section 6.1(g).

(d)            Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Section 6.2 are an integral part of the Transactions, and that, without these agreements, none of Parent, Merger Sub or the Company would enter into this Agreement. Each of the Company, Parent and Merger Sub acknowledges and agrees that the Termination Fee or Reverse Termination Fee, as applicable, are not penalties, but rather are liquidated damages in a reasonable amount that will compensate the Company, in the case of the Reverse Termination Fee, or Parent and Merger Sub, in the case of the Termination Fee, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

7.	Limited Indemnification

7.1           Indemnification. From and after Closing until the later of (a) (i) April 1, 2029 or (ii) such time as the Indemnity Escrow Account has been exhausted, whichever occurs earlier, and (b) all pending and unsatisfied or unresolved claims for indemnification by an Indemnifying Party for which a Claim Notice has been delivered prior to April 1, 2029 are (A) fully resolved in accordance with this Article 7 or (B) judicially determined by an Order by a court that possesses competent jurisdiction and is not subject to further appeal or discretionary review, and subject to the limitations set forth in Section 7.3, the Company Shareholder (each, an “Indemnifying Party”) will, solely to the extent of the funds then remaining in the Indemnity Escrow Account, jointly and severally, indemnify, defend and hold harmless Parent and each of its Affiliates (including following the Closing, the Surviving Corporation), and each of their respective Representatives (collectively, the “Indemnified Parties”), from and against all Losses incurred in connection with, arising out of, resulting from any of the matters set forth in Section 7.1 of the Disclosure Schedule. For the avoidance of doubt, the Securityholders’ Representative shall represent the Company Shareholder with respect to all matters pursuant to this Article 7 and any notice requirement under this Article 7 by an Indemnified Party shall be deemed satisfied if such notice is delivered to the Securityholders’ Representative.

7.2           Indemnity Actions. Except as otherwise provided in Section 4.8(g), all claims for indemnification under Section 7.1 will be asserted and resolved as follows:

(a)            Direct Claims Indemnification Procedures.

(i)            To make or preserve a claim for indemnification under Section 7.1, Parent will as promptly as practicable notify the Securityholders’ Representative of any event giving rise to a possible claim under this Section 7.2 including, to the extent known, the specific details of and specific basis under this Agreement for its claim and the matters set forth in Section 7.1 to which such claim relates (the “Claim Notice”); provided, that the failure to provide such notice to the Securityholders’ Representative shall not affect an Indemnifying Party’s obligations under this Article 7 except and only to the extent that such Indemnifying Party is materially prejudiced by such failure.

(ii)           In the event that the Securityholders’ Representative does not, within thirty (30) days of the receipt thereof, object in writing to any claim or claims made in any Claim Notice pursuant to the terms hereof, the Indemnified Parties shall be entitled to recover from the Indemnity Escrow Account in accordance with the terms hereof and of the Escrow Agreement, and the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute to the Indemnified Party the amount included in such Claim Notice.

(iii)          In case the Securityholders’ Representative shall object in writing to any claim or claims made in any Claim Notice, the Securityholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed, and the Indemnified Party shall recover the amount set forth in such memorandum from the Indemnity Escrow Account in accordance with the terms hereof and of the Escrow Agreement. In the event that Securityholders’ Representative and Parent are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the parties may resolve such dispute in the manner provided in Section 8.9.

(b)            Defense of Third-Party Claims.

(i)            In the event that the claim for indemnification pursuant to Section 7.1 is based upon a claim by a third party against an Indemnified Party (a “Third Person Claim”), Parent will as promptly as practicable provide a Claim Notice to the Securityholders’ Representative after Parent has actual knowledge of the Third Person Claim and will enclose a copy of all papers (if any) received with respect to the Third Person Claim; provided, that the failure to provide such notice to the Securityholders’ Representative shall not affect an Indemnifying Party’s obligations under this Article 7 except and only to the extent that such Indemnifying Party is materially prejudiced by such failure.

(ii)            The Securityholders’ Representative will have thirty (30) days from its receipt of the Claim Notice to notify Parent in writing whether it (A) admits or denies (including a reasonable explanation for such denial) that such Third Person Claim is an indemnifiable matter pursuant to the terms of this Article 7 and (B) exercises its right to participate in the defense or settlement of such Third Person Claim under this Article 7, subject to the consent rights of any insurer or any other limitations in the R&W Insurance Policy, at the Company Shareholder’s sole cost and expense (to be reimbursed to the Securityholders’ Representative out of the Indemnity Escrow Account). If the Securityholders’ Representative does not so notify Parent within such 30-day period, the Indemnifying Parties will have waived their right to defend such Third Person Claim. Parent is authorized, prior to and during such 30-day period (or, if earlier, prior to notification that the Securityholders’ Representative exercise rights pursuant to this Section 7.2(b)), to file any motion, answer or other pleading that it deems necessary or appropriate to protect the Indemnified Parties’ interests or those of the Indemnifying Parties and that is not prejudicial to the Indemnifying Parties; provided that Parent will provide the Securityholders’ Representative reasonable prior notice of such action and use commercially reasonable efforts to consult with the Securityholders’ Representative (but will not be bound by the views or comments of the Securityholders’ Representative). In case the Parent shall object in writing to any denial of Third Person Claim made by the Securityholders’ Representative pursuant to this Section 7.2(b)(ii), the Securityholders’ Representative and Parent shall attempt in good faith to agree upon the rights and obligations of the respective parties with respect to each of such claim. If the Securityholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed, and the claim shall be defended in accordance with the terms hereof. In the event that Securityholders’ Representative and Parent are not able to reach an agreement, the parties may resolve such dispute in the manner provided in Section 8.9.

(iii)            Parent will have full control of the defense and proceedings of such Third Person Claim, including any compromise or settlement thereof, the costs and expenses of which shall be reimbursed from the Indemnity Escrow Account (pro rata from each remaining Indemnity Escrow Group). If requested by Parent, the Securityholders’ Representative agrees to cooperate, and to cause the Indemnifying Parties to cooperate, in contesting any Third Person Claim that Parent elects to contest (provided, however, that the Securityholders’ Representative will not be required to bring any counterclaim or cross-complaint against any Person). Parent will not, without the written consent of the Securityholders’ Representative (not to be unreasonably withheld, conditioned, or delayed), settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnifying Parties’ liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnifying Parties), (ii) requires a non-monetary commitment by any Indemnifying Party, including compliance with an injunction or other equitable relief, (iii) includes any admission of criminal guilt or culpability or (iv) is reasonably likely to result in Losses that would materially exceed the aggregate dollar value of the Indemnity Escrow Amount (as may be adjusted in accordance with this Article 7). Parent shall keep the Securityholders’ Representative reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish Securityholders’ Representative with all documents and information available to Parent that Securityholders’ Representative reasonably requests and shall consult with Securityholders’ Representative prior to acting on major matters, including settlement discussions.

7.3           Limitation on Actions.

(a)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company Shareholder will not be required to indemnify the Indemnified Parties under this Article 7 for aggregate Losses in excess of the Indemnity Escrow Amount (as may be adjusted in accordance with this Article 7, the “Indemnity Cap”). For the avoidance of doubt, but subject to the Indemnity Cap, any Indemnity Escrow Amount and any interest or other income earned on the Indemnity Escrow Amount, in each case, in the Indemnity Escrow Account will be available as the sole recourse of the Indemnified Parties against the Company Shareholder for any of the matters set forth on Section 7.1 of the Disclosure Schedule regardless of the Indemnity Escrow Group to which such matter relates.

(b)            Prior to seeking recovery from the Indemnity Escrow Account in accordance with this Article 7, Parent will seek recovery with respect to (and to the extent actually covered and collected, will satisfy) any claim for indemnification under this Article 7 from the R&W Insurance Policy to the extent such claim is actually covered and collectable under the R&W Insurance Policy, it being understood that the Parent shall not be required to seek recovery for any matters that are not covered and collectable under the R&W Insurance Policy.

(c)            The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article 7 will be reduced by the amount of insurance proceeds (including under the R&W Insurance Policy) actually received by an Indemnified Party with respect to such Losses (subject to any subrogation rights therein, and net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by an Indemnified Party) and such net insurance proceeds will be deemed paid out under the Indemnity Escrow Group to which the proceeds relate. In the event that any such amounts are recovered by an Indemnified Party with respect to Losses for which the Indemnified Party has previously been indemnified pursuant to this Article 7, then Parent will promptly refund to Securityholders’ Representative (for distribution to the Company Shareholder) an amount equal to the lesser of: (A) the aggregate amount recovered (net of all costs of recovery ), (B) the aggregate amount previously recovered by the Indemnified Party from the Indemnity Escrow Account pursuant to this Article 7 in respect of such Losses and (C) the amount, if any, by which the sum of the amounts in (A) and (B) exceeds the total amount of Losses for which an Indemnified Party may have been indemnified pursuant to this Article 7 without regard for the Indemnity Cap.

(d)            In no event will an Indemnified Party be entitled to duplicate compensation with respect to the same Loss, liability, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents and in no event shall the term “Losses” as used in this Article 7 include any indirect, special, punitive or consequential damages (including loss of profits). For avoidance of doubt, the term “Losses” as used in this Article 7 shall include Taxes and expenses (including reasonable professional fees) incurred by an Indemnified Party in defense of Specified Tax Matters.

(e)            Parent will not, and will cause its Affiliates (including, after Closing, the Company) not to, voluntarily approach or otherwise initiate communication with any Governmental Authority or Government Official with respect to any matter set forth in Paragraph 1 of Section 7.1 of the Disclosure Schedule.

7.4           Indemnity Escrow.

(a)            Indemnity Escrow Amount. In order to provide security for the Company Shareholder’s indemnification obligations under this Article 7, Parent shall deposit cash in an amount equal to the Indemnity Escrow Amount into the Indemnity Escrow Account concurrently with the Closing.

(b)            Escrow Account. The Indemnity Escrow Amount shall be segregated and allocated to the Indemnity Escrow Groups in the manner set forth in Section 7.1 of the Disclosure Schedule. The Indemnity Escrow Amount shall be held by the Escrow Agent and distributed by the Escrow Agent pursuant to the provisions of this Section 7.4 and the Escrow Agreement.

(c)            Any interest or other income earned upon the Indemnity Escrow Amount shall be treated as income of Parent for U.S. federal (and applicable state and local) income tax purposes, shall become part of the Indemnity Escrow Amount, and shall be allocated to and increase the same Indemnity Escrow Group as the Indemnity Escrow Amount that produced such income. So long as there is any Indemnity Escrow Amount in the Indemnity Escrow Account, to the extent there is any income earned upon the Indemnity Escrow Amount, Parent and the Securityholders’ Representative shall, within thirty (30) days of the end of each calendar year and prior to the final distribution from the Indemnity Escrow Account, pursuant to the terms of the Escrow Agreement, execute and deliver to the Escrow Agent joint written instructions to distribute to Parent an amount of cash from each Indemnity Escrow Group that created such income that is equal to the product of (i) the amount of income earned for the relevant taxable year (or in the case of the final distribution from the Indemnity Escrow Account, the relevant portion of the taxable year) and (ii) 0.25, for the purpose of paying any income Taxes due on such income.

(d)            On April 1, 2027, the Company Shareholder shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to (i) the balance of the Indemnity Escrow Amount, less (ii) the sum of the amounts initially allocated to Indemnity Escrow Groups B and C (net of amounts reimbursed to Parent in respect of such Indemnity Escrow Groups pursuant to the first sentence of Section 7.2(b)(iii)), less (iii) the sum of the interest earned on Indemnity Escrow Groups B and C, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Company Shareholder pursuant to the terms of the Escrow Agreement; provided, however, that the Company Shareholder shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to April 1, 2027 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

(e)            On April 1, 2028, the Company Shareholder shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to (i) the balance of the Indemnity Escrow Amount, less (ii) the sum of the amounts initially allocated to Indemnity Escrow Group C (net of amounts reimbursed to Parent in respect of such Indemnity Escrow Groups pursuant to the first sentence of Section 7.2(b)(iii)), less (iii) the sum of the interest earned on Indemnity Escrow Group C, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Company Shareholder pursuant to the terms of the Escrow Agreement; provided, however, that the Company Shareholder shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to April 1, 2028 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

(f)            On April 1, 2029, the Company Shareholder shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to the balance of the Indemnity Escrow Account, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Company Shareholder pursuant to the terms of the Escrow Agreement; provided, however, that the Company Shareholder shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to April 1, 2029 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

7.5           Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedy based on any representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based on such representations, warranties, covenants and agreements.

7.6           No Contribution. No Company Shareholder shall have, and no Company Shareholder shall exercise or assert (or attempt to exercise or assert), any right of contribution or reimbursement from, subrogation to, or right of indemnity against the Surviving Corporation in connection with any indemnification obligation to an Indemnified Party to which such Company Shareholder may become subject under or in connection with this Agreement.

7.7           Rights under Other Transaction Documents. Nothing set forth in this Article 7 or otherwise in this Agreement shall affect any right or claim of Parent or the Surviving Corporation pursuant to any Letter of Transmittal or Support Agreement signed by the Company Shareholder with respect to any representations, warranties, covenants or agreements set forth in such Letter of Transmittal or Support Agreement; provided, that, in the event the Closing occurs, no party to the Support Agreement shall have liability pursuant to the Support Agreement.

7.8           Tax Consequences of Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article 7 will be treated as adjustments to the Merger Consideration for all federal, state, local and foreign Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

8.	Miscellaneous Provisions

8.1           Fees and Expenses. Except as otherwise expressly provided herein, each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Merger is consummated.

8.2           Remedies.

(a)            The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will be entitled to an injunction or injunctions to prevent or restrain such breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement in the Chosen Courts to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

(b)            Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Merger Sub, as applicable, under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such order or injunction. The parties further agree that (i) by seeking the remedies provided for in this Section 8.2, a party will not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 8.2 will require any party to institute any Proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.2 prior or as a condition to exercising any termination right under Article 6 (and receiving the Termination Fee or Reverse Termination Fee, as applicable, or pursuing damages after such termination to the extent available to such party), nor will the commencement of any Proceeding pursuant to this Section 8.2 or anything set forth in this Section 8.2 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing Section 8.2(a) and this Section 8.2(b), in no case will any party be entitled to specifically enforce the terms of this Agreement or to seek equitable remedy in any court other than the Chosen Courts. For the avoidance of doubt, a party hereto may concurrently seek specific performance or other equitable relief and any monetary damages, remedies or awards that may be available to such party or any third party beneficiary under this Agreement or at Law.

8.3           No Third-Party Beneficiaries. Except as set forth in Section 4.9, Section 4.11, the last sentence of Section 4.12, Article 7 and this Section 8.3, this Agreement is not intended to and does not confer any rights or remedies upon any Person other than the parties, provided, that the Company will have the right to pursue damages on behalf of its shareholders in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub.

8.4           Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Disclosure Schedule and the other documents, instruments and agreements referred to herein that relate to the Transactions (including the Transaction Documents), constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.5           Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent and the Company; provided, that Parent and Merger Sub may, without the consent of any Person, assign in whole or in part their rights and obligations pursuant to this Agreement to (a) one or more of their respective Affiliates, (b) any successor to, or assignee of, all or substantially all of the business and assets of Parent or its Affiliates or (c) any lender to Parent or any of its Affiliates as security for obligations to such lender; provided, further, that no such assignment will relieve Parent of its obligations hereunder.

8.6           Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts (any of which may be delivered electronically), each of which will be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party will raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense. This Agreement may be executed by electronic or digital delivery signature or using generally recognized e-signature technology and such signature will constitute an original signature for all purposes. Minor variations in the form of the signature page will be disregarded in determining the party’s intent or the effectiveness of such signature.

8.7           Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.8           Notices. All notices, requests, demands, claims and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following address (or at such other address for a party as will be specified by like notice):

If to Parent, Merger Sub or, after the Closing, the Company:

Archrock, Inc.

9807 Katy Freeway, Ste. 100

Houston, Texas 77024

Attention: Stephanie C. Hildebrandt

Email: [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson; Nick Dhesi

Email: ryan.maierson@lw.com; ramnik.dhesi@lw.com

If, prior to the Closing, the Company:

Natural Gas Compression Systems, Inc.

2480 Aero Park Drive

Traverse City, Michigan 49686

Attention: A. J. Yuncker

Email: [***]

Telephone: [***]

with a copy (which will not constitute notice) to:

Honigman LLP

200 Ottawa Avenue NW, Suite 700

Grand Rapids, Michigan 49503

Attention: Tracy T. Larsen and Jordan K. Schwartz

Email: tlarsen@honigman.com; jschwartz@honigman.com

Telephone: (616) 649-1950; (616) 649-1980

If to Securityholders’ Representative:

c/o: A. J. Yuncker

[***]

[***]

Email: [***]

with a copy (which will not constitute notice) to:

Honigman LLP

200 Ottawa Avenue NW, Suite 700

Grand Rapids, Michigan 49503

Attention: Tracy T. Larsen and Jordan K. Schwartz

Email: tlarsen@honigman.com; jschwartz@honigman.com

Telephone: (616) 649-1950; (616) 649-1980

Any notice, request, demand, claim or other communication hereunder will be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication will conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) will conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.9           Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)            Except with respect to the application of Michigan law as related to Michigan aspects of the Merger, this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)            Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal courts located in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”) in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.8, in addition to any other method to serve process permitted by applicable Law.

(c)            THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, INCLUDING THE MERGER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.10         Amendments and Waivers. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Closing Date (notwithstanding any shareholder approval); provided, however, that after delivery of the Shareholder Written Consent, no amendment will be made which, pursuant to applicable Law, requires further approval by such Company Shareholder without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

8.12         Disclosure Schedule. The Disclosure Schedule will be arranged in sections and subsections corresponding to the sections and subsections contained in Article 2, and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section of the Disclosure Schedule will be deemed to be included in another section thereof solely to the extent the relevance of such disclosure to such other section is reasonably apparent. Any information provided in the Disclosure Schedule is solely for information purposes, and the inclusion of such information will not be deemed to enlarge or enhance in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the parties pursuant to this Agreement will not be deemed to be an admission or evidence of the materiality of such item, nor will it establish a standard of materiality for any purpose whatsoever.

8.13         Consent to Representation.

(a)            Each of the parties acknowledges and agrees, on its own behalf and on behalf of its directors, officers, shareholders, partners, employees and Affiliates, that Honigman LLP currently serves as counsel to the Company, certain Company Shareholder and certain Affiliates of the foregoing (individually and collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents, the consummation of the Transactions (including the Merger) and in connection with other matters relating to the Transactions. There may come a time, including after consummation of the Merger, when the interests of the Seller Group, on the one hand, and the Company, on the other hand, may no longer be aligned or when, for any reason, the Seller Group, Honigman LLP or the Company believes that Honigman LLP can or should no longer represent members of the Seller Group, on the one hand, and the Company, on the other hand. In such case, Parent and the Surviving Corporation agree that Honigman LLP (or any successor) may represent members of the Seller Group in the future in connection with issues that may arise under or relate to this Agreement or the Transactions, and any claims that may be made pursuant or relating to this Agreement or the Transactions, even though the interests of the Seller Group may be directly adverse to Parent or the Surviving Corporation, and even though Honigman LLP may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Surviving Corporation or Parent. Honigman LLP (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, Affiliate or other Representative of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, another Transaction Document or the Transaction. Each of the parties consents thereto, and waives any conflict of interest arising therefrom, and each such party will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

(b)            Notwithstanding anything to the contrary contained herein, the parties intend that all communications at or prior to the Closing between or among the Company, any member of the Seller Group, or any of them (collectively, the “Target Group”), on the one hand, and any of their attorneys or other professional advisors, on the other hand, to the extent relating to the negotiation, execution or delivery of this Agreement, the Transactions (including the Merger) and any alternative transactions (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Target Group (the “Associated Rights”), will, from and after the Closing, rest exclusively with the respective members of the Seller Group and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Parent, the Surviving Corporation or any of their respective Affiliates or any successor or assign of any of the foregoing (collectively, the “Parent Group”). Accordingly, the parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Seller Group, and (ii) no member of the Parent Group will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights. Without limiting the foregoing, the parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al. v. SIG Growth Equity Fund, I, LLP, et al. (Civil Action No. 7905-CS, November 15, 2013) and desire to expressly exclude the Protected Communication and Associated Rights from the assets, rights, privileges and benefits of the Target Group that might otherwise be transferred or assigned to any member of the Parent Group by operation of law or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their respective Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation (including on behalf of its Affiliates) may assert (but not waive) the attorney-client privilege to prevent disclosure of confidential communications by Honigman LLP to such third party.

(c)            Parent hereby agrees, on its own behalf and on behalf of the other members of the Parent Group, from and after the Closing, that the Seller Group (i) will have the right to take possession and control of all Protected Communication effective as of the Closing and (ii) if and to the extent the Seller Group fails to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of their rights under this Section 8.13), the members of the Seller Group will have the right to access and copy, from time to time, any Protected Communication in the possession or control of any member of the Parent Group from and after the Closing, during normal business hours and on not less than twenty-four (24) hours’ prior written notice. If and to the extent that, at any time from and after the Closing, any member of the Parent Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Parent Group will not, and will cause the other members of the Parent Group not to, waive such privilege or right of confidentiality without the prior written consent of the holders of a majority in interest of the former Company Shareholder (which consent may be withheld, conditioned or delayed in its sole discretion).

8.14            Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits will mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case, at the time such reference is made; (c) words using the singular or plural number also will include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms will refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person will be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” or any variation thereof will be deemed to be followed by “without limitation”; (g) words of any gender include each other gender; (h) all references to days or months will be deemed references to calendar days or months; (i) whenever this Agreement refers to a number of days, such number will refer to calendar days, unless such reference is specifically to “Business Days”; (j) any time period set forth in this Agreement that ends on a calendar day that is not a Business Day will be deemed to mean the next succeeding Business Day; and (k) all references to “$” and “dollars” will be deemed references to United States dollars. The use of the word “including” or any variation thereof will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The use of the words “or,” “either,” “and/or” and “any” will not be exclusive. The phrases “provided to,” “delivered to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means an electronic copy of the document or information referred to, which has been provided to the party to whom such information or material is to be provided; provided, however, for all documents or information to be provided to, furnished to or made available to Parent hereunder, such document or information will be deemed to have been provided to, furnished to or made available to Parent only if placed in the virtual data room hosted by the Company’s financial advisor no less than two (2) Business Days prior to the date hereof, and which will not have been modified or removed from such virtual data room prior to the Closing. The recitals to this Agreement and the exhibits, schedules and annexes identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Further, prior drafts of this Agreement or any documents executed and delivered in connection herewith or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith will not be used as a rule of construction or otherwise constitute evidence of the intent of the parties hereto or thereto, and no presumption or burden of proof will arise favoring or disfavoring any such party by virtue of the authorship of any provision in this Agreement. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

8.15         Further Assurances. Each party will execute and cause to be delivered to each other party such instruments and other documents, and will take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

8.16         Securityholders’ Representative.

(a)            Each Company Shareholder, by participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, will irrevocably be deemed to have appointed Wolverine Securityholders’ Representative, LLC, as of the Effective Time, as the exclusive representative and attorney-in-fact for such Company Shareholder for all purposes in connection with this Agreement and any agreements ancillary hereto (including the full power and authority on such Company Shareholder’s behalf): (i) to consummate the Transactions; (ii) to endorse and deliver any certificates or instruments of assignment as Parent will reasonably request; (iii) to execute and deliver on behalf of such Company Shareholder any amendment, waiver, ancillary agreement or other document that the Securityholders’ Representative deems necessary or appropriate; (iv) to give and receive notices and communications to or from Parent or the Surviving Corporation relating to this Agreement, the Merger or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication must be given or received by a Company Shareholder individually); (v) to make, administer and resolve disputes; (vi) to consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims; (vii) to provide any consents or agreements hereunder, including with respect to any proposed settlement of any claims or to any amendment to this Agreement; and (viii) to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Each Company Shareholder agrees that such appointment is coupled with an interest, is therefor irrevocable and will survive the death, incapacity, bankruptcy, dissolution or liquidation of such Company Shareholder. All decisions and actions (including the execution of any agreement or document) by the Securityholders’ Representative on behalf of any Company Shareholder (to the extent authorized by this Agreement) will be binding upon such Company Shareholder, and no such Company Shareholder will have the right to object, dissent, protest or otherwise contest the same. Each Company Shareholder agrees that Parent will be entitled to rely on any action taken by the Securityholders’ Representative, on behalf of such Company Shareholder, pursuant to this Section 8.16, and that each such action will be binding on each Company Shareholder as fully as if such Company Shareholder had taken such action. No bond will be required of the Securityholders’ Representative.

(b)            Notwithstanding Section 8.16(a), in the event that the Securityholders’ Representative, upon the advice of legal counsel, is of the opinion that he requires further authorization from Company Shareholder on any matters concerning this Agreement or the Transactions, the Securityholders’ Representative will be entitled to seek such further authorization from the Company Shareholder prior to acting on its behalf.

(c)            The Securityholders’ Representative may resign from its capacity as the Securityholders’ Representative at any time by written notice delivered to Parent. If there is a vacancy at any time in the position of the Securityholders’ Representative for any reason, such vacancy will be filled by the holders of a majority in interest of the former Company Shareholder upon not less than three days’ prior written notice to Parent, in which case the references to the Securityholders’ Representative will include the replacement.

(d)            All acts of the Securityholders’ Representative hereunder in its capacity as such will be deemed to be acts on behalf of the Company Shareholder and not of the Securityholders’ Representative individually. The Securityholders’ Representative will not be liable to the Company Shareholder in connection with the Securityholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, for any liability of any kind, including any liability of any Company Shareholder, or otherwise or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Securityholders’ Representative’s gross negligence or willful misconduct. The Securityholders’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and the Securityholders’ Representative will not be liable for any action or omission pursuant to the advice of counsel. The Securityholders’ Representative will not by reason of this Agreement have a fiduciary relationship in respect of any Company Shareholder.

(e)            Any expenses or taxable income incurred by the Securityholders’ Representative in connection with the performance of its duties under this Agreement will not be the personal obligation of the Securityholders’ Representative but will be payable by and attributable to the Company Shareholder. The Company Shareholder will indemnify, defend and hold harmless the Securityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Securityholders’ Representative Losses”) arising out of or in connection with the Securityholders’ Representative’s acceptance or administration of the Securityholders’ Representative’s duties hereunder or any other agreements ancillary hereto, in each case as such Securityholders’ Representative Loss is suffered or incurred, after written notice thereof to the Company Shareholder; provided, that to the extent that any such Securityholders’ Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Company Shareholder for the amount of the Securityholders’ Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Company Shareholder, any such Securityholders’ Representative Losses may be recovered by the Securityholders’ Representative from the Expense Fund; provided, however, that while this Section allows the Securityholders’ Representative to be paid from the Expense Fund, this does not relieve the Company Shareholder from its obligation to promptly pay such Securityholders’ Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Company Shareholder or otherwise. The Company Shareholder acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

(f)            The Expense Fund will be held by the Escrow Agent in a segregated account and will be used for the purposes of paying directly or reimbursing the Securityholders’ Representative for any Securityholders’ Representative Losses incurred pursuant to this Agreement. Parent acknowledges that neither it, nor any of its Affiliates (including the Surviving Corporation) has any rights or interest in the Expense Fund. The Company Shareholder will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and will have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of the Securityholders’ Representative’s gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. As soon as reasonably determined by the Securityholders’ Representative that the Expense Fund is no longer required to be withheld, the Securityholders’ Representative will distribute the remaining Expense Fund (if any) to the Company Shareholder.

(g)            After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Representative that is within the scope of the Securityholders’ Representative’s authority under this Section 8.16 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Company Shareholder and will be final, binding and conclusive upon the Company Shareholder; and Parent will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every Company Shareholder.

8.17         No Survival of Representations, Warranties and Covenants. The parties, intending to modify any applicable statute of limitations, agree that (a) other than the representations and warranties set forth in Section 2.26 and Section 3.14 (which will survive indefinitely), all representations and warranties of the parties set forth in this Agreement or in any certificate delivered in connection with this Agreement will terminate effective as of the Closing and will not survive the Closing for any purpose (with the parties agreeing to contractually shorten any applicable statutes of limitation) such that no claim for breach of or inaccuracy in any such representation or warranty or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and thereafter, there will be no liability on the part of, nor will any Proceeding that may be based upon, in respect of, arise under, out of or by any reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise) of this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) be made by, any party hereto or any of their respective Affiliates in respect thereof and, (b) none of the covenants of any party hereto required to be performed by such party before the Closing will survive the Closing and, after the Closing, there will be no liability on the part of, nor will any claim under any Recourse Theory be made by, any party hereto or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing. The covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing will survive the Closing in accordance with their terms until they have been fully performed or satisfied in accordance with their terms, and if no term is specified, then for the applicable statute of limitations, and nothing in this Section 8.17 will be deemed to limit any right or remedy of any Person for breach of any such surviving covenant or agreement. Nothing in this Agreement, including this Section 8.17, will in any way limit Parent’s rights to recovery under the R&W Insurance Policy, if obtained. Notwithstanding anything to the contrary in this Agreement, from and after the Closing Date, the indemnification provisions set forth in Article 7, and the R&W Insurance Policy will be the sole and exclusive source of recourse for Parent and its Affiliates for any matter arising out of or in respect of this Agreement or any of the Transaction Documents; provided, however, that nothing in this Section 8.17 or elsewhere in this Agreement will, or will be deemed or construed to, preclude, limit or impair any claim in respect of, or relieve any Person of any liability or obligation for, or limit or impair any recourse available in respect of, (i) Fraud, (ii) Willful Breach or criminal misconduct committed by any party hereto in connection with the consummation of the Transactions or (iii) the enforcement of a party’s right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 8.2.

[Signature page follows]

The parties have caused this Agreement to be executed and delivered as of the date first written above.

PARENT:

ARCHROCK, INC.

By:	/s/ Douglas S. Aron
Name:	Douglas S. Aron
Title:	Senior Vice President and Chief Financial Officer

MERGER SUB:

ARCHROCK NGCSE MERGER SUB, INC.

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and Secretary

LLC Sub:

AROC NGCSE MERGER SUB LLC

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

COMPANY:

NGCSE, INC.

By:	/s/ A.J. Yuncker
Name:	A.J. Yuncker
Title:	President and Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE:

WOLVERINE SECURITYHOLDERS’ REPRESENTATIVE, LLC

By:	/s/ A.J. Yuncker
Name:	A.J. Yuncker
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Accounting Firm” has the meaning set forth in Section 1.9(b).

“Accounting Principles” means (a) with respect to the calculation of Net Working Capital, the accounting principles, policies, methodologies, and procedures used in the illustrative calculations set forth on Schedule A, and (b) if not covered by clause (a), GAAP as consistently applied.

“Accounts Receivable” of the Company means all accounts, notes, accounts receivable, Contract rights, drafts and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise, owned by the Company or in which the Company has any interest, together with all guarantees, security agreements, mortgages and rights and interests securing the same.

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Law” has the meaning set forth in Section 2.19.

“Associated Rights” has the meaning set forth Section 8.13(b).

“BDO” has the meaning set forth in Section 1.9(b).

“Business” means the design, distribution and servicing of Company Products, and other activities conducted by the Company that are incidental thereto, in each case as and where conducted by the Company immediately prior to the date of this Agreement.

“Business Day” means any day other than: (a) a Saturday, Sunday or a federal holiday; or (b) a day on which commercial banks in New York, New York, Houston, Texas or Traverse City, Michigan are authorized or required to be closed.

“Capital Expenditure” means, without duplication, any expenditure of (or commitment to expend) money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on the Reviewed Financial Statements. For avoidance of doubt, the term “Capital Expenditure” does not include expenditures to maintain the operating capacity of the Company’s assets and extend their useful lives, replace partially or fully depreciated assets, or other expenditures that are incurred in maintaining the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time.

“Cash and Cash Equivalents” means, as of any time of determination, the net amount, calculated in accordance with GAAP, of (a) the Company’s money, currency or a credit balance in a deposit account at a financial institution and (b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof, in each case maturing within one (1) year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition, (iii) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than ninety (90) days from the date of its creation and (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition issued by any commercial bank organized under the laws of the United States; provided that “Cash and Cash Equivalents” (x) shall be calculated net of outbound wires in transit and checks issued by the Company but not yet cleared, in each case, as of the time of determination and (y) shall include inbound wires in transit and checks deposited by the Company but not yet cleared as of the time of determination.

“Certificates of Merger” has the meaning set forth in Section 1.3(b).

“Chosen Courts” has the meaning set forth in Section 8.9(b).

“Clean Team Agreement” means that certain clean team agreement entered into between Parent and the Company dated November 19, 2024.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in Section 1.3(a).

“Closing Date Cash” means the Company’s aggregate Cash and Cash Equivalents calculated as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Date Company Debt” means the aggregate dollar amount of Company Debt immediately prior to the Closing.

“Closing Date Company Transaction Expenses” means the aggregate dollar amount of unpaid Company Transaction Expenses as of immediately prior to the Closing.

“Closing Date Net Working Capital” means the Net Working Capital of the Company as of calculated as of 12:01 a.m. Eastern Time on the Closing Date, without giving effect to the consummation of the Transactions.

“Closing Date Net Working Capital Adjustment” means the amount by which Closing Date Net Working Capital exceeds or is less than the Target Amount. The Closing Date Net Working Capital Adjustment can be a positive or negative number.

“Closing Date Unfunded CapEx” means the aggregate amount of unfunded capital expenditures for the compressor units placed or expected to be placed in service prior to July 31, 2025 and listed in the Sample Closing Statement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement, or other Contract with a Union, including any letters of assent or memoranda of understanding thereto.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Company Board” has the meaning set forth in Section 2.2(b).

“Company Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

“Company Data” means all data held, used or maintained by or on behalf of the Company, whether or not in electronic form.

“Company Debt” means, as at any time with respect to the Company, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, unwind costs, redemption costs, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) the Funded Indebtedness; (b) the net present value of any amounts owing as deferred purchase price of property or services, including all seller notes and earn-out obligations, with respect to which the Company is liable (other than amounts taken into consideration in determining the Total Merger Consideration, and Ordinary Course trade payables), whether or not matured; (c) all indebtedness secured by a Lien on assets or properties of such Person; (d) all obligations or commitments to repay deposits or other amounts advanced by and owing to third parties (other than in the Ordinary Course of business in respect of liabilities included in the calculation of Net Working Capital); (e) any interest rate, currency, swap, derivative or other hedging agreement; (f) any lease obligations or obligations under leases that are classified as capital or finance leases on the Company Financial Statements without giving effect to Financial Accounting Standards Board standard ASC 842 relating to the classification of operating leases and any leases classified as an operating lease in the Company Financial Statements; (g) declared and unpaid dividends or distributions owed as of the Closing Date; (h) Company Income Taxes; (i) any customer deposits or advance payments received by the Company for goods or services to be delivered or performed after the Closing Date; (j) any payment obligations owed or payable by the Company to Natural Gas Compression Systems, Inc., to the extent treated as a receivable by such person; (k) any payments, fees or expenses incurred by the Company in connection with the termination of any Related Party Contracts; and (l) all guarantees by such Person of any obligations of any other Person of a nature similar to the types of obligations described in clauses (a) – (k) above, to the extent of the obligation outstanding and guaranteed. Notwithstanding this definition of Company Debt and for avoidance of doubt, Company Debt shall not include any amounts included in the calculation of Company Transaction Expenses or Closing Date Unfunded CapEx. For illustrative purposes only, Exhibit G includes a calculation of Company Debt for the corresponding period set forth therein.

“Company Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization and Good Standing), Section 2.2(a) (Authority Relative to this Agreement), Section 2.3 (Capitalization); Section 2.4(a)(ii)(A) (Non-contravention), Section 2.7(b) (Absence of Certain Changes) and Section 2.24 (Brokers’ Fees).

“Company Income Taxes” means an amount, which may not be less than zero, equal to the unpaid Income Taxes of the Company as of the Closing Date for Pre-Closing Tax Periods, determined (i) as of the end of the day on the Closing Date; (ii) on a jurisdiction by jurisdiction basis, with no amount attributable to any jurisdiction being less than zero; (iii) without regard to deferred Tax balances; (iv) in accordance with the accounting methodologies and past practices (including reporting positions, elections and accounting methods) of the Company in preparing Tax Returns with respect to Income Taxes; (v) reducing Company Income Taxes (as otherwise determined) by any estimated Income Tax payments made by the Company on or before the Closing Date to the extent such payments are actually available under applicable Law to reduce amounts that would otherwise constitute unpaid Income Taxes in such jurisdiction with respect to Pre-Closing Tax Periods; (vi) reducing Company Income Taxes (as otherwise determined) by taking into account Transaction Tax Deductions; (vii) reducing Company Income Taxes (as otherwise determined) by taking into account the Company’s net operating loss carryforwards to the extent available at a “more likely than not” or greater level of comfort to reduce amounts that would otherwise constitute unpaid Income Taxes with respect to Pre-Closing Tax Periods; and (viii) in the case of any Straddle Period, in accordance with Section 4.8(b).

“Company Intellectual Property” means all Intellectual Property owned by the Company.

“Company IT Systems” has the meaning set forth in Section 2.11(g).

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under active development by the Company.

“Company Shareholder” has the meaning set forth in the Recitals.

“Company Stock Certificates” has the meaning set forth in Section 1.10(b).

“Company Transaction Expenses” means, without duplication, an amount equal to: (a) the aggregate fees and expenses incurred at or prior to the Closing payable or reimbursable by the Company to third parties, whether or not, billed or accrued prior to the Closing, in connection with the negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with the Transactions; plus (b) (i) any Tax gross-ups, cash bonus, discretionary, change of control, transaction, sale-related and similar bonuses or other payment obligation that is created, accelerated, accrues or becomes payable as a result of or in connection with the Transactions at or before the Closing and not contingent upon the occurrence of any subsequent event (other than execution of a release of claims or similar agreement or other ministerial events), by the Company to any present or former director, shareholder or officer of the Company, and (ii) without duplication of any other amounts included within this definition, any other payment, expense, fee or Tax that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (i) and (ii), as a result of the consummation of the Transactions (including the Merger) or in connection with the execution and delivery of the Agreement or any other Transaction Document (other than Transfer Taxes that are the responsibility of Parent and which shall not be “Company Transaction Expenses”); plus (c) any employer portion of any employment or unemployment, social security, payroll or similar Taxes that are accrued or payable as of the Closing Date in connection with any amounts described in (b)(i) or (ii) of this definition of Company Transaction Expenses; plus (d) any amount of the D&O Tail Insurance required to be borne by the Company pursuant to Section 4.9(b); plus (e) fifty percent (50%) of the R&W Insurance Policy costs (including the premium, broker commission, underwriting fee, and taxes and stamp fees); in each case of clauses (a) through (e) above, to the extent such amount is unpaid as of the Closing.

“Company’s Knowledge” (or any similar formulation) means the actual knowledge of A. J. Yuncker, Brent Coaster, Mark Ritola and Colleen Yuncker, after due inquiry.

“Confidentiality Agreement” means that certain confidentiality agreement entered into between Parent and the Company dated May 13, 2024.

“Contract” means any written or oral contract, agreement, instrument, commitment, arrangement or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Copyrights” has the meaning set forth in Section 2.11(a).

“DGCL Certificate of Merger” has the meaning set forth in Section 1.3(b).

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 8.12 of the Agreement.

“Disregarded Share” has the meaning set forth in Section 1.5(a)(i).

“D&O Indemnified Persons” has the meaning set forth in Section 4.9.

“D&O Tail Insurance” has the meaning set forth in Section 4.9.

“Effective Time” has the meaning set forth in Section 1.3(b).

“Employee Plan” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors.

“Enforceability Exceptions” has the meaning set forth in Section 2.2(a).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient or indoor air, facilities and structures, and all natural resources, plant and wild-life.

“Environmental Document” means: (a) any environmental study, evaluation or investigation relating to the assets, property or operations of the Company or any of their respective predecessors, including: (i) any Phase I or Phase II (or subsequent phase) studies and investigations; (ii) documents and information related to any improvements or buildings on any real property; and (iii) any testing, sampling, analysis, digging, boring, removing soil, relocating of soil or preparation of baseline environmental or site assessments relating to the Environment or any real property; (b) consent agreements, inspection reports, letters and notices of violation and related correspondence with any Governmental Authority; and (c) other documents principally relating to Environmental Liabilities of the Company or its compliance with Environmental Law.

“Environmental Law” means any Law relating to pollution or protection of the Environment or exposure to or the presence of Hazardous Substances, including those designed to: (a) notify Governmental Authorities, employees or the public of intended, threatened or actual Releases of any Hazardous Substance; (b) prevent, regulate or require the reporting of the use, discharge, Release or emission of Hazardous Substances into the Environment; (c) reduce the quantities, prevent the Release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances that have been Released into the Environment without a permit or otherwise in violation of Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Liability” means any Liability of the Company arising under Environmental Law, including in respect of any violation of Environmental Law or any presence or Release of, or exposure to, any Hazardous Substance.

“Equity Interests” means, with respect to any Person, (a) any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (b) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (c) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (d) any indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of Equity Interests may vote.

“Escrow Agent” means JPMorgan Chase Bank, N.A., with respect to the Indemnity Escrow Account, and the escrow agent or commercial bank selected by the Securityholders’ Representative, with respect to the Expense Fund.

“Escrow Agreement” means, with respect to and the Indemnity Escrow Account, an escrow agreement to be entered into as of Closing by and among the Escrow Agent, Parent and the Securityholders’ Representative, substantially in the form attached hereto as Exhibit I, and with respect to the Expense Fund, an agreement entered into as of Closing by the Securityholders’ Representative.

“Estimated Closing Date Cash” has the meaning set forth in Section 1.7(a)(i).

“Estimated Closing Date Company Debt” has the meaning set forth in Section 1.7(a)(i).

“Estimated Closing Date Company Transaction Expenses” has the meaning set forth in Section 1.7(a)(i).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.7(a)(i).

“Estimated Closing Date Net Working Capital Adjustment” means the amount by which Estimated Closing Date Net Working Capital exceeds or is less than the Target Amount. The Estimated Closing Date Net Working Capital Adjustment may be a positive or negative number.

“Estimated Closing Date Unfunded CapEx” has the meaning set forth in Section 1.7(a)(i).

“Estimated Total Merger Cash Consideration” means a net amount equal to (a) the aggregate amount of Estimated Closing Date Company Transaction Expenses; plus (b) the Estimated Closing Date Company Debt; plus (c) the Indemnity Escrow Amount; plus (d) the Expense Fund; minus (e) the Estimated Closing Date Cash; minus (f) the Estimated Closing Date Net Working Capital Adjustment; plus (g) an amount equal to the greater of (1) $0.00 and (ii) the amount by which the Estimated Total Merger Stock Consideration exceeds $59,100,000 (it being understood that all amounts used in calculating the Estimated Total Merger Cash Consideration will be based on the corresponding amounts set forth and represented in the Payment Spreadsheet).

“Estimated Total Merger Consideration” means: (a) the Estimated Total Merger Cash Consideration; plus (b) the Estimated Total Merger Stock Consideration.

“Estimated Total Merger Stock Consideration” means the number of shares of Parent Common Stock equal to (a) the sum of (i) $90,394,043; minus (ii) Estimated Total Merger Cash Consideration; minus (iii) the Estimated Closing Date Unfunded CapEx; divided by (b) the Parent Share Value; provided, however, the number of shares of Parent Common Stock issuable as Total Merger Stock Consideration will not exceed $59,100,000 divided by the Parent Share Value (“Stock Consideration Cap”), and any amount in excess of the Stock Consideration Cap will be included in the Estimated Total Merger Cash Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Ex-Im Laws” means (a) all trade, export control, import, and antiboycott laws imposed, administered or enforced by the U.S. government, including the Arms Export Control Act, the International Emergency Economic Powers Act, Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018, the International Traffic in Arms Regulations, the Export Administration Regulations, the U.S. customs regulations at 19 C.F.R. Chapter I and the Foreign Trade Regulations; and (b) all applicable trade, export control, import and antiboycott laws imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Expense Fund” means an amount to be designated by the Securityholders’ Representative in writing and delivered to Parent at least four (4) Business Days prior to the Closing Date.

“Export Approvals” has the meaning set forth in Section 2.20.

“Express Representations” has the meaning set forth in Section 2.26.

“Fraud” means, with respect to any Person, actual and intentional fraud which fraud involves a knowing and intentional misrepresentation of material facts made by such Person with respect to the making by such Person of the representations and warranties set forth in Article 2 or Article 3 or in any certificate or other Transaction Document delivered pursuant to this Agreement, with such Person’s actual knowledge that such representation and warranty is false when made and with the intent to induce the other Person to enter into this Agreement and upon which such other Person has justifiably relied to its actual and material detriment. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, any tort (including any claim for fraud) or any fraud based on constructive knowledge, negligent misrepresentation, recklessness or similar theory.

“Fully Diluted Company Share Number” means the sum of (without duplication) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Funded Indebtedness” means, as at any time with respect to the Company, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, unwind costs, redemption costs, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including indebtedness for borrowed money under any credit or financing agreements; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (including any unpaid loan origination costs) or similar instrument; (c) all obligations with respect to any performance, surety, statutory, appeal or similar bond or letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, but only to the extent that such letters of credit, bank guarantees, bankers’ acceptances or other similar instruments are drawn upon or called prior to the Closing Date; and (d) all guarantees by the Company of any obligations of any other Person of a nature similar to the types of obligations described in (a)-(c) above.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Government Contract” has the meaning set forth in Section 2.12(a)(xix).

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party, political party official or candidate for political office, or (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Governmental Authority” means any governmental, regulatory, administrative, legislative, or executive body, agency, commission or authority, any court, tribunal or judicial authority, any arbitrator or arbitral body (whether public or private), or any other public authority, or any department, division, branch or other instrumentality or authority of the foregoing, whether supra- or multi-national, foreign, federal, regional, provincial, state, county, municipal, or local.

“Hazardous Substance” means any substance, pollutant, contaminant, material, chemical, product, derivative, compound, mixture, solid, liquid, mineral, gas or waste, in each case, whether naturally occurring or man-made, that (a) is controlled or regulated by or for which Liability may be imposed under any Environmental Law, including oil, petroleum or derivatives thereof; or (b) is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment, including per- and polyfluoroalkyl substances, polychlorinated biphenyls, asbestos in any form and asbestos containing materials, radiation, noise, odors, mold or microbial agents, lead or lead-containing materials, urea formaldehyde foam insulation and radon gas; provided, however, that Hazardous Substance will not include typical office supplies (i.e., printer/copier toner cartridges, inks, correction fluids, etc.) or personal care items (i.e., cosmetics, medicines, perfumes, colognes, deodorants, fragrances, fingernail polishes, etc.).

“Income Tax” means, with respect to the Company, any Tax that is imposed on or measured by net income or gross income, however determined (including Texas franchise Tax).

“Indemnity Escrow Amount” means an amount equal to $2,514,000.

“Indemnity Escrow Group” means Indemnity Escrow Group A, Indemnity Escrow Group B and Indemnity Escrow Group C.

“Indemnity Escrow Group A” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Indemnity Escrow Group B” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Indemnity Escrow Group C” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Insurance Policies” has the meaning set forth in Section 2.16.

“Integrated Mergers” has the meaning set forth in the Recitals.

“Intellectual Property” means all intellectual property and other proprietary rights, whether registered or unregistered, anywhere in the world, including: (a) all trademarks, trade dress, service marks, trade names, business names, designs, logos, slogans, Internet domain names and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, the rights related thereto, and all goodwill associated with any of the foregoing (“Trademarks”); (b) all copyrights, all copyright registrations and copyright applications and renewals in connection therewith, and all moral rights and all other rights associated with any of the foregoing, including the underlying works of authorship and other works of authorship (whether or not copyrightable), and all data, databases and database rights (“Copyrights”); (c) all patents and patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof and all international and other rights associated therewith (“Patents”); (d) all know-how, discoveries, improvements, designs, trade secrets, technologies, processes, methods, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, confidential or proprietary information, and ideas (“Trade Secrets”); (e) all industrial designs and registrations and applications therefor; and (f) all Software.

“Intellectual Property License” has the meaning set forth in Section 2.11(a).

“Intended Tax Treatment” has the meaning set forth in Section 1.11.

“Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“Inventory” means all components, finished products, spare parts, and production, packaging and other materials and supplies of the Company, including any such items consigned to others, in each case, used, or held for use, in the Business. For avoidance of doubt, “Inventory” does not include compressors.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 2.11(g).

“LARA” has the meaning set forth in Section 1.3(b).

“Law” means any law, code, statute, regulation, rule, common law, ordinance, requirement, announcement, treaty, or other binding guidance or action, in each case, of a Governmental Authority, and any Order.

“Letter of Transmittal” has the meaning set forth in Section 1.10(b).

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Proceeding or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Lien” means any mortgage, pledge, lien, charge, hypothecation, encumbrance, security interest (including any right to acquire, option or right of preemption or conversion), adverse claim, restriction on transfer or other similar encumbrance or item or any agreement to create any of the foregoing.

“LLC Sub” has the meaning set forth in the Preambles.

“LLC Sub Merger Agreement” has the meaning set forth in the Recitals.

“Losses” means any losses, claims, causes of action, damages, liabilities, Taxes, judgments and costs and expenses (including reasonable expenses, professionals’ and attorneys’ fees).

“Material Adverse Effect” with respect to any Person means any change, event, occurrence, fact, violation, inaccuracy, circumstance, development or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants, agreements or obligations of such Person herein, has, or would reasonably be expected to have, a materially adverse effect on (a) the properties, condition (financial or otherwise), results of operations, assets (including intangible assets), liabilities, business or operations of such entity and its Subsidiaries (if any), taken as a whole, or (b) such Person’s ability to perform or comply with the material covenants, agreements or obligations of such Person herein or to consummate the Merger in accordance with this Agreement or the other Transaction Documents and applicable Law; provided, however, that in the case of clause (a) above, any Effect to the extent resulting or arising from any of the following will not be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided, that this clause (i) will not apply to any representation or warranty the purposes of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement), (ii) with respect to the Company, any failure by such Person to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (iii) with respect to the Company, any action or failure to take action which action or failure to act is requested in writing by Parent or expressly required by, or expressly prohibited to be taken by, this Agreement; (iv) any change or development in general economic conditions in the industries or markets in which the applicable Person operates, (v) any change in financing, banking or securities markets generally, (vi) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (vii) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (viii) any natural disaster or acts of God, including the occurrence, continuing or worsening of any epidemic or pandemic and (ix) the identity of Parent as the acquiror of the Business, provided, in the case of subsections (iv) – (viii), that such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the applicable Person, taken as a whole, relative to other Persons in the industries or markets in which such Person operates.

“Material Contract” has the meaning set forth in Section 2.12(a).

“Material Customer” has the meaning set forth in Section 2.22.

“Material Supplier” has the meaning set forth in Section 2.21.

“Maximum Premium” has the meaning set forth in Section 4.9.

“MBCA” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the consideration that the Company Shareholder is entitled to receive in exchange for such Company Shareholder’s shares of Company Common Stock outstanding as of immediately prior to the Effective Time pursuant to Section 1.5(a)(ii), subject to the terms and conditions set forth in this Agreement, including Section 1.9.

“Merger Sub” has the meaning set forth in the Preamble.

“Net Working Capital” means the current assets of the Company, less the current liabilities of the Company, in each case, using only the line items included in the illustrative calculation set forth on Exhibit G, calculated in accordance with the Accounting Principles and without giving effect to the consummation of the Transactions; provided, however, that Net Working Capital shall exclude Closing Date Cash, Closing Date Company Debt, Closing Date Company Transaction Expenses, Closing Date Unfunded CapEx, any deferred Tax assets or deferred Tax Liabilities and Income Tax assets or Income Tax Liabilities, Account Receivables outstanding for a period of more than ninety (90) days beyond the due date (but only to the extent and in the amount that is greater than the Company’s reserve for doubtful Accounts Receivable included in the calculation of Net Working Capital) and any Tax Liability for which the Indemnifying Parties are providing an indemnity under Section 7.1, but shall include all other current Tax assets and current Tax liabilities.

“NGCSI” has the meaning set forth in the Recitals.

“NGCSI Merger Agreement” has the meaning set forth in the Recitals.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means uncustomized Software obtained from a third party on a non-exclusive basis in the Ordinary Course, other than Software obtained from a third party which is used in the Company Products or which obligates the Company to pay continuing royalties or annual maintenance fees in excess of Fifty Thousand Dollars ($50,000) per year to such third party.

“Open Source Software” means any Software that contains or is derived from any Software that is distributed as free Software or as open source Software or under any licensing or distribution models similar to open source (including any Software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, ruling, sentence, or consent of, or issued or entered into by or with a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company consistent with past custom and practice.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Other Intellectual Property” means Intellectual Property owned by a third party and licensed or sublicensed to the Company.

“Outside Date” has the meaning set forth in Section 6.1(b).

“Overpayment Amount” has the meaning set forth in Section 1.9(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means shares of common stock of Parent, par value $0.01 per share.

“Parent Fundamental Representations” means Section 3.1 (Organization and Good Standing), Section 3.2, (Authority Relative to this Agreement), Section 3.3(a)(i) (Non-contravention), Section 3.4 (Capitalization; Merger Sub) and Section 3.8 (Brokers).

“Parent Group” has the meaning set forth in Section 8.13.

“Parent Share Value” means the volume weighted average price per share of the Parent Common Stock (based on “regular way” trading on the NYSE only) over the ten (10) consecutive trading days ending at the market close on the trading day immediately prior to the date on which Parent issues a press release announcing the execution of this Agreement, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Patent” has the meaning set forth in Section 2.11(a).

“Payment Spreadsheet” has the meaning set forth in Section 1.7.

“Per Share Cash Consideration” means the quotient obtained by dividing (A) Total Merger Cash Consideration by (B) the Fully Diluted Company Share Number.

“Per Share Stock Consideration” means a number of shares of Parent Common Stock equal to (A) the Total Merger Stock Consideration divided by (B) the Fully Diluted Company Share Number.

“Permits” has the meaning set forth in Section 2.8(c).

“Permitted Liens” means: (a) Liens for Taxes not yet delinquent or which are being contested in good faith and set forth in Section 2.9(a) of the Disclosure Schedule; (b) imperfections of title and other similar Liens that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operation of the Company; (c) Liens arising by operation of Law in the Ordinary Course, such as mechanics’ Liens, materialmens’ Liens, carriers’ Liens, warehousemen’s’ Liens and similar Liens, that do not, individually or in the aggregate, materially impair or interfere with the use of the assets or otherwise materially interfere with the present use or operation of the Business, and, in each case for which appropriate reserves have been established in accordance with GAAP; provided, that the underlying obligations are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) non-exclusive licenses of Intellectual Property; (g) Liens to be discharged at Closing upon payment by Parent of Closing Date Company Debt; (h) other than in respect of Intellectual Property, non-monetary covenants, conditions, restrictions, easements, charges, rights-of-way, other Liens and other similar matters of record set forth in any state, local or municipal recording or like office that do not materially interfere with the present use or operation of the Business.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a Governmental Authority.

“Pre-Closing Statement” has the meaning set forth in Section 1.7.

“Pre-Closing Tax Period” means (a) any Taxable period or portion thereof ending on or prior to the Closing Date and (b) the portion of any Straddle Period ending on the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 1.9(a).

“Proceeding” means any judicial, administrative, arbitral, governmental, or other action, claim, litigation, charge, complaint, suit, audit, arbitration, mediation, investigation, hearing, or other proceeding (public or private), whether at law or equity, whether civil, criminal, or otherwise, by or before a Governmental Authority, including without limitation any administrative hearing.

“Protected Communication” has the meaning set forth in Section 8.13(b).

“R&W Insurance Binder” means the agreement, dated as of the date hereof, by and between Parent and Indian Harbor Insurance Company (also known as AXA), pursuant to which the R&W Insurance Policy is bound.

“R&W Insurance Policy” means the buy-side representations and warranties insurance policy to be obtained by Parent or an Affiliate, at their expense.

“Recourse Theory” has the meaning set forth in Section 8.17.

“Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-Up Agreement in the form attached hereto as Exhibit F to be executed and delivered at Closing by Parent and by the Company Shareholder upon delivery of such Company Shareholder’s Letter of Transmittal

“Registered Company Intellectual Property” has the meaning set forth in Section 2.11(a).

“Regulatory Approvals” has the meaning set forth in Section 4.5(a).

“Related Party Contracts” has the meaning set forth in Section 2.17.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the Environment of any Hazardous Substance.

“Representatives” means (a) the partners, employees, officers, directors, managers, members and equity owners of a party or any of its Affiliates, (b) any consultant, attorney, accountant, agent or other advisor retained by a party or its Affiliates and (c) any bank, other financial institution or entity funding, or proposing to fund, such party’s operations, including any consultant retained by such bank, other financial institution or entity.

“Requisite Shareholder Approval” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by the Company Shareholder.

“Reverse Termination Fee” has the meaning set forth in Section 6.2(c).

“Review Period” has the meaning set forth in Section 1.9(a).

“Reviewed Financial Statements” has the meaning set forth in Section 2.5(a).

“Rights Agreements” has the meaning set forth in Section 2.3.

“Sample Closing Statement” means the sample calculation of: (a) the Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment; (b) the Closing Date Cash; (c) the Closing Date Company Debt, including an estimate of the Funded Indebtedness included in the Closing Date Company Debt; (d) the Closing Date Company Transaction Expenses; (e) the Closing Date Unfunded CapEx and (f) the Estimated Total Merger Consideration derived from the foregoing (a) through (e) as of the Company Balance Sheet Date, in each case prepared in accordance with the Accounting Principles, and attached hereto as Exhibit G.

“Sanctioned Country” means any country or region that itself is the subject or target of a comprehensive embargo under Sanctions Laws, including Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson and Zaporizhzhia regions of Ukraine.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; and the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List, maintained by the UN Security Council Committee; (b) any Person that is, is a political subdivision, agency or instrumentality of or acting or purporting to act, directly or indirectly, for or on the behalf of, the Government of a Sanctioned Country or Venezuela; (c) any Person that is organized or resident in a Sanctioned Country; or (d) any Person that is, individually or in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)-(c) so as to subject the Person to sanctions.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the applicable Laws administered or enforced by the United States (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, except to the extent inconsistent with U.S. Law.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.9(a).

“Second Merger” has the meaning set forth in the Recitals.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securityholders’ Representative” has the meaning set forth in the Preamble.

“Securityholders’ Representative Losses” has the meaning set forth in Section 8.16(e).

“Seller Group” has the meaning set forth in Section 8.13(a).

“Shareholder Written Consent” has the meaning set forth in Section 4.4.

“Software” means all computer software, including source code, executable code, firmware, systems, tools, data, databases and other collections of data and all documentation relating thereto.

“Specified Tax Contest” has the meaning set forth in Section 4.8(g).

“Specified Tax Matters” means the Tax matters in the Indemnity Escrow Groups.

“Straddle Period” has the meaning set forth in Section 4.8(b).

“Submission” has the meaning set forth in Section 1.9(b).

“Subsidiary” means with respect to any Person, means (i) any corporation fifty percent (50%) or more of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has a fifty percent (50%) or more equity interest. The term “Subsidiary” will include all Subsidiaries of such Subsidiary.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in the Section 1.1.

“Target Amount” means $0.00.

“Target Group” has the meaning set forth in Section 8.13(b).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, unclaimed property, escheat, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, together with any interest or any penalty, addition to tax or additional amount in relation to such tax imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Contest” has the meaning set forth in Section 4.8(g).

“Tax Return” means any return, declaration, statement, report, claim for refund, form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other similar document filed or required to be filed with, or supplied in copy to or required to be supplied in copy to, a Governmental Authority with respect to Taxes.

“Termination Fee” has the meaning set forth in Section 6.2(b).

“Total Merger Cash Consideration” means a net amount equal to (a) the aggregate amount of Closing Date Company Transaction Expenses; plus (b) the Closing Date Company Debt; plus (c) the Indemnity Escrow Amount; plus (d) the Expense Fund; minus (e) the Closing Date Cash; minus (f) the Closing Date Net Working Capital Adjustment; plus (g) an amount equal to the greater of (1) $0.00 and (ii) the amount by which the Total Merger Stock Consideration exceeds $59,100,000, in each case, as finally determined in accordance with Section 1.9.

“Total Merger Consideration” means: (a) the Total Merger Cash Consideration; plus (b) the Total Merger Stock Consideration.

“Total Merger Stock Consideration” means the number of shares of Parent Common Stock equal to (a) the sum of (i) $90,394,043; minus (ii) Total Merger Cash Consideration; minus (iii) the Closing Date Unfunded CapEx; divided by (b) the Parent Share Value; provided, however, the number of shares of Parent Common Stock issuable as Total Merger Stock Consideration will not exceed the Stock Consideration Cap, and any amount in excess of the Stock Consideration Cap will be included in the Total Merger Cash Consideration.

“Transaction Documents” means this Agreement, the MBCA Certificate of Merger, the DGCL Certificate of Merger, the Support Agreements, the Letter of Transmittal, the Registration Rights and Lock-Up Agreement, the Escrow Agreement, the LLC Sub Merger Agreement, and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in connection with this Agreement.

“Transaction Tax Deductions” means, without duplication, to the extent deductible for U.S. federal income Tax purposes by the Company or the Surviving Corporation in a Pre-Closing Tax Period at a “more likely than not” or greater level of comfort, the sum of (i) Company Transaction Expenses, (ii) the fees, expenses and interest incurred by the Company in a Pre-Closing Tax Period with respect to payment of the Company Debt (including, for the avoidance of doubt, amounts treated as interest for U.S. federal income Tax purposes, any breakage fees or accelerated deferred financing fees, whether paid before, at or after the Closing) and (iii) Company Debt.

“Transactions” means any transaction or arrangement contemplated by this Agreement, including (a) the Merger, the Second Merger and the other transactions and arrangements described in the Recitals and (b) the execution, delivery and performance of the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 4.8(d).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Underpayment Amount” has the meaning set forth in Section 1.9(c).

“United States” or “U.S.” means the United States of America.

“Willful Breach” means, with respect to a party to this Agreement, (a) such party’s willful or deliberate act or a willful or deliberate failure to act by such party, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement and which was undertaken with the knowledge or intent that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such party to consummate the transactions contemplated by this Agreement after all conditions to such party’s obligations in the applicable Sections of Article 5 have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur). For avoidance of doubt, any failure by Parent or Merger Sub to consummate the Transaction that results from a Financing Failure shall be a Willful Breach by Parent.

EXHIBIT B-1

Form of MBCA Certificate of Merger

B-1-1

EXHIBIT B-2

Form of DGCL Certificate of Merger

B-2-1

EXHIBIT C

Form of Support Agreement

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of March 10, 2025 (this “Agreement”), is entered into by and among Archrock, Inc., a Delaware corporation (“Parent”), NGCSE, Inc., a Michigan corporation (the “Company”), and the undersigned shareholder of the Company (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with this Agreement, (i) Parent, (ii) AROC NGCSE Merger Sub, LLC, a Delaware limited liability company, (iii) Archrock NGCSE Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iv) Wolverine Securityholders’ Representative, LLC, a Michigan limited liability company, in its capacity as the initial securityholders’ representative and (v) the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated or otherwise modified from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Shareholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite the Shareholder’s name on Exhibit A (the “Owned Shares”);

WHEREAS, the Owned Shares and any additional shares of Company Common Stock (the “Shares”) or other voting securities of the Company acquired by the Shareholder or its Controlled Affiliates (as defined herein) after the date hereof and prior to the Agreement Termination Date (as defined below) or pursuant to which the Shareholder or its Controlled Affiliates have the right and ability to vote after the date hereof and prior to the Agreement Termination Date, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or other voting securities, or upon exercise or conversion of any securities by the Shareholder or its Controlled Affiliates, are referred to in this Agreement as the “Covered Shares”;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, the Company and the Shareholder are entering into this Agreement; and

WHEREAS, the Shareholder and the Company acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholder and the Company set forth in this Agreement, and would not enter into the Merger Agreement if the Shareholder and the Company did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Company and the Shareholder hereby agree as follows:

Section 1.             Agreement to Vote.

(a)           From and after the date hereof until the Agreement Termination Date (as defined herein), at any meeting of the Company’s shareholders, however called, including any adjournment or postponement thereof (a “Company Shareholders Meeting”), and in connection with any action proposed to be taken by written consent of the shareholders of the Company, the Shareholder hereby irrevocably and unconditionally agrees to, and agrees to cause its Controlled Affiliates to (or cause the applicable holder of record of their respective Covered Shares to), (1) appear and be present at each Company Shareholders Meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and affirmatively vote (or cause to be voted) all Covered Shares, and (2) if action is to be taken by written consent in lieu of a meeting of the Company shareholders, promptly following the execution and delivery of the Merger Agreement (and in any event within one (1) Business Day after the execution of the Merger Agreement), execute and deliver to the Company (and cause to be delivered to Parent) a written consent (or cause a written consent to be executed and delivered), in the form attached to the Merger Agreement as Exhibit H, covering all Covered Shares (in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto):

(i)            in favor of (A) the approval of the Merger and the adoption of the Merger Agreement and each of the other Transactions, (B) any adjournment or postponement recommended by the Company with respect to any Company Shareholders Meeting to the extent permitted or required under the MBCA or the articles of incorporation and bylaws of the Company, including if there are not sufficient votes for the adoption of the Merger Agreement on the date of the Company Shareholders Meeting, and (C) the approval of any other proposal considered and voted upon by the Company’s shareholders at the Company Shareholders Meeting necessary for the consummation of the Transactions, including the Merger (collectively, the “Supported Matters”); and

(ii)           against (A) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement or as consented to by Parent in writing) and (B) to the extent submitted to the Company shareholders for a vote at a meeting or by written consent in lieu of a meeting, any action, proposal, transaction or agreement that is intended to or would (1) result in any of the conditions set forth in Article 5 of the Merger Agreement not being fulfilled, (2) impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of the Company (including any amendments to the certificate of incorporation of the Company or the bylaws of the Company).

(b)           The Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing. For the avoidance of doubt, the Shareholder and its Controlled Affiliates shall retain at all times the right to vote respectively held by the Shareholder or Controlled Affiliate in its sole discretion and without any limitation on any matter other than those set forth in this Section 1 that is at any time or from time to time presented for consideration to the Company’s shareholders.

(c)           Any attempt by the Shareholder or its Controlled Affiliates to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Shares in contravention of this Section 1 shall be null and void ab initio.

(d)           For purposes of this Agreement, (i) “Controlled Affiliates” means, with respect to the Shareholder, any Affiliates of the Shareholder controlled by or under common control with the Shareholder and (ii) “control” (when used with respect to the foregoing clause (i)) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the term “controlled by” has a correlative meaning to the foregoing.

Section 2.             Inconsistent Agreements.

(a)           Except as contemplated by this Agreement, the Shareholder hereby represents, covenants and agrees that neither the Shareholder nor any of its Controlled Affiliates:

(i)            has entered into, or shall enter into at any time prior to the Agreement Termination Date, any voting agreement, voting trust or other similar agreement with respect to its Covered Shares;

(ii)           has granted, or shall grant at any time prior to the Agreement Termination Date, a proxy or power of attorney with respect to its Covered Shares, which is inconsistent with the obligations of the Shareholder pursuant to this Agreement; or

(iii)          has entered into any agreement that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

Section 3.             Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) reduces the amount or changes the form of the consideration for the Merger or any consideration otherwise payable with respect to the Equity Interests of the Company, or imposes material restrictions or constraints on the payment of such consideration, or (ii) is adverse to the Shareholder relative to the other shareholders of the Company, or (d) written notice of termination of this Agreement by Parent to the Shareholder and the Company or mutual written agreement of each of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Agreement Termination Date”). If this Agreement is validly terminated pursuant to this Section 3, this Agreement shall become void and of no effect without liability of any party to any of the other parties hereto; provided that the provisions set forth in this Section 3 and Sections 8 through 26 hereof shall survive the termination of this Agreement; provided further that, in the event the Closing does not occur, no such termination of this Agreement will relieve any party hereto from any liability in the case of such party’s (x) willful or deliberate act or a willful or deliberate failure to act by such party, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement and which was undertaken with the knowledge or intent that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or a failure to consummate this Agreement (“Willful Breach”) or (y) actual and intentional fraud which fraud involves a knowing and intentional misrepresentation of material facts made by such party with respect to the making by such party of the representations and warranties set forth in this Agreement, with such party’s actual knowledge that such representation and warranty is false when made and with the intent to induce the other party to enter into this Agreement and upon which such other party has justifiably relied to its actual and material detriment (“Fraud”).

Section 4.             Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and the Shareholder as follows:

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Shareholder and the Company, constitutes a valid and legally binding obligation of Parent, enforceable against it in accordance with its terms and conditions, subject to the Enforceability Exceptions.

(c)           The execution and delivery of this Agreement will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (i) any provision of the Organizational Documents of the Parent, (ii) any Contract material to the business of the Parent, or (iii) any applicable Law. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Parent in connection with the execution and delivery of this Agreement.

(d)           As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of Parent to perform its obligations under this Agreement.

Section 5.             Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and the Shareholder as follows:

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Shareholder, constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms and conditions, subject to the Enforceability Exceptions.

(b)           The execution and delivery of this Agreement will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (i) any provision of the Organizational Documents of the Company or any resolution adopted by the Company Shareholders or the Company Board, (ii) any Material Contract of the Company, or (iii) any applicable Law. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement.

(c)           As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Merger Agreement.

Section 6.             Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a)           As of the date hereof, the Shareholder is the record and/or beneficial owner of the Owned Shares and the Shareholder has good and valid title to the Owned Shares free and clear of Liens (other than as created by this Agreement or transfer restrictions arising under applicable federal or state securities Laws). Except as set forth on Exhibit A, the Shareholder has the only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares and except as set forth on Exhibit A, the Shareholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b)           The Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. The Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder, the performance by the Shareholder of its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby has been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder is necessary to authorize the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of its obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c)           The execution, delivery or performance of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby, and the compliance by the Shareholder with any of the provisions herein, will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (i) any provision of the Organizational Documents of the Shareholder, (ii) any Contract material to the Shareholder, or (iii) any applicable Law. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(d)           As of the date hereof, there are no Proceedings pending or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its Controlled Affiliates that would restrict, prohibit, materially delay or impair the ability of the Shareholder to perform its obligations under this Agreement.

Section 7.             Certain Covenants of the Parties.

(a)           The Shareholder hereby covenants and agrees as follows:

(i)           Prior to the Agreement Termination Date, and except as contemplated hereby, the Shareholder shall not (A) tender any Covered Shares into any tender or exchange offer or commence a tender or exchange offer for the Shares; (B) except for an Exempt Transfer (as defined below), sell (constructively or otherwise), transfer, offer, exchange, pledge, lend, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or otherwise); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its Subsidiaries; or (D) agree (whether or not in writing) to take any of the actions referred to in this Section 7(a)(i). Any action in violation of this Section 7(a) shall be null and void ab initio.

(ii)           Prior to the Agreement Termination Date, in the event that the Shareholder or any of its Controlled Affiliates acquires the power to vote, or direct the voting of, any additional Shares or other voting interests with respect to the Company and on or prior to the Agreement Termination Date, such Shares or voting interests shall, without further action of the parties hereto, be deemed Covered Shares and subject to the provisions of this Agreement in all respects, and the number of Owned Shares held by the Shareholder set forth on Exhibit A will be deemed amended accordingly.

(iii)           Shareholder, on behalf of itself and any other beneficial owner of Covered Shares, hereby agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of, any class in any class action with respect to, any action or claim, derivative or otherwise, in each case in its capacity as a shareholder of the Company, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (B) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with the Merger Agreement or the Merger; provided that nothing in this Section 7(a)(iii) shall restrict or prohibit Shareholder, on behalf of itself and any other beneficial owner of Covered Shares, from (1) commencing or maintaining any action or claim (including a derivative claim on behalf of Parent or Merger Sub) asserting any rights under or seeking to enforce the terms and conditions of this Agreement, the Merger Agreement or any other Transaction Document or (2) asserting any counterclaims or defenses in any proceeding brought or claims asserted against it by Parent, Merger Sub, the Company (or its shareholders, whether the claim is brought derivatively or directly) or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to this Agreement, the Merger Agreement or any other Transaction Document.

(iv)           Except as expressly set forth elsewhere in this Agreement, none of the provisions of this Agreement shall limit the activities of any Affiliate of the Shareholder; provided, however, that it will be considered a breach of this Agreement if any Affiliate of the Shareholder takes any action at the direction or instruction of or on behalf of the Shareholder that would be a breach of this Agreement if such action was taken directly by the Shareholder.

(b)           For purposes of this Agreement, an “Exempt Transfer” means any transfer of Covered Shares (i) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of the Shareholder, (ii) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Shareholder or Affiliates of the Shareholder (including, for the avoidance of doubt, where such Shareholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or (iii) that has received the prior written approval of Parent; provided that in the case of a transfer pursuant to the foregoing clauses (i), (ii) or (iii), prior to such Exempt Transfer becoming effective, such transferee will execute a written agreement or joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of the Shareholder herein and the transferor Shareholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement.

Section 8.             Shareholder Capacity. This Agreement is being entered into by the Shareholder solely in its capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of the Shareholder, any Affiliate of the Shareholder, or any Representative of the Shareholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders, and the taking of any such action in such capacity as a director, officer or employee of the Company shall not be deemed to constitute a breach of this Agreement by the Shareholder.

Section 9.             No Appraisal Rights. The Shareholder acknowledges and agrees that holders of shares of the Company Common Stock do not have, pursuant to the Michigan Business Corporation Act, the Company’s articles of incorporation or bylaws, Contract or otherwise, the right of a shareholder to dissent and obtain payment for shares under Section 450.1762 of the MBCA or any successor statute. Accordingly, the holders of Company Common Stock are not entitled to any appraisal or dissenters’ rights in connection with the Merger Agreement and Transactions, including the Merger.

Section 10.             Disclosure. Prior to the Agreement Termination Date, none of the Shareholder, the Company nor Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, filings with the SEC or pursuant to any listing agreement with or rules of any applicable U.S. securities exchange or Governmental Authority to which the relevant part is subject, in which case the party required to make the release or announcement will use reasonable best efforts to allow each other party hereto and its Representatives reasonable time to comment on such release or announcement in advance and will consider such comments in good faith; provided, however, that this Section 10 shall not prohibit or prevent Parent and/or the Company from issuing any press release or making any public statement that is made in accordance with Section 4.6 of the Merger Agreement so long as any such press release or public statement does not explicitly reference by name that the Shareholder (in its capacity as such) has entered into this Agreement without the Shareholder’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 11.             Survival. Except in the case of Fraud, the representations and warranties and covenants and agreements of the Shareholder, Parent and the Company contained herein shall not survive the Agreement Termination Date, other than (a) those contained within the provisions that the parties hereto have agreed will survive the termination of this Agreement pursuant to Section 3 hereof and (b) the last sentence of Section 3 hereof.

Section 12.             Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 13.             Notices. All notices, requests, demands, claims and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following address (or at such other address for a party as will be specified by like notice):

if to Parent:

Archrock, Inc.
9807 Katy Freeway, Ste. 100
Houston, Texas 77024
Attention: Stephanie C. Hildebrandt
E-mail: [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Ryan J. Maierson, Nick Dhesi
Facsimile: ryan.maierson@lw.com; ramnik.dhesi@lw.com

if to the Company:

Natural Gas Compression Systems, Inc.
2480 Aero Park Drive
Traverse City, Michigan 49686
Attention: A. J. Yuncker
Email: [***]
Telephone: [***]

with a copy (which will not constitute notice) to:

Honigman LLP
200 Ottawa Avenue NW, Suite 700
Grand Rapids, Michigan 49503
Attention: Tracy T. Larsen and Jordan K. Schwartz
Email: tlarsen@honigman.com; jschwartz@honigman.com
Telephone: (616) 649-1950; (616) 649-1980

if to the Shareholder, to the address(es) set forth on the signature page to this Agreement.

Any notice, request, demand, claim or other communication hereunder will be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication will conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) will conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 14.             Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement or the Merger Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. For all purposes of this Agreement, whenever the term “beneficial owner” or “beneficially own” is used, it shall have the meaning set forth in Rule 13d-3 under the Exchange Act. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

Section 15.             Entire Agreement. Nothing in this Agreement is intended to modify, amend, expand or alter the limitations contained in Article 7 (Limited Indemnification) of the Merger Agreement and in particular, Section 7.7 thereof. Except as set forth in the preceding sentence, this Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 16.             Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Any purported assignment in violation of this Section 16 shall be null and void.

Section 17.             No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 26 (as applicable).

Section 18.             Governing Law. Except with respect to the application of Michigan law as related to Michigan aspects of the Merger, this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 19.             Submission to Jurisdiction. Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal courts located in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”) in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 13, in addition to any other method to serve process permitted by applicable Law.

Section 20.             Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, INCLUDING THE MERGER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 21.             Enforcement. The parties hereto agree that if the Closing does not occur then irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder in order to consummate this Agreement), and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity (including monetary damages). Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties further agree that (i) by seeking the remedies provided for in this Section 21, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party or any third party beneficiary under this Agreement (including monetary damages) or at law; and (ii) nothing set forth in this Section 21 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 21 prior or as a condition to pursuing damages after such termination to the extent available to such party or any third party beneficiary under this Agreement, nor shall the commencement of any Proceeding pursuant to this Section 21 or anything set forth in this Section 21 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 3 or pursue any other remedies under this Agreement that may be available at or following such termination. For the avoidance of doubt, and subject to the immediately preceding provision, a party hereto may concurrently seek specific performance or other equitable relief and any monetary damages, remedies or awards that may be available to such party or any third party beneficiary under this Agreement or at law.

Section 22.             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

Section 23.             Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (any of which may be delivered electronically), each of which will be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party will raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense. This Agreement may be executed by electronic or digital delivery signature or using generally recognized e-signature technology and such signature will constitute an original signature for all purposes. Minor variations in the form of the signature page will be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 24.             Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 25.             No Presumption. Each party hereto agrees that it has been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 26.             Non-Recourse. Each party acknowledges and agrees that, except as otherwise expressly provided herein and without limiting the rights of the parties hereto to the extent provided under Section 21, this Agreement may be enforced only against, and any claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities or individuals who are expressly identified as parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party herein, and not otherwise), no other Person (each, a “Non-Recourse Party”) shall have any liability (whether in contract, tort, equity or otherwise) for any obligations or liabilities of any party to this Agreement for any claim (whether in contract or tort, at law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement, any claim based on, in respect of, or by reason of this Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement or the preparation, negotiation of executing thereof, or in respect of any oral or other representations made or alleged to be made in connection herewith except as otherwise expressly provided herein and without limiting the rights of the parties here to the extent provided under Section 21. Notwithstanding anything to the contrary contained in this Agreement, each Non-Recourse Party is an intended third-party beneficiary of, and shall be entitled to the protections of, this Section 26.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PARENT:

ARCHROCK, INC.

By:
Name:
Title:

COMPANY:

NGCSE, INC.

By:
Name:
Title:

SHAREHOLDER:

NGCSE HOLDINGS, LLC

By:
Name:
Title:

Shareholder address for notices:

Attn:
E-mail:

[Signature page to Voting and Support Agreement]

EXHIBIT A

SHAREHOLDER’S OWNED SHARES

Shareholder Name	Shares of Common Stock
NGCSE Holdings, LLC	[●]

EXHIBIT D

Form of Letter of Transmittal

D-1

EXHIBIT E

Payment Spreadsheet

The following information is to be included in the Payment Spreadsheet to be delivered to Parent: a funds flow spreadsheet showing the amount in cash payable to and applicable wire instructions (other than wire instructions for the wires to be sent to the Escrow Agent or Securityholders’ Representative, which will be provided by Parent for inclusion in the flow of funds) for each recipient of any portion of the amounts payable pursuant to Section 1.8, including (A) the Escrow Agent (with respect to the Indemnity Escrow Amount and the Expense Fund to be deposited with the Escrow Agent) and (B) the Securityholders’ Representative (with respect to that portion of the Estimated Total Merger Consideration to be paid in cash to holders of Company Common Stock and for recipients of Closing Date Company Debt or Closing Date Company Transaction Expenses, including wire instructions for each such Person (other than for any Company Shareholder, which Person’s wire instructions will be specified in its Letter of Transmittal delivered directly to the Securityholders’ Representative) to receive such payments).

E-1

EXHIBIT F

Form of Registration Rights and Lock-Up Agreement

FORM OF

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, dated as of [ • ], 2025 (this “Agreement”), is entered into by and among Archrock, Inc., a Delaware corporation (the “Company”), NGCSE Holdings, LLC (“NGCSE Holdings”), a Michigan limited liability company, and each Person who is a holder of Registrable Securities and who becomes a party to this Agreement by entering into a joinder agreement in the form attached hereto as Exhibit A (each such Person, together with NGCSE Holdings, individually, a “Holder” and, collectively, the “Holders”).

WHEREAS, this Agreement is entered into in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 10, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, AROC NGCSE Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“LLC Sub”), Archrock NGCSE Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of LLC Sub (“Merger Sub”), NGCSE, Inc., a Michigan corporation (“NGCSE”), and Wolverine Securityholders’ Representative, LLC, a Michigan limited liability company, in its capacity as the initial securityholders representative under the Merger Agreement, pursuant to which, on the date hereof, Merger Sub merged with and into NGCSE (the “Merger”), with NGCSE surviving the Merger as a wholly owned subsidiary of LLC Sub (the “Surviving Corporation”), and immediately following the effective time of the Merger, the Surviving Corporation merged with and into LLC Sub (the “Second Merger”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement and in connection with the consummation of the Merger, NGCSE Holdings received [ • ] newly issued shares of common stock, par value $0.01 per share (“Company Common Stock” and such newly issued shares of Company Common Stock, collectively, the “Merger Shares”); and

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of NGCSE Holdings pursuant to the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for purposes of this Agreement, the Company and its subsidiaries, on the one hand, and the Holders, on the other hand, shall not be considered Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) any day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law or other governmental action to be closed.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Common Stock” has the meaning set forth in the Recitals of this Agreement.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 2.01(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Financial Counterparty” has the meaning specified in Section 2.03(r).

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Form S-3ASR” has the meaning specified in Section 2.01(a).

“Holder” has the meaning set forth in the introductory paragraph of this Agreement.

“Initiating Holder” has the meaning specified in Section 2.02(b).

“Issue Price” means the Parent Share Value as defined in the Merger Agreement.

“LLC Sub” has the meaning set forth in the Recitals of this Agreement.

“Losses” has the meaning specified in Section 2.07(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Merger Shares” has the meaning set forth in the Recitals of this Agreement.

“Merger Sub” has the meaning set forth in the Recitals of this Agreement.

“National Securities Exchange” means either the New York Stock Exchange, the Nasdaq Stock Market, an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) or any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) on which shares of Company Common Stock are then listed.

“NGCSE” has the meaning set forth in the Recitals of this Agreement.

“NGCSE Holdings” has the meaning set forth in the introductory paragraph of this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Registrable Securities” means (a) the Merger Shares to the extent held by any Holder and (b) any securities issued by the Company after the date hereof with respect thereto by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization or otherwise.

“Registrable Securities Required Voting Percentage” means a majority of the outstanding Registrable Securities.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement.

“Registration Expenses” has the meaning specified in Section 2.06(a).

“Registration Statement” has the meaning specified in Section 2.01(a).

“Restricted Shares” means all of the shares of Company Common Stock issued to NGCSE Holdings as of the Closing Date pursuant to the Merger Agreement.

“Second Merger” has the meaning set forth in the Recitals of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.06(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.07(a).

“Surviving Corporation” has the meaning set forth in the Recitals of this Agreement.

“Transfer” has the meaning specified in Section 2.11(a).

“Transferee” has the meaning specified in Section 2.09.

“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which shares of Company Common Stock are sold to an Underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02           Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Company or any of its respective direct or indirect subsidiaries, and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.09. In addition, a Holder will cease to have rights to require registration of any Registrable Securities held by such Holder under this Agreement on the third (3rd) anniversary of the date of this Agreement.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.01           Shelf Registration.

(a)            Shelf Registration. The Company shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act as soon as reasonably practicable after the date hereof, to permit the resale of Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”) and (ii) cause such initial Registration Statement to become effective as soon as practicable after filing thereof and in no event later than the date that is six (6) months after the date hereof. The Company will use commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the date on which there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). A Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Company; provided that, if the Company is then eligible, it shall file such Registration Statement on Form S-3 and, provided, further, that if the Company is then eligible, it shall file an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act (a “Form S-3ASR”). A Registration Statement when declared (or when it otherwise becomes) effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three Business Days of such date, the Company shall provide the Holders with written notice of the effectiveness of such Registration Statement. The Company shall not be required to maintain more than one effective Registration Statement at any given time pursuant to this Section 2.01.

(b)            Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Company is pursuing a debt or equity financing, or an acquisition, merger, reorganization, disposition or other similar transaction, and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement, (ii) the Company determines it must amend or supplement the Registration Statement or the related prospectus so that such Registration Statement or prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, or, in the case of the prospectus, does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading, (iii) the Company determines in good faith that it would be required to make disclosure of material information in the Registration Statement that the Company has a bona fide business purpose for preserving as confidential, (iv) the Company or any of its Affiliates has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Company, would materially and adversely affect the Company or (v) the Company determines in good faith that the financial statements of the Company required to be included or incorporated by reference in such Registration Statement under Section 3-12 of Regulation S-X are not available; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall promptly provide notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of the use of the prospectus that is part of such Registration Statement it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement. For the avoidance of doubt, the provisions of this Section 2.01(b) shall apply to any Underwritten Offering undertaken pursuant to Section 2.02.

Section 2.02           Underwritten Offering.

(a)            S-3 Registration. In the event that any Holder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and either (i) reasonably expects gross proceeds of at least $50 million from such Underwritten Offering or (ii) reasonably expects gross proceeds of at least $25 million from such Underwritten Offering and such Registrable Securities represent 100% of the then outstanding Registrable Securities held by the applicable Selling Holder and Affiliates, the Company shall, at the written request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.07, “lock-up” arrangements and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in, including entering into any underwriting agreement for, more than two Underwritten Offerings in any 365-day period; provided, further, that none of the foregoing Underwritten Offerings above shall occur within 180 days of each other. The Managing Underwriter or Underwriters of any Underwritten Offering shall be selected by the Company after consultation with the Holders of a majority of the Registrable Securities included in such Underwritten Offering; provided, that such Holders shall have the right to select at least one of the Managing Underwriters of such Underwritten Offering; provided, further, that in the event that any Underwritten Offering has only one Underwriter, the Holders of a majority of the Registrable Securities included in such Underwritten Offering shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as such Underwriter in connection with such Underwritten Offering, from which the Company shall select such Underwriter. If the Company or any of its Affiliates is (A) conducting or actively pursuing an acquisition, merger, reorganization, disposition or other similar transaction, (B) conducting or actively pursuing a securities offering of shares of Company Common Stock with anticipated gross offering proceeds of at least $50 million (other than in connection with any at-the-market offering or similar continuous offering program) or (C) in possession of material non-public information affecting the Company Common Stock that Company has reasonably determined, after consultation with its outside legal counsel, should not be publicly disclosed at that time, then the Company may suspend such Selling Holder’s right to require the Company to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.02; provided, further, that the Company may only exercise its right to suspend such Selling Holder’s right to require the Company to conduct an Underwritten Offering pursuant to this Section 2.02, together with any exercise of its delay rights pursuant to Section 2.01(b), once in any six-month period and in no event may it exercise any such rights for a period that exceeds an aggregate of 90 days in any 180-day period or 120 days in any 365-day period.

(b)            General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02, the underwriting agreement into which each Selling Holder and the Company shall enter shall contain such representations, covenants, indemnities (subject to Section 2.07) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company. No Selling Holder shall be required to make any representations or warranties to, or agreements with, the Company or the Underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law; provided, that no Holder may sell Registrable Securities in any offering pursuant to an Underwritten Offering unless it (i) agrees to sell such Registrable Securities on the same basis provided in the underwriting or other distribution arrangements approved by the Company and the Holder that initiated such Underwritten Offering pursuant to Section 2.02 (the “Initiating Holder”) that apply to the Company and/or the Initiating Holder and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents reasonably required under the terms of such arrangements. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.02, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective; provided, further, that in the event the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Company that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered or the market for shares of Company Common Stock, and the amount of Registrable Securities requested to be included in such Underwritten Offering by the Initiating Holder is reduced by 50% or more, the Initiating Holder will have the right to withdraw from such Underwritten Offering by delivering written notice to the Company at least one Business Day prior to the time of pricing of such Underwritten Offering, in which case the Company will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings the Initiating Holder shall have the right and option to request under this Section 2.02. No such withdrawal or abandonment shall affect the Company’s obligation to pay Registration Expenses.

Section 2.03           Further Obligations. In connection with its obligations under this Article II, the Company will:

(a)            promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)            if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Company in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)            furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d)            if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)            promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)            promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of any prospectus contained therein, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which a such statements is made, not misleading; (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)            upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)            in the case of an Underwritten Offering, furnish, or use its commercially reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Company addressed to the Underwriters, dated as of the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated as of the pricing date of such Underwritten Offering and a letter of like kind dated as of the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Company and such other matters as such Underwriters may reasonably request;

(i)             otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(j)             make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Company need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;

(k)            use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(l)             use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)           provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n)            enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the Underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of the Company available to participate in customary marketing activities); provided, however, that the officers of the Company shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;

(o)            if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(p)            if reasonably required by the Company’s transfer agent, promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement;

(q)            in connection with any Underwritten Offering, enter into such customary agreements and take such other actions as any Holder shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, in the case of an Underwritten Offering, to agree, and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree, to such “lock-up” arrangements for up to 60 days with the underwriters thereof to the extent reasonably requested by the Managing Underwriter, subject to customary exceptions for permitted sales by directors and executive officers during such period);

(r)            if reasonably requested by any Holder, reasonably cooperate with such Holder and any representatives of such Holder, including but not limited to brokers, agents, counterparties, underwriters, banks or other financial institutions (“Financial Counterparty”), if applicable, in allowing such Holder and Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at any Holder’s or Financial Counterparty’s request, the Company will furnish to such Holder or Financial Counterparty, on the date of the effectiveness of the applicable Registration Statement and thereafter from time to time on such dates as such Holder or Financial Counterparty may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to such Registration Statement), (i) a “comfort letter”, dated as of such date, from the Company’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Company, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Company, including standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the Company addressed to the Holder, as has been customarily given by such officers in Underwritten Offerings of securities by the Company. The Company will also use its commercially reasonable efforts to provide legal counsel to such Holder or Financial Counterparty with an opportunity to review and comment upon any such Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.03, the Company will not name a Holder or its Financial Counterparty as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement without such Holder’s consent. If the staff of the Commission requires the Company to name any Holder or its Financial Counterparty as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Company shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.03(r) with respect to the Company at the time such Holder’s consent is sought; and

(s)            take such other actions as are reasonably necessary in order to effect the registration of and facilitate the disposition of such Registrable Securities.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in Section 2.03(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.03(f) or until it is advised in writing by the Company (which shall be provided as promptly as reasonably practicable) that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.04           Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.02 if such Holder has failed to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.05           Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is participating in an Underwritten Offering agrees to enter into a customary letter agreement with the Underwriters providing that such Holder will not effect any public sale or distribution of Registrable Securities during the 45 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Company or the officers, directors or any other Affiliate of the Company on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.05 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.

Section 2.06           Expenses.

(a)            Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or an Underwritten Offering pursuant to Section 2.02, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

(b)            Expenses. The Company will pay all reasonable and documented Registration Expenses, as determined in good faith, in connection with a shelf Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.07, the Company shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.07           Indemnification.

(a)            By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, preliminary prospectus, prospectus supplement or final prospectus, or amendment or supplement thereto, or any free writing prospectus relating thereto, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)            By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, the Company’s directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)            Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.07(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.07 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d)            Contribution. If the indemnification provided for in this Section 2.07 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)            Other Indemnification. The provisions of this Section 2.07 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.08           Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a)            make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b)            file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)            so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any Registrable Securities without registration.

Section 2.09          Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities (each, a “Transferee”); provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall be at least $15 million of Registrable Securities, calculated on the basis of the Issue Price, or such lesser amount, if it constitutes the remaining holdings of the Holder and its Affiliates, (b) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 2.10           No Inconsistent Agreements. From and after the date hereof, the Company shall not, without the prior written consent of the Holders of at least the Registrable Securities Required Voting Percentage, enter into any agreement with any holder of any securities of the Company that would conflict with any of the rights provided to the Holders in this Article II; provided, that in no event shall the Company enter into any agreement that would permit another holder of securities of the Company to participate on a superior or pari passu basis (in terms of priority of cut-back based on advice of Underwriters) with a Holder requesting registration or takedown in an Underwritten Offering pursuant to Section 2.02. The Company is not party to any agreement with any holder of any securities of the Company that would conflict with any of the rights provided to the Holders in this Article II.

Section 2.11            Lock-Up.

(a)            Subject to Section 2.11(b), no Holder shall, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge, through swap or hedging transactions, or grant any option to purchase, make any short sale or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) (“Transfer”), any of the Restricted Shares, whether any such transaction is to be settled by delivery of any such Restricted Shares or other equity interests, other securities, in cash or otherwise.

(b)            The Restricted Shares shall cease to be “Restricted Shares” and shall be released from the restrictions on Transfer in Section 2.11(a) on the date that is 180 days following the Closing Date.

Section 2.12           Sale Restrictions.

(a)            Any attempt to transfer any Restricted Shares in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be transferred to the purported transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted transfer on its records.

(b)            The Restricted Shares, whether represented by certificates or in book-entry form, will bear a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended, or applicable state securities laws and the holder of such securities may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposed of by someone other than such holder thereof), such securities (“Transfer”), other than in accordance with the terms and conditions of the Registration Rights and Lock-Up Agreement, dated as of [ • ], 2025 (as it may be amended from time to time, the “Registration Rights and Lock-Up Agreement”) by and between Archrock Inc., a Delaware corporation (the “Company”), NGCSE, Inc., a Michigan corporation (“NGCSE”), and such other persons who become a party thereto in accordance with its terms. The Registration Rights and Lock-Up Agreement contains, among other things, significant restrictions on the Transfer of the securities of the Company and other restrictions on the actions by certain stockholders of the Company relating to the Company and/or its securities. A copy of the Registration Rights and Lock-Up Agreement is available upon request from the Company.”

(c)            Subject to the restrictions in Section 2.11, the restrictive legends on any Restricted Shares, including the legend in Section 2.12(b), shall be removed if (i) such Restricted Shares are sold pursuant to an effective Registration Statement, (ii) a Registration Statement covering the resale of such Restricted Shares is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter (substantially in the form attached as Exhibit B, with such changes and modifications as any broker may reasonably request) agreeing that such Restricted Shares will be sold under such effective Registration Statement, pursuant to Rule 144 under the Securities Act or pursuant to an exemption from registration under the Securities Act (subject to the transferee agreeing to similar restrictions), (iii) such Restricted Shares may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such Restricted Shares are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, however, that with respect to clause (iii) or (iv) above, the holder of such shares of Company Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities laws. The Company shall cooperate with the applicable Holder of Restricted Shares to effect removal of the legends on such shares pursuant to this Section 2.12(c) as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such Holder pursuant to the immediately preceding sentence). The Company shall bear all costs and expenses associated with the removal of a legend pursuant to this Section 2.12(c).

ARTICLE III.

MISCELLANEOUS

Section 3.01            Communications. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery to the following addresses:

(a)            If to a Holder: to the most recent address such Holder has provided to the Company.

with copies to (which shall not constitute notice):

Honigman LLP

200 Ottawa Avenue NW, Suite 700

Grand Rapids, Michigan 49503

Attention: Tracy T. Larsen and Jordan K. Schwartz

Email:         tlarsen@honigman.com; jschwartz@honigman.com

(b)            If to the Company:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

Attention: Stephanie C. Hildebrandt

Email:         [***]

with copies to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston TX 77002

Attention: Ryan J. Maierson

   Nick S. Dhesi

Email:	ryan.maierson@lw.com nick.dhesi@lw.com

or to such other address as the Company, NGCSE Holdings or the Holder may designate to each other in writing from time to time or, if to a transferee or assignee of the Holder or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.09. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02            Binding Effect. This Agreement shall be binding upon the Company, each of the Holders and their respective successors and permitted assigns, including binding upon (i) in the case of the Company, any Person that will be a successor to the Company, whether by merger, consolidation, reorganization, charter amendment, sale of all or substantially all assets or otherwise and (ii) in the case of the Holders, subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03           Assignment of Rights. Except as provided in Section 2.09 and as contemplated by Section 3.02, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04            Recapitalization, Exchanges, Etc. Affecting Shares of Company Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of common stock of the Company or any successor or assign of the Company (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement. As a condition to the effectiveness of any transaction discussed in the prior sentence, the Company shall make provision to ensure that any successor or assign of the Company (i) acknowledges, adopts and assumes in full the Company’s obligations pursuant to this Agreement or (ii) enters into a new registration rights agreement with the holders of the Registrable Securities providing for the same rights set forth herein.

Section 3.05           Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06          Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07          Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08           Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.09          Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10            Entire Agreement. This Agreement, the Merger Agreement and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Merger Agreement with respect to the rights granted by the Company or any of its Affiliates or the Holders or any of its Affiliates set forth herein or therein. This Agreement, the Merger Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11           Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and the Holders of at least the Registrable Securities Required Voting Percentage; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or any Holder from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12           No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13           Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Holders, their respective permitted assignees and the Company shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of a Selling Holder hereunder.

Section 3.14            Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Company has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Company unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by the Holder, such action shall be in such Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ARCHROCK, INC.

By:
Name:
Title:

NGCSE HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Registration Rights and Lock-Up Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT TO

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

The undersigned hereby agrees to be bound by the terms and provisions of that certain Registration Rights and Lock-Up Agreement, dated as of [ • ], 2025, by and among Archrock, Inc., a Delaware corporation, NGCSE Holdings, LLC, a Michigan limited liability company, and each Person who becomes party thereto from time to time (the “Registration Rights and Lock-Up Agreement”), and to join in the Registration Rights and Lock-Up Agreement as a Holder with the same force and effect as if the undersigned were originally a party thereto.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, the undersigned has executed this joinder agreement as of [DATE].

Name:
Address:

A-2

EXHIBIT B

FORM OF REPRESENTATION LETTER

Representation and Agreement Letter
(Transfer to Street Name / Resale Registration Statement)

Date:       [•], 202[•]

To:          [Transfer Agent Name and Address]

Archrock, Inc.

9807 Katy Freeway, Ste. 100

Houston, Texas 77024

With copies to:

[Opining Counsel]

The undersigned (the “Holder”) requests that the restrictive legend be removed from [●] shares of common stock, par value $0.001 per share (the “Shares”), of Archrock, Inc., a Delaware corporation (the “Company”), and that such Shares be registered in the name of or at the direction of [●] (the “Broker”).

In connection with the legend removal, the Holder hereby represents and warrants to, and agrees with, you that:

1.	The Shares are owned of record by the Holder.

2.	The Shares will be held in street name by Broker acting as custodian for the Holder.

3.	The Shares held by the Holder were beneficially acquired from the Company and paid for in full by the Holder (or by the predecessor holders thereof) on [●], 2025, in a transaction not involving a public offering. Accordingly, the Shares are restricted securities within the meaning of Rule 144 under the Securities Act of 1933.

4.	The Holder agrees to make any offer, sale or other transfer (of record or beneficially) of the Shares only in compliance with one of the three following transfer provisions (the “Resale Requirements”) and to take all steps necessary to ensure that the Holder’s affiliates, agents or brokers comply with the Resale Requirements:

a.	The Shares will be offered and sold in compliance with the provisions of Rule 144 applicable to the sales of the Shares by [a non-affiliate] / [an affiliate], including compliance with the holding period under Rule 144(d) and the current reporting requirement of Rule 144(c); or

B-1

b.	The Shares will be offered and sold in the manner described in the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on or about [Insert Date], with respect to the registration of resales by the Holder and that became effective on or about [Insert Date] (the “Registration Statement”), and any offer or sale of all or any portion of the Shares will be undertaken pursuant to, and in the manner described in, the Registration Statement and any prospectus supplement thereto, including compliance with any applicable prospectus delivery requirements; or

c.	The Shares will be otherwise transferred (of record or beneficially) only pursuant to an exemption from registration under the Securities Act of 1933 (or a transaction not involving an offer or sale) and, prior to [Insert Date], only if either:

i.	The transferee and its broker respectively enter into representation and agreement letters in substantially the same form as this Letter and Annex A hereto, in form and substance reasonably satisfactory to the Company; or

ii.	The transferee takes record ownership of the Shares by one or more stock certificates bearing restrictive legends or book-entries at the Company’s transfer agent that include a notation of restricted security status, in either case as the Company deems appropriate.

5.	The Holder agrees that, if the Company shall in the future determine, in the discharge of its duties under securities laws, it is necessary to cause the Shares to be evidenced by a certificate bearing appropriate restrictive transfer legends (or a book-entry that includes a notation of restricted security status), the Holder will take all reasonable action to cause any Shares then owned or controlled by the Holder to be delivered promptly to the Company’s transfer agent in exchange for one or more stock certificates bearing restrictive legends or book-entries that include a notation of restricted security status, in either case as the Company deems appropriate.

6.	The Holder agrees with and for the benefit of the Company that it shall not offer or sell, or cause to be offered or sold, Shares in violation of applicable federal, state and foreign securities laws.

7.	The Holder agrees to cause the Broker to execute and deliver to the Company and the Company’s transfer agent a representation letter, substantially in the form attached as Annex A hereto and signed by a duly authorized representative of the Broker, certifying that the Broker will comply with the Resale Requirements in connection with the Holder’s offer, sale or other transfer of any of the Shares.

8.	The Holder is knowledgeable about the registration requirements of the Securities Act of 1933 and Rule 144. The Holder has seen and carefully reviewed the Registration Statement, Rule 144, and this Letter and advises the Company that it may rely upon the representations, warranties and agreements made herein. If and when any representation or warranty made in this Letter becomes inaccurate or incomplete, or if any agreement in this Letter is violated, the Holder will notify the Company promptly.

The Company, the Company’s legal counsel, the Company’s transfer agent, the Broker, and the Holder’s legal counsel, and their agents and representatives may rely on this Letter.

[Signature page follows]

B-2

Very truly yours,

[NAME]

By:
Name:
Title:

Date: , 202[●]

[Signature Page to Representation and Agreement Letter]

ANNEX A

Broker Representation Letter

Date:       [●], 202[●]

To:          [Transfer Agent Name and Address]

Archrock, Inc.

9807 Katy Freeway, Ste. 100

Houston, Texas 77024

With copies to:

[Opining Counsel]

Please be advised that we are acting as broker or dealer in connection with possible sales, from time to time, of [●] shares of common stock, par value $0.001 per share (the “Shares”), of Archrock, Inc., a Delaware corporation (the “Company”), for the account of [●] (the “Holder”). This letter is being given to induce the Company to allow the Shares to be held by us in street name for the Holder.

In connection with each and every sale of the Shares, we affirm the following:

1.	We understand that the Holder is [not] an “affiliate” of the Company as defined in Rule 144 under the Securities Act of 1933.

2.	We understand that the Shares were beneficially acquired from the Company and paid for in full by the Holder (or by the predecessor holders thereof) on [Insert Date], in a transaction not involving a public offering. Accordingly, we understand that the Shares are restricted securities within the meaning of Rule 144 under the Securities Act of 1933.

3.	We understand and agree to make any offer, sale or other transfer (of record or beneficially) of the Shares only in compliance with one of the three following transfer provisions:

a.	The Shares will be offered and sold in compliance with the provisions of Rule 144 applicable to the sales of the Shares by [a non-affiliate] / [an affiliate], including compliance with the holding period under Rule 144(d) and the current reporting requirement of Rule 144(c); or

b.	The Shares will be offered and sold in the manner described in the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on or about [Insert Date], with respect to the registration of resales by the Holder and that became effective on or about [Insert Date] (the “Registration Statement”), and any offer or sale of all or any portion of the Shares will be undertaken pursuant to, and in the manner described in, the Registration Statement and any prospectus supplement thereto, including compliance with any applicable prospectus delivery requirements; or

Annex A-1

c.	The Shares will be otherwise transferred (of record or beneficially) only pursuant to an exemption from registration under the Securities Act of 1933 (or a transaction not involving an offer or sale) and, prior to [Insert Date], only if either:

i.	The transferee and its broker respectively enter into representation and agreement letters in substantially the same form as the Seller Representation Letter and Annex A thereto, in form and substance reasonably satisfactory to the Company; or

ii.	The transferee takes record ownership of the Shares by one or more stock certificates bearing restrictive legends or book-entries at the Company’s transfer agent that include a notation of restricted security status, in either case as the Company deems appropriate.

4.	We agree that, if the Company shall in the future determine, in the discharge of its duties under securities laws, it is necessary to cause the Shares to be evidenced by a certificate bearing appropriate restrictive transfer legends (or a book-entry that includes a notation of restricted security status), we will take all reasonable action to cause any Shares then owned or controlled by the Holder to be delivered promptly to the Company’s transfer agent in exchange for one or more stock certificates bearing restrictive legends or book-entries that include a notation of restricted security status, in either case as the Company deems appropriate.

5.	We agree with and for the benefit of the Company that we shall not knowingly offer or sell, or cause to be offered or sold, Shares in violation of applicable federal, state and foreign securities laws.

The Company, the Company’s legal counsel, the Company’s transfer agent, and the Holder’s legal counsel, and their agents and representatives may rely on this Letter.

Should you have any questions regarding this matter, please contact the undersigned.

[Signature page follows]

Annex A-2

Very truly yours,

[BROKER NAME]

By:
Name:
Title:

Date: , 202[●]

[Signature Page to Broker Representation Letter]

EXHIBIT G

Sample Closing Statement

G-1

EXHIBIT H

Shareholder Written Consent

H-1

EXHIBIT I

Form of Escrow Agreement

I-1

EXHIBIT J

Form of LLC Sub Merger Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March [ • ], 2025 and effective as of the LLC Sub Merger Effective Time (as defined below), is entered into by and between AROC NGCSE Merger Sub LLC, a Delaware limited liability company (“LLC Sub”), and NGCSE, Inc., a Michigan corporation (“NGCSE”), pursuant to and in accordance with (i) Section 736(7) of the Michigan Business Corporation Act (the “MBCA”) and Section 18-209 of the Delaware Limited Liability Company Act (together with the MBCA, the “Applicable Laws”) and (ii) that certain Agreement and Plan of Merger, dated as of March 10, 2025 (the “Parent Merger Agreement”), by and among Archrock, Inc., a Delaware corporation (“Parent”), NGCSE, Archrock NGCSE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and LLC Sub. NGCSE and LLC Sub are hereinafter sometimes collectively referred to as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, each of LLC Sub and NGCSE is a wholly owned subsidiary of Parent;

WHEREAS, in connection with the performance by LLC Sub and NGCSE of their obligations under Section 1.12 (Post-Closing Merger) of the Parent Merger Agreement and the transactions contemplated by the Parent Merger Agreement, including the merger of NGCSE with and into Merger Sub with NGCSE being the Surviving Corporation (the “Merger”), the board of directors of NGCSE has (i) declared the advisability of this Agreement and the transactions contemplated hereby, including without limitation the merger of NGCSE (as the Surviving Corporation) with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a wholly owned subsidiary of Parent, on the terms, and subject to the conditions, of this Agreement (the “LLC Sub Merger”) and (ii) approved and adopted this Agreement in accordance with the Applicable Laws; and

WHEREAS, LLC Sub, in its capacity as the sole stockholder of NGCSE and Parent in its capacity the sole member of LLC Sub, has (i) determined that it is advisable and in the best interests of NGCSE and LLC Sub, as applicable, to enter into this Agreement and consummate the transactions contemplated by this Agreement, including the LLC Sub Merger, with LLC Sub continuing as the surviving entity on the terms, and subject to the conditions, of this Agreement and (ii) approved this Agreement in accordance with the Applicable Laws, respectively.

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger and the LLC Sub Merger (together, the “Integrated Mergers”), taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Parent Merger Agreement and this Agreement, taken together, constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, LLC Sub and NGCSE each agree as follows:

ARTICLE I.

THE CONSTITUENT COMPANIES

Section 1.01 NGCSE. NGCSE is a corporation duly incorporated and existing under the laws of the State of Michigan and has authorized capital stock of 1,000 shares of common stock, par value $0.01 per shares, of which 1,000 shares are outstanding as of the date of this Agreement.

Section 1.02 LLC Sub. LLC Sub is a limited liability company duly formed and existing under the law of the State of Delaware, and all of its issued and outstanding membership interests are held by Parent as of the date of this Agreement.

ARTICLE II.

THE LLC SUB MERGER

Section 2.01 The LLC Sub Merger. Upon the terms and subject to the conditions of this Agreement, following the Effective Time, at the LLC Sub Merger Effective Time (as defined below), NGCSE will merge with and into LLC Sub in accordance with the provisions of the Applicable Laws. As a result of the LLC Sub Merger, the separate corporate existence of NGCSE shall cease and LLC Sub shall continue its existence under the laws of the State of Delaware as the surviving entity (in such capacity, LLC Sub is sometimes referred to herein as the “Surviving Company”) and wholly owned subsidiary of Parent.

Section 2.02 LLC Sub Merger Effective Time. Subject to the terms and conditions of this Agreement and the Applicable Laws, immediately following the time at which the merger between NGCSE and Merger Sub becomes effective as contemplated by the Parent Merger Agreement, Parent will cause a certificate of merger, prepared and executed in accordance with the relevant provisions of the Applicable Laws to consummate the LLC Sub Merger (“Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware. The LLC Sub Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by the Parties and specified in the Certificate of Merger (the time the LLC Sub Merger becomes effective being the “LLC Sub Merger Effective Time”).

Section 2.03 Effects of the LLC Sub Merger. At the LLC Sub Merger Effective Time, the LLC Sub Merger shall have the effects set forth in this Agreement and the applicable provisions of the Applicable Laws. Without limiting the generality of the foregoing, and subject thereto, at the LLC Sub Merger Effective Time, all the property, rights, privileges, powers and franchises of each of LLC Sub and NGCSE shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of LLC Sub and NGCSE shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 2.04 Effect of the LLC Sub Merger on Limited Liability Company Interests of LLC Sub. At the LLC Sub Merger Effective Time, by virtue of the LLC Sub Merger and without any further action on the behalf of LLC Sub, NGCSE, Parent or any other Person, all of the membership interests of LLC Sub outstanding immediately prior to the LLC Sub Merger Effective Time shall remain unchanged and continue to remain outstanding and held by Parent as sole member of the Surviving Company.

Section 2.05 Effect of the LLC Sub Merger on Capital Stock of NGCSE. At the LLC Sub Merger Effective Time, by virtue of the LLC Sub Merger and without any further action on the behalf of LLC Sub, NGCSE, Parent or any other Person, all equity interests in NGCSE, issued and outstanding immediately prior to the LLC Sub Merger Effective Time will be automatically cancelled and retired and cease to exist without any action required by any person.

Section 2.06 Sole Member. Parent shall be the sole member of LLC Sub.

Section 2.07 Organizational Documents of Surviving Company. At and as of the LLC Sub Merger Effective Time, (a) the certificate of formation of LLC Sub as in effect immediately prior to the LLC Sub Merger Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended, restated or repealed in accordance with the terms thereof or as provided by applicable Law and (b) the limited liability company agreement of LLC Sub as in effect immediately prior to the LLC Sub Merger Effective Time shall be amended and restated in the form in its entirety to be in the form set forth in Exhibit A hereto, until thereafter amended, restated or repealed in accordance with the terms thereof or as provided by applicable Law.

Section 2.08 Tax Treatment. The Parent Merger Agreement and this Agreement, taken together, are intended to constitute, and the Parties hereto adopt the foregoing as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of

Treasury Regulations §§1.368-2(g) and 1.368-3(a).

ARTICLE III.

MISCELLANEOUS

Section 3.01 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 3.02 Entire Agreement. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 3.03 Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 3.04 Headings. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.

Section 3.05 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 3.06 Interpretation; Relationship of Agreements. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Parent Merger Agreement. To the extent of any conflict between the provisions of this Agreement and the Parent Merger Agreement, the provisions of the Parent Merger Agreement shall control.

Section 3.07 Certain Provisions. Section 8.9 (Governing Law; Jurisdiction; WAIVER OF JURY TRIAL), Section 8.10 (Amendments and Waivers) and Section 8.11 (Severability) of the Parent Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and will apply mutatis mutandis hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of undersigned has caused this Agreement and Plan of Merger to be executed on its behalf by its duly authorized signatory as of the date first set forth above.

AROC NGCSE Merger Sub LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

NGCSE, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Amended and Restated Limited Liability Company Agreement

SCHEDULE A

Accounting Principles

Schedule A-1